As filed with the Securities and Exchange Commission on January 22, 2008

Registration No. 333-147998

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM SB-2
REGISTRATION STATEMENT
Under
The Securities Act of 1933

SINO GAS INTERNATIONAL HOLDINGS, INC.
(Name of small business issuer in its charter)

Utah (State or jurisdiction of incorporation or organization)	4923 (Primary Standard Industrial Classification Code Number)	32-0028823 (I.R.S. Employer Identification No.)

No.18 Zhong Guan Cun Dong St.
Haidian District
Beijing, P. R. China 100083
(86-10)8260-0527

(Address and telephone number of principal executive offices and principal place of business)

Yuchuan Liu
No.18 Zhong Guan Cun Dong St.
Haidian District
Beijing, P. R. China 100083
(86-10)8260-0527
(Name, address and telephone number of agent for service)

Copies to:
Jiannan Zhang
Cadwalader, Wickersham & Taft LLP
2301 China Central Place Tower 2
No. 79 Jianguo Road, Beijing 100025, China
Tel: (86-10) 6599-7270

Approximate date of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, as amended check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

 CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, par value $0.001 per share	8,340,762 shares	$3.20	$26,690,438.4	$819.40
Common Stock issuable upon exercise of Placement Agent Warrants(3)	271,074 shares	$3.20	$867,436.8	$26.63
Total	8,611,836 shares		$27,557,875.2	$846.03

(1)
In addition, pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement includes an indeterminate number of additional shares as may be issuable upon any stock split, dividend or other distribution, recapitalization or similar event.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933 based upon the average of the high and low prices of the registrant’s common stock on December 07, 2007 on the over the counter stock market.

(3)	Placement Agent Warrants are exercisable for three years at the exercise price of $4.84 per share.

SUBJECT TO COMPLETION, DATED JANUARY 22, 2008

PROSPECTUS

8,611,836 Shares

SINO GAS INTERNATIONAL HOLDINGS, INC.

Common Stock

This prospectus relates to shares of common stock of Sino Gas International Holdings, Inc. that may be offered for sale for the account of the selling stockholders identified in this prospectus. The selling stockholders may offer and sell from time to time up to 8,611,836 shares of our common stock, which amount includes 271,074 shares to be issued to Roth Capital Partners, Inc., the Placement Agent, only if and when the Placement Agent exercises warrants held by it.

The selling stockholders may sell all or any portion of their shares of common stock in one or more transactions on the over the counter stock market or in private, negotiated transactions. Each selling stockholder will determine the prices at which it sells its shares. Although we will incur expenses in connection with the registration of the common stock, we will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders. We will receive gross proceeds of up to $1,311,998.16 from the exercise of the warrants, if and when they are exercised.

Our common stock is quoted on the Over the Counter Bulletin Board (“OTCBB”) under the symbol “SGAS.OB.” On December 7, 2007, the closing price of our common stock quoted on the OTCBB was $3.20 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

The shares of common stock offered under this prospectus involve a high degree of risk. See “Risk Factors” beginning at page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 22, 2008

We have not authorized any person to give you any supplemental information or to make any representations for us. You should not rely upon any information about our company that is not contained in this prospectus or in one of our public reports filed with the Securities and Exchange Commission (“SEC”) and incorporated into this prospectus. Information contained in this prospectus or in our public reports may become stale. You should not assume that the information contained in this prospectus, any prospectus supplement or the documents incorporated by reference are accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus or of any sale of the shares. Our business, financial condition, results of operations and prospects may have changed since those dates. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.

Unless otherwise indicated, or unless the context otherwise requires, all references in this prospectus to the terms “Company,” “Sino Gas,” “we,” “our,” or “us” shall mean Sino Gas International Holdings, Inc., a Utah corporation.

ii

Prospectus Summary

You should read this summary in conjunction with the more detailed information and financial statements appearing elsewhere in this prospectus.

Our Company

We are engaged in the development of natural gas distribution systems and the distribution of natural gas to residential, commercial and industrial customers in small- and medium-sized cities in China, through our indirectly-owned subsidiaries in the PRC, Beijing Zhong Ran Wei Ye Gas Co., Ltd. (“Beijing Gas”) and its subsidiaries.

Through its subsidiaries, Beijing Gas is a natural gas services operator, principally engaging in the investment, operation and management of city gas pipeline infrastructure, and in the distribution of natural gas to residential an industrial users. Beijing Gas and it subsidiaries own and operate 24 natural gas distribution systems serving approximately 69,860 residential and four industrial customers. Our facilities include approximately 700 km of pipeline and delivery networks with a designed daily capacity of approximately 70,000 cubic meters of gas. Currently, we are constructing an additional four natural gas distribution systems. We own and operate natural gas distribution systems primarily in small and medium sized cities in Hebei, Jiangsu, Jilin, Anhui, and Beijing.

Our offices are located at No.18 Zhong Guan Cun Dong St., Haidian District, Beijing, P. R. China 100083. Our telephone number at this address is 86-10-8260-0527.

The Offering

This offering relates to the offer and sale of our common stock by the selling stockholders identified in this prospectus, including 271,074 shares to be issued to the Placement Agent if it exercises its warrants. The selling stockholders will determine when they will sell their shares, and in all cases will sell their shares at the current market price or at negotiated prices at the time of the sale. Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the shares by the selling stockholders.

If the Placement Agent Warrants are exercised, we will receive gross proceeds of $1,311,998.16. We plan to use proceeds, if any, for general corporate purposes.

Summary Consolidated Financial Information

The following summary financial data are derived from our consolidated financial statements. This information is only a summary and does not provide all of the information contained our financial statements and related notes. You should read the “Management’s Discussion and Analysis or Plan of Operation” beginning on page 16 of this prospectus and our financial statements and related notes included elsewhere in this prospectus.

 Statement of Operations Data:

	Year ended December 31,		Nine Months Ended September 30,
	2005	2006	2006	2007
Net revenue	$10,907,289	10,870,718	4,971,156	10,886,612
Net Income (Loss)	5,702,433	5,165,757	2,188,680	3,254,796

Balance Sheet Data:

	December 31, 2006	Sept. 30, 2007
Total assets	33,882,796	59,401,315
Total liabilities	8,476,015	12,911,699
Shareholders’ equity	25,406,781	59,401,315

Our historical results do not necessarily indicate results expected for any future periods.

Cautionary Statement Concerning Forward-Looking Information

This prospectus and the documents to which we refer you and incorporate into this prospectus by reference contain forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential” or “continue” or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including those described in this prospectus under the heading “Risk Factors” beginning on page 4. These and other factors may cause our actual results to differ materially from any forward-looking statement. Forward-looking statements are only predictions. The forward-looking events discussed in this prospectus, the documents to which we refer you and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us.

Risk Factors

An investment in our common stock is speculative and involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before purchasing any shares of our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties may also adversely impair our business operations. If any of the events described in the risk factors below actually occur, our business, financial condition or results of operations could suffer significantly. In such case, the value of your investment could decline and you may lose all or part of the money you paid to buy the shares of common stock.

Risks Related to Our Business

We are dependent on supplies of natural gas to deliver to our customers.

The basic business model of our business is to purchase natural gas from our suppliers, and sell such natural gas to our industrial and residential customers for a profit.

As we do not own natural gas reserves, we depend on natural gas supply from a small number of suppliers. While we typically enter into multiple-year gas supply contracts with our suppliers, the supply contracts are subject to revewal every twelve months. If key terms of these supply contracts are changed after the annual review, or if our suppliers breach any of the key terms of the supply contracts, we will not be able to deliver the natural gas to our customers. While we have not experienced any shortage of supply in the past, we cannot assure you that natural gas will continue to be available to us. In the event that our current suppliers are unable to provide us with the natural gas we require, we may be unable to find alternative sources, or find alternative sources at reasonable prices. In such an event, our business and financial results would be materially and adversely affected.

The price of natural gas is subject to uncertain government regulations and market conditions.

The price of natural gas is subject to uncertain government regulations and market conditions in the PRC which are subject to change or fluctuations. While our costs for natural gas are subject to control by the PRC government and we have not experienced any significant price fluctuations over the past few years, we can not assure you that the price of natural gas will not vary significantly in the future. Numerous factors, most of which are beyond our control, drive the price and supply of natural gas. Some of these factors are: general international and domestic political and economic conditions, wars, OPEC actions, industry capacity utilization and government regulations. The war in Iraq and uncertain international political conditions could drive the price of natural gas upwards, thus reducing our profit margins in selling the natural gas to our customers. Any production restrictions imposed by OPEC on crude oil and natural gas could also reduce the inventory of the natural gas and drive the price upwards, reducing our profits. The price at which we sell to customers will be subject to approval by the Chinese government and is thus heavily regulated. Although in the past three years there were no significant changes in regulations, we cannot assure you this will be the case inthe future. Any change in PRC governmental regulations such as labor law regarding the minimum wage could materially and adversely affect our profits.

Our success depends on our ability to identify and develop operational locations and negotiate and enter into favorable franchise agreements with local governments at the operation locations.

Our success depends on our ability to identify new operational locations in small-and -medium-sized cities in China and negotiate and enter into favorable franchise agreements with local governments that grant us long-term exclusive right to develop the natural gas distribution network and supply natural gas in the operational location. Our failure to identify and develop new operational locations and obtain the exclusive rights to be the developer of natural gas distribution networks and distribute natural gas in such operational locations would curb our revenue growth and may adversely impact our financial condition and operating results.

Our success depends on our ability to obtain large industrial supply contracts and master residential supply contracts with large quantity of end users.

Our success depends on our ability to obtain large industrial supply contracts and master residential supply contracts with a large quantity of end users. Our failure to obtain large industrial supply contracts and master residential supply contracts with a large quantity of end users will adversely affect our ability to generate revenue and our growth potential and may adversely impact our financial condition and operating results.

Our inability to fund our capital expenditure requirements may adversely affect our growth and profitability.

Our business is capital intensive. Our continued growth is dependent upon our ability to generate more revenue from our existing distribution systems and raise capital from outside sources. We believe that in order to continue to capture additional market share, we will have to raise more capital to fund the construction and installation of the natural gas distribution network for our customers under existing contracts and for additional customers. Over the next six months, we expect that will need approximately US$ 40~50 million for acquisition and expansion of our business, of which approximately US$ 30~40 million will be raised by debt financing or equity financing. Our ability to obtain needed financing at any time may depend on a number of factors, including our financial condition and results of operations, the condition of the PRC economy and the natural gas industry in the PRC, and conditions in relevant financial markets in the United States, the PRC and elsewhere in the world. In the future we may be unable to obtain the necessary financing on a timely basis and on acceptable terms, and our failure to do so may adversely affect our financial position, competitive position, growth and profitability.

We may not be able to effectively control and manage our growth.

From August 2003 to September 2007, we have entered into 24 franchise agreements with 24 local government to provide natural gas to certain newly developed residential communities, and we expect that we will secure more of such franchise agreements in the years to come.

If our business and markets grow and develop, it will be necessary for us to finance and manage expansion in an orderly fashion. In addition, we may face challenges in managing expanding natural gas distribution network and service offerings and in integrating acquired businesses with our own. Our business expansion has resulted, and will continue to result, in substantial demands on our management, operational, technological and other resources. To manage and support our growth, we must improve our existing operational, administrative and technological systems and our financial and management controls, and recruit, train and retain additional qualified technical and management personnel as well as other administrative and sales and marketing personnel, particularly as we expand into new markets. We cannot assure you that we will be able to effectively and efficiently manage the growth of our operations, recruit and retain qualified technical and management personnel and integrate new communities into our operations. Any failure to effectively and efficiently manage our expansion may materially and adversely affect our ability to capitalize on new business opportunities, which in turn may have a material adverse impact on our financial condition and results of operations.

The nature of our natural gas operations is highly risky and we may be subject to civil liabilities as a result of our business of gas operations.

Our natural gas operations are subject to potential hazardous accidents to the gathering, processing, separation, storage and delivery of natural gas, such as pipeline ruptures, explosions, product spills, leaks, emissions and fires. These potential hazardous accidents can cause personal injury and loss of life, severe damage to and destruction of property and equipment, and pollution or other environmental damage, and may result in suspension or shutting down of operations at the affected facilities of residential areas. Consequently, we may face civil liabilities in the ordinary course of our business. These liabilities may result in us being required to make indemnification payments in accordance with the applicable contracts and regulations. At present, we do not carry any insurance to cover such liabilities in the ordinary course of our business. Although we have not faced any civil liabilities in the past since we started the current line of business in the ordinary course of our natural gas operations, there is no assurance that we will not face such liabilities in the future. If such liabilities occur in the future, they may adversely and materially affect our operations and financial condition.

Changes in the regulatory environment could adversely affect our business.

The distribution of natural gas to industrial and residential customers and operation of filling stations are highly regulated in the PRC requiring registrations with the government for the issuance of licenses required by various governing authorities in the PRC. For example, to operate in our line of business, we are required to obtain and maintain licenses such as the Natural Gas Business License and the franchise Business License. In addition, there are various standards that must be met for filling stations including handling and storage of natural gas, tanker handling, and compressor operation which are regulated by the government. The costs of complying with regulations may increase which may in turn harm our business. Furthermore, future changes in environmental laws and regulations in the PRC could occur that could result in stricter standards and enforcement, larger fines and liability, and increased capital expenditure requirement and operating costs, any of which could have a material adverse effect on our financial condition or results of operations.

We may not be able to effectively protect our proprietary technology, which could harm our business and competitive position.

Our success depends, in part, on our ability to protect our proprietary technologies. At present, we use an unpatented proprietary natural gas compression process that allows us to effectively and economically compress natural gas and distribute it. This process was developed by us based on a patented technology co-owned by our Chairman and Chief Executive Officer, Mr. Yu-Chuan Liu, and another individual who is not associated with our company. We cannot assure you that we are, and will be able to effectively protect our technology, and our current or potential competitors do not have, and will not obtain or develop similar compression process, the occurrence of either of which could harm our business and competitive position.

Implementation of PRC intellectual property-related laws has historically been lacking, primarily because of ambiguities in the PRC laws and difficulties in enforcement. Accordingly, intellectual property rights and confidentiality protections in the PRC may not be as effective as in the United States or other developed countries. Policing unauthorized use of proprietary technology is difficult and expensive, and we might need to resort to litigation to enforce our rights or defend us, or to determine the enforceability, scope and validity of our proprietary rights or those of others. Such litigation may require significant expenditure of cash and management efforts and could harm our business, financial condition and results of operations. An adverse determination in any such litigation will impair our intellectual property rights and may harm our business, competitive position, and business prospects.

We may be exposed to intellectual property infringement and other claims by third parties, which, if successful, could cause us to pay significant damage awards and incur other costs.

At present, we use an unpatented, proprietary natural gas compression process that allows us to effectively and economically compress natural gas and distribute it. This process was developed by us based on a patented technology co-owned by our Chairman and Chief Executive Officer, Mr. Yu-Chuan Liu, and another individual who is not associated with our company. In developing the process, we did not obtain and have not obtained authorization from such individual to use the patented technology. We believe that the technology we use is significantly improved and distinguished from the original patented technology, and any infringement claim related to the original patented technology would be unlikely to succeed. However, we cannot assure you that our assessment is and will be correct. In addition, as litigation becomes more common in the PRC in resolving commercial disputes, we face a higher risk of being the subject of intellectual property infringement claims. The validity and scope of claims relating to natural gas compression technology and related devices and machines patents involve complex technical, legal and factual questions and analysis and, therefore, may be highly uncertain. The defense and prosecution of intellectual property suits, patent opposition proceedings and related legal and administrative proceedings can be both costly and time consuming and may significantly divert the efforts and resources of our technical and management personnel. An adverse determination in any such litigation or proceedings to which we may become a party could subject us to significant liability, including damage awards to third parties, court orders requiring us to seek licenses from third parties, to pay ongoing royalties, or to redesign our products or subject us to injunctions preventing us from providing gas services to our customers as required by various contracts we entered. Protracted litigation could also result in our customers or potential customers deferring or limiting their purchase or use of our products until resolution of such litigation.

Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations.

We have a limited operating history. We commenced our current line of business of offering natural gas to customers in certain cities in China in 2003. Our limited operating history may not provide a meaningful basis on which to evaluate our business. Although our revenues and profits have grown since we started our current business, we cannot assure you that we will maintain our profitability or that we will not incur net losses in the future. We will continue to encounter risks and difficulties frequently experienced by companies at a similar stage of development, including our potential failure to:

•	raise adequate capital for expansion and operations;

•	implement our business model and strategy and adapt and modify them as needed;

•	increase awareness of our brands, protect our reputation and develop customer loyalty;

•	manage our expanding operations and service offerings, including the integration of any future acquisitions;

•	maintain adequate control of our expenses;

•
anticipate and adapt to changing conditions in the natural gas utility market in which we operate as well as the impact of any changes in government regulations, mergers and acquisitions involving our competitors, technological developments and other significant competitive and market dynamics.

If we are not successful in addressing any or all of these risks, our business may be materially and adversely affected.

We do not have key man insurance on our Chairman and CEO, Mr. Liu, on whom we rely for the management of our business.

We depend, to a large extent, on the abilities and participation of our current management team, but have a particular reliance upon Mr. Yu Chuan Liu. The loss of the services of Mr. Liu, for any reason, may have a material adverse effect on our business and prospects. We cannot assure you that the services of Mr. Liu will continue to be available to us, or that we will be able to find a suitable replacement for Mr. Liu. We do not carry key man life insurance for any key personnel.

In addition, our future success also depends upon the continuing services of the other members of our senior management team, including our Marketing Director, Zhi Min Zhong; our Vice President and Chief Engineer, Shu Kui Bian; and our Chief Financial Officer, Vincent Hu. If one or more of our senior executives or other key personnel are unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, and our business may be disrupted and our financial condition and results of operations may be materially and adversely affected. Competition for senior management and senior technology personnel in our line of business is intense in China, the pool of qualified candidates is very limited, and we may not be able to retain the services of our senior executives or senior technology personnel, or attract and retain high-quality senior executives or senior technology personnel in the future. Such failure could materially and adversely affect our future growth and financial condition.

We do not presently maintain product liability insurance, and our property equipment insurance does not cover their full value, which leaves us with exposure in the event of loss or damage to our properties or claims filed against us.

We currently do not carry any product liability or other similar insurance. While product liability lawsuits in the PRC are not common and we have never experienced significant failures of our products, we cannot assure you that we would not face such liability in the event of the failure of any of our products. We do not carry any property insurance to cover our real property, natural gas pipelines, storage facilities and equipment, nor do we have other insurance such as business liability or disruption insurance coverage for our operations in the PRC.

We do not maintain a reserve fund for warranty or defective equipment claims. Our costs could substantially increase if we experience a significant number of warranty claims.

Currently, we provide one year service warranty for the end user equipment, such as gas indoor pipes and gas meters to our customers after we have installed the gas distribution systems and commenced gas supply for them. The warranties require us to repair and replace defective components. Since we started our current line of business, we have received a very limited number of warranty claims for our products that only involved minor repairs and whose costs were negligible (around $250 in total) . Consequently, the costs associated with our warranty claims have historically been very low. Therefore, we have not established any reserve funds for potential warranty claims. However, if we experience any increase in warranty claims or if our repair and replacement costs associated with warranty claims increase significantly, it would have a material adverse effect on our financial condition and results of operations.

Risks Related to Doing Business in the PRC.

We face the risk that changes in the policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and the profitability of such business.

All of our business operations are conducted in China. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. The Chinese economy differs from the economies of most developed countries in many respects, including level of government involvement in economic activities, stage of national development, and control of foreign exchange.

While the Chinese economy has grown significantly in the past 20 years, the growth has been uneven, both geographically and among various sectors of the economy.

The PRC’s economy is in a transition from a planned economy to a market oriented economy subject to five-year and annual plans adopted by the government that set national economic development goals. Policies of the PRC government can have significant effects on the economic conditions of the PRC. The PRC government has confirmed that economic development will follow the model of a market economy. Under this direction, we believe that the PRC will continue to strengthen its economic and trading relationships with foreign countries and business development in the PRC will follow market forces. While we believe that this trend will continue, we cannot assure you that this will be the case. A change in policies by the PRC government could adversely affect our interests by, among other factors: changes in laws, regulations or the interpretation of laws and regulations, confiscatory taxation, restrictions on currency conversion, imports or sources of supplies, or the expropriation or nationalization of private enterprises. Although the PRC government has been pursuing economic reform policies for more than two decades, we cannot assure you that the government will continue to pursue such policies or that such policies may not be significantly changed, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting the PRC's political, economic and social life.

The PRC laws and regulations governing our current business operations are sometimes vague and uncertain. Any changes in such PRC laws and regulations may have a material and adverse effect on our business.

We conduct substantially all of our business through our subsidiary, Beijing Gas, established in China. Beijing Gas is generally subject to laws and regulations applicable to foreign investment in China and, in particular, laws applicable to wholly foreign-owned enterprises. The PRC legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to the laws and regulations governing our business, or the enforcement and performance of our arrangements with customers in the event of the imposition of new laws or regulations, or new interpretation of existing laws and regulations. Beijing Gas and any future PRC subsidiaries are considered foreign invested enterprises under PRC laws, and as a result, we are required to comply with PRC laws and regulations governing foreign invested enterprises. These laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses.

A slowdown or other adverse developments in the PRC economy may materially and adversely affect our customers, demand for our services and our business.

We are a holding company. All of our operations are conducted in the PRC and all of our revenues are generated from sales in the PRC. Although the PRC economy has grown significantly in recent years, we cannot assure you that such growth will continue. The use of natural gas for commercial and residential consumption in the PRC is relatively new and growing, but we do not know how sensitive we are to a slowdown in economic growth or other adverse changes in the PRC economy which may affect demand for natural gas. A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the PRC may materially reduce the demand for natural gas and materially and adversely affect our business.

Inflation in the PRC could negatively affect our profitability and growth.

While the PRC economy has experienced rapid growth in recent years, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. If prices for our products and services rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may have an adverse effect on profitability. In order to control inflation in the past, the PRC government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. Such an austerity policy can lead to a slowing of economic growth. In October 2004, the People’s Bank of China, the PRC’s central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy. In 2007, the People’s Bank of China raised the interest rates again. Repeated rises in interest rates by the central bank would likely slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our products and services.

Beijing Gas is subject to restrictions on paying dividends and making other payments to us.

We are a holding company incorporated in the State of Utah and do not have any assets or conduct any business operations other than our investments in our subsidiaries. As a result of our holding company structure, we rely primarily on dividends payments from our subsidiary in China. However, PRC regulations currently permit payment of dividends only out of retained earnings, as determined in accordance with PRC accounting standards and regulations. Our subsidiary and affiliated entity in China are also required to set aside a 10% of their after-tax profits according to PRC accounting standards and regulations to fund certain reserve funds. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of China. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency. See “Government control of currency conversion may affect the value of your investment.” Furthermore, if our subsidiary or affiliated entity in China incurs debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiary is unable to receive the revenues due from our operations, we may be unable to pay dividends on our common stock. As of now, we have not attempted to distribute and remit any dividends from our subsidiaries in China and therefore, we have not experienced restrictions.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of Renminbi, the Chinese currency, into foreign currencies and, in certain cases, the remittance of currency out of the PRC. We receive substantially all of our revenues in Renminbi, which is currently not a freely convertible currency. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency dominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, and interest payments, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where Renminbi is to be converted into foreign currency and remitted out of the PRC to pay capital expenses such as the repayment of bank loans denominated in foreign currencies.

The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain of our expenses as they come due.

The fluctuation of the Renminbi may materially and adversely affect your investment.

The value of the Renminbi (“RMB”) against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC's political and economic conditions. As we rely entirely on revenues earned in the PRC, any significant revaluation of the RMB may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities into RMB for our operations, appreciation of the RMB against the U.S. dollar could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of making payments for dividends on our common stock or for other business purposes and the U.S. dollar appreciates against the RMB, the U.S. dollar equivalent of the RMB we convert would be reduced. In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an approximately 7.4% appreciation of the RMB against the U.S. dollar between July 21, 2005 and September 28, 2007. While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the U.S. dollar.

The discontinuation of any preferential tax treatment currently available to us and the increase in the enterprise income tax in the PRC could in each case result in a decrease of our net income and materially and adversely affect our results of operations.

The basic enterprise income tax rate for foreign-invested enterprises in the PRC is currently 33.0% (30.0% state tax and 3.0% local tax). The PRC government has provided various incentives to foreign-invested enterprises and domestic companies operating in a national level economic and technological development zone, including reduced tax rates and other measures. For example, Beijing Gas, which is registered and operating in a high-tech zone in Beijing, has been qualified as a “high or new technology enterprise.” As a result, it is entitled to a preferential enterprise income tax rate of 15.0% so long as it continues to operate in the high-tech zone and maintains its “high or new technology enterprise” status. Beijing Gas is entitled to a two-year exemption from the enterprise income tax for its first two profitable years of operation, which were 2003 and 2004. Beijing Gas is thereafter entitled to a preferential enterprise income tax rate of 7.5% for the succeeding three years (with an exceptional tax rate of 9.0% for 2005), which will expire on December 31, 2007. However, we cannot assure you that the current preferential tax treatments and the current level of the enterprise income tax enjoyed by our PRC operating subsidiary will continue, and any legislative changes to the tax regime could discontinue any preferential tax treatment and increase the enterprise income tax rate applicable to our principal subsidiaries in the PRC.

Specifically, the PRC Enterprise Income Tax Law, or the EIT Law, was enacted on March 16, 2007. Under the EIT Law, effective on January 1, 2008, China will adopt a uniform tax rate of 25.0% for all enterprises (including foreign-invested enterprises) and revoke the current tax exemption, reduction and preferential treatments applicable to foreign-invested enterprises. However, the current preferential tax rate of 15.0% applicable to high and new technology enterprises and the current preferential tax treatments for all enterprises (including foreign-invested enterprises) will be grandfathered for a period of five years following the effective date of the EIT Law. The EIT Law applies to all of our PRC operating subsidiaries, including Beijing Gas, which is currently both a high and new technology enterprise and a foreign-invested enterprise. Any future increase in the enterprise income tax rate applicable to our PRC operating subsidiaries or other adverse tax treatments, such as the discontinuation of preferential tax treatments, would have a material adverse effect on our results of operations and financial condition.

Dividends payable by us to our foreign investors may become subject to withholding taxes under PRC tax laws.

Under the EIT Law, dividends payable to foreign investors which are “derived from sources within the PRC” may be subject to income tax at the rate of 20% by way of withholding. Since we are a holding company and substantially all of our income will come from dividends that we receive from our PRC subsidiaries, dividends that we declare from such income may be deemed “derived from sources within the PRC” for purposes of the EIT Law and therefore subject to a 20% withholding tax. While the EIT Law stipulates that such taxes may be exempted or reduced, since no rules or guidance concerning the new tax law have been issued yet, it is unclear under what circumstances, and to what extent, such tax would be exempted or reduced. One example of a limitation on the 20% withholding tax is the way in which, pursuant to a treaty for the avoidance of double taxation, income tax levied by the PRC authorities on U.S. investors may not exceed 10% of the gross amount of the dividends, provided that we are deemed to be a PRC resident enterprise under the new tax law. If we are required under the EIT Law to withhold PRC income tax on our dividends payable to our foreign shareholders, the value of your investment in our common stock may be materially and adversely affected.

Gains on the sales of our shares may become subject to PRC income taxes.

Under the EIT Law, our foreign corporate shareholders may be subject to a 20% income tax upon any gains they realize from the transfer of their shares, if such income is regarded as income from “sources within the PRC.” What will constitute “sources within the PRC” and whether or not there will be any exemption or reduction in taxation for our foreign corporate investors, however, are unclear since no rules or guidance concerning the new tax law has been issued yet. If our foreign shareholders are required to pay PRC income tax on the transfers of their shares, the value of your investment in our common stock may be materially and adversely affected.

Recent PRC State Administration of Foreign Exchange (“SAFE”) Regulations regarding offshore financing activities by PRC residents, have undertaken continuous changes which may increase the administrative burden we face and create regulatory uncertainties that could adversely affect the implementation of our acquisition strategy, and a failure by our shareholders who are PRC residents to make any required applications and filings pursuant to such regulations may prevent us from being able to distribute profits and could expose us and our PRC resident shareholders to liability under PRC law.

Recent regulations promulgated by the PRC State Administration of Foreign Exchange, or SAFE, regarding offshore financing activities by PRC residents have undergone a number of changes which may increase the administrative burden we face.

In October 2005, SAFE promulgated regulations in the form of public notices, which require registrations with, and approval from, SAFE on direct or indirect offshore investment activities by PRC resident individuals. The SAFE regulations require that if an offshore company directly or indirectly formed by or controlled by PRC resident individuals, known as “SPC”, intends to acquire a PRC company, such acquisition will be subject to strict examination by the SAFE. Without registration, the PRC entity cannot remit any of its profits out of the PRC as dividends or otherwise. Gas (BVI) is deemed a SPC under these SAFE regulations. As such, our shareholders who are PRC residents, must comply with the registration and disclosure requirements provided under the SAFE regulations. Mr. Yu Chuan Liu, our Chairman and Chief Executive Officer, has completed the registration with the SAFE and has been issued a SAFE certificate was issued by SAFE to Beijing Gas in August 2006. We have determined that there are about a dozen of additional shareholders who are subject to the SAFE regulations and whose compliance status will have a material effect on our ability to remit any of our profits out of the PRC as dividends or otherwise. In addition, we have agreed with the Investors of this round of financing that within ninety (90) days of the closing such additional shareholders will file registration with SAFE, and obtain SAFE certificates. The failure by our shareholders who are PRC residents to make any required applications and filings pursuant to such regulations may prevent us from being able to distribute profits and could expose us and our PRC resident shareholders to liability under PRC law.

Any recurrence of severe acute respiratory syndrome, or SARS, or another widespread public health problem, could adversely affect our operations.

In 2002, a breakout of SARS in China and other parts of Asia resulted in major disruptions to the economy of China and Asia. A renewed outbreak of SARS or another widespread public health problem in the PRC, where all of the Company’s revenue is derived, could have an adverse effect on our operations. Our operations may be impacted by a number of health-related factors, including quarantines or closures of some of our offices that would adversely disrupt our operations.

Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our operations.

Because our principal assets are located outside of the United States and nearly all of our directors and all our officers reside outside of the United States, it may be difficult for you to enforce your rights based on U.S. Federal Securities Laws against us and our officers and some directors in the U.S. or to enforce U.S. Court Judgment against us or the directors or officers in the PRC.

Four of our five directors and all of our officers reside outside of the United States. In addition, our operating subsidiaries are located in the PRC and substantially all of our assets are located outside of the United States. It may therefore be difficult for investors in the United States to enforce their legal rights based on the civil liability provisions of the U.S. Federal securities laws against us in the courts of either the U.S. or the PRC and, even if civil judgments are obtained in U.S. courts, to enforce such judgments in PRC courts. Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement against us or our officers and directors of criminal penalties, under the U.S. Federal securities laws or otherwise.

We may face obstacles from the communist system in the PRC.

Foreign companies conducting operations in PRC face significant political, economic and legal risks. The Communist regime in the PRC, including a cumbersome bureaucracy, may hinder Western investment.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

The PRC historically has not adopted a western style of management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

Risks Related to Our Common Stock.

Our officers, directors and affiliates control us through their positions and stock ownership and their interests may differ from other stockholders.

Our officers, directors and affiliates beneficially own approximately 63.7% of our Common Stock. Yu chuan Liu, our Chairman, and Chief Executive Officer, beneficially owns approximately 25.9% and Mr. Quandong Sun, a director, beneficially owns 21.4% of our Common Stock. As a result, Mr. Liu and Mr. Sun are able to influence the outcome of stockholder votes on various matters, including the election of directors and extraordinary corporation transactions including business combinations. Yet Mr. Liu and Mr. Sun’s interests may differ from other stockholders. Furthermore, the current ratios of ownership of our common stock reduce the public float and liquidity of our common stock which can in turn affect the market price of our common stock. Please refer to “Security Ownership of Certain Beneficial Owners and Management” of this Registration Statement for more information regarding beneficial ownership of securities of our management.

We are not likely to pay cash dividends in the foreseeable future.

We currently intend to retain any future earnings for use in the operation and expansion of our business. We do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate. Should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary in the PRC. In addition, our operating subsidiary, from time to time, may be subject to restrictions on its ability to make distributions to us, including as a result of restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions.

There is currently a limited trading market for our common stock.

Our common stock is quoted on the over-the-counter Bulletin Board. However, our bid and asked quotations have not regularly appeared on the OTC Bulletin Board for any consistent period of time. There is no established trading market for our common stock and our common stock may never be included for trading on any stock exchange or through any other quotation system (including, without limitation, the NASDAQ Stock Market). You may not be able to sell your shares due to the absence of a trading market.

Our Common Stock may be considered to be a “penny stock” and, as such, the market for our Common Stock may be further limited by certain SEC rules applicable to penny stocks.

To the extent the price of our common stock remains below $5.00 per share, we have net tangible assets of $2,000,000 or less, or if we fall below certain other thresholds, our common shares will be subject to certain “penny stock” rules promulgated by the SEC. Those rules impose certain sales practice requirements on brokers who sell penny stock to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000). For transactions covered by the penny stock rules, the broker must make a special suitability determination for the purchaser and receive the purchaser’s written consent to the transaction prior to the sale. Furthermore, the penny stock rules generally require, among other things, that brokers engaged in secondary trading of penny stocks provide customers with written disclosure documents, monthly statements of the market value of penny stocks, disclosure of the bid and asked prices and disclosure of the compensation to the brokerage firm and disclosure of the sales person working for the brokerage firm. These rules and regulations adversely affect the ability of brokers to sell our common shares and limit the liquidity of our securities.

Our common stock is illiquid and subject to price volatility unrelated to our operations.

The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited, we are incorporated in non-U.S. jurisdictions, we conduct substantially all of our operations in China, and all of our officers reside outside the United States.

We conduct substantially all of our operations in China through our wholly owned subsidiaries in China. All of our officers reside outside the United States and some or all of the assets of those persons are located outside of the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in China in the event that you believe that your rights have been infringed under the securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the PRC may render you unable to enforce a judgment against our assets or the assets of our directors and officers. As a result of all of the above, our public stockholders may have more difficulty in protecting their interests through actions against our management, directors or major stockholders than would stockholders of a corporation doing business entirely within the United States.

A large number of shares will be eligible for future sale and may depress our stock price.

We are required under the Registration Rights Agreement to register for sale by the investors and certain other parties a total number of 10,111,836 shares of Common Stock, including 1,771,074 shares of common stockwhich are issuable upon (i) exercise of warrants issued to the Placement Agent in the Private Financing, and (ii) shares of Common Stock issuable based on the “Make Good” provisions of the Stock Purchase Agreement. As these shares are placed on the market for sale, it will increase the supply of stocks for sale, and therefore depress the selling price of our stock.

Sales of substantial amounts of common stock, or a perception that such sales could occur, and the existence of options or warrants to purchase shares of common stock at prices that may be below the then current market price of the common stock, could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of our equity securities.

The exercise of certain warrants will dilute the investment by current investors.

Currently our outstanding warrants include: (i) series A warrants to purchase an aggregate of 241,708 shares of common stock at $3.84 per share, (ii) series C warrants to purchase an aggregate of 3,083,588 shares of common stock at $3.375 per share, (iii) series G warrants to purchase an aggregate of 109,489 shares of common stock at $3.84 per share, (iv) series F warrants to purchase an aggregate of 271,074 shares of common stock at $4.84 per share and (v) placement agent series R warrant to purchase an aggregate of 271,074 shares of common stock at $4.84 per share. Under the existing warrants, a total of 3,976,933 common shares will need to be issued by us if the warrant holders decide to exercise the warrants. If this happens, the investment of our current shareholders would be significantly diluted.

Use of Proceeds

We will not receive any proceeds from the sale by the selling stockholders of the shares of common stock covered by this prospectus. We will receive gross proceeds of up to $1,311,998.16 from the exercise of the warrants, if and when they are exercised.

Market for Common Equity and Related Stockholder Matters

Our common stock is quoted on the OTC Bulletin Board under the symbol SGAS.OB. There was no public trading activity in our shares during the past two fiscal years through September 7, 2006. Since our September 7, 2006 reverse merger with GAS Investment China Co., Ltd. (“Gas (BVI)”), there has been some minimal trading activity in our shares. The following table provides the high and low sales prices for our common stock as reported for the periods indicated.

Such prices are based on inter-dealer bid and asked prices, without markup, markdown, commissions, or adjustments and may not represent actual transactions.

CALENDAR QUARTER ENDED	HIGH BID(S)	LOW BID(S)
September 30, 2006(1)	$0.04	$0.014
December 31, 2006	$5.00	$3.60
March 31, 2007	$11.12	$6.1
June 30, 2007	$8.0	$4.0
September 30, 2007	$6.0	$3.7
December 31, 2007	$4.5	2.75

 (1) We completed our reverse merger with GAS Investment China Co., Ltd. (“Gas (BVI)”) on September 7, 2006.

As of October 31, 2007, there were 658 holders of record of our common stock.

Dividends

Our board of directors has not declared a dividend on our common stock during the last two fiscal years or the subsequent interim period and we do not anticipate the payment of dividends in the near future, as we intend to reinvest our profits to grow operations.

Warrants

There are series A warrants to purchase an aggregate of 241,708 shares of common stock at $3.84 per share, series C warrants to purchase an aggregate of 3,083,588 shares of common stock at $3.375 per share, series G warrants to purchase an aggregate of 109,489 shares of common stock at $3.84 per share and series F warrants to purchase an aggregate of 271,074 shares of common stock. There are also placement agent warrants to purchase 271,074 shares of common stock at $4.84 per share. The warrants were issued to investors on Sept. 7, 2007. The warrants expire in 2012. The placement agent warrant is exercisable for three years following the issuance date.

Securities authorized for issuance under equity compensation plans

The board of directors of the Company adopted a stock option plan on November 19, 2007. Under the plan, the Company is authorized to issue options to purchase up to 1,460,000 shares of the common stock and the options may be issued as incentive stock options, non-qualified options, restricted stock options, or stock appreciation rights. As of December 10, 2007, no options have been issued under the plan.

Management’s Discussion and Analysis or Plan of Operation

The following discussion and analysis of our consolidated financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes of Sino Gas appearing elsewhere in this prospectus . This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" in this prospectus .

Organizational History of Sino Gas

Sino Gas International Holdings, Inc. was incorporated under the laws of the State of Utah on August 19, 1983 as Evica Resources, Inc. On April 5, 1984, we changed our name to American Arms, Inc. American Arms, Inc. commenced the manufacture and sale of weapons and laser sights. On April 12, 1988, we changed our name to American Industries, Inc. as we were no longer engaged in the manufacturing and sale of weapons and laser sights. American Industries, Inc. was in the business of providing room safes for hotels.

On February 19, 2002, we formed a subsidiary corporation named Pegasus Tel, Inc. under the laws of the State of Delaware, in order to enter into the telecommunications business. On March 28, 2002, Pegasus Tel, Inc. merged with Pegasus Communications, Inc., a New York corporation, with Pegasus Tel, Inc. as the surviving entity. On January 14, 2002 we purchased payphone assets consisting of 29 payphones and associated equipment from the Margaretville Telephone Company for $11,600.00.

On May 21, 2002, we changed our name to Dolce Ventures, Inc. We were an inactive shell company between May 2002 and September 7. 2006.

On September 7, 2006, the shareholders holding 72,569,764 shares of our common stock, which constituted 72.01% of the then outstanding shares of our capital stock, sold all of their shares to GAS Investment China Co., Ltd. (“Gas (BVI)”), the parent company of Beijing Gas, for a cash consideration of $675,000. On the same date, we consummated a share exchange transaction with the shareholders of Gas (BVI), whereby we exchanged 14,361,646 shares of our Series A Convertible Preferred Stock, par value $0.001 per share (“Series A Preferred”), which constituted all of the then outstanding shares of our Series A Preferred, for all of the issued and outstanding stock of Gas (BVI) held by the shareholders of Gas (BVI). As a result of the share exchange transaction, Gas (BVI) became our wholly-owned subsidiary, and Beijing Gas became our indirectly wholly-owned subsidiary. In addition, as a result of the share exchange transaction, we ceased being a shell company as such term is defined in Rule 12b-2 under the Exchange Act and are now engaged in the development of natural gas distribution systems and the distribution and supply of natural gas in the PRC.

On November 17, 2006, we changed our name to Sino Gas International Holdings, Inc. and effected a 304.44-for-1 reverse stock split which reduced the number of the outstanding shares of our common stock from 100,770,140 to 331,002. Upon the effectiveness of the reverse stock split, each of the 14,361,646 shares of the then outstanding Series A Preferred was automatically converted into one share of our common stock, resulting in all of the shareholders of Gas (BVI) immediately prior to the share exchange owning approximately 97.7% of the outstanding shares of our common stock immediately after the reverse stock split, with Mr. Yuchuan Liu, the CEO of our company, owning 36.7%, Bas (BVI) owning 1.6% and the original shareholders of Dolce Ventures, Inc. immediately prior to the share exchange owning 0.6%.

Organizational History of GAS Investment China Co., Ltd.

Gas (BVI) was incorporated on June 19, 2003 in the the British Virgin Islands with Mr. Liu Yu Chuan as its sole shareholder. Gas (BVI) is the holding company for Beijing Gas. Gas (BVI) has no business operations, assets or liabilities, apart from organizational expenses and fees.

Overview

We are engaged in the development of natural gas distribution systems and the distribution of natural gas to residential, and industrial customers in small- and medium-sized cities in China, through our indirectly-owned subsidiaries in the PRC, Beijing Gas and its subsidiaries.

Beijing Gas is organized as a holding company with 26 subsidiaries, known as project companies, in four provinces, and four branches offices in Beijing, as shown on the corporate structure chart provided below. The project companies are the operating subsidiaries of Beijing Gas. Each project company operates as a local natural gas distributor in a city or county, known as an operational location, under an exclusive franchise agreement between Beijing Gas and the local government or entities in charge of gas utility, pursuant to which Beijing Gas formed the project company to operate the natural gas distribution project in the operational location. These exclusive franchise agreements last between 20-30 years.

In addition, Beijing Gas holds a 40% equity interest in Beijing Zhong Ran Xiang Ke Oil and Gas Technology Co. Ltd. (“Beijing Zhong Ran Xiang Ke”), a PRC joint venture entity engaged in the business of development, licensing and sale of oil and gas technologies and equipment, and sale of self-produced products.

Through its subsidiaries, Beijing Gas is a natural gas distributor, principally engaging in the investment, operation and management of city gas pipeline infrastructure, in the distribution of natural gas to residential an industrial users, in the construction and operation of natural gas distribution networks, and in the development and application of natural gas related technologies. Beijing Gas and it subsidiaries own and operate 24 natural gas distribution systems serving approximately 69,860 residential and four commercial or industrial customers. Our facilities include approximately 700 km of pipeline and delivery networks with a designed daily capacity of approximately 70,000 cubic meters of gas. Currently, we are constructing an additional four natural gas distribution systems. We own and operate natural gas distribution systems primarily in Hebei, Jiangsu, Jilin, Anhui and Beijing.

Below is our corporate structure:

(1)	The subsidiaries of Beijing Gas are as follows:

Name of Subsidiary	Beijing Gas Equity Interest %
Peixian Weiye Gas Co., Ltd	90

Sihong Weiye Gas Co., Ltd	95

Wuhe Weiye Gas Co., Ltd	100

Changli Weiye Gas Co., Ltd	100

Yutian Zhongran Weiye Gas Co., Ltd	90

Weixian Jinli Gas Co., Ltd	100

Zhangjiakou City Xiahuayuan Jinli Gas Co., Ltd.	100

Wuqiao Gas Co., Ltd	95

Jinzhou Weiye Gas Co., Ltd	95

Shenzhou Weiye Gas Co., Ltd	95

Ningjin Weiye Gas Co., Ltd	95

Linzhang Weiye Gas Co., Ltd	85

Hengshui Weiye Gas Co., Ltd	100

Longyao Zhongran Weiye Gas Co., Ltd	95

Xingtang Weiye Gas Co., Ltd	95

Gucheng Weiye Gas Co., Ltd	100

Langfang Development Region Weiye Dangerous Goods Transportation Co., Ltd	95

Beijing Chenguang Gas Ltd.	100

Xinji Zhongchen Gas Co., Ltd	100

Tianjin Chenguang Gas Co., Ltd	100

Luquan Chenguang Gas Co., Ltd	100

Cheng’an Chenguang Gas Co., Ltd	100

Nangong Weiye Gas Co., Ltd	100

Sishui Weiye Gas Co., Ltd	95

Guannan Weiye Gas Co., Ltd	100

Sixian Weiye Gas Co., Ltd	100

Baishan Wiye Gas Co., Ltd	100

RESULTS OF OPERATIONS

Three Months Ended Sep 30, 2007 Compared to Three Months Ended Sep 30, 2006

Net Revenues

We generate revenue from two sources: connection fees for constructing connections to our natural gas distribution network, and sales of natural gas. Total net revenue for the three months ended September 30, 2007 was $5,652,240, compared to $3,471,616 for the same period in 2006, representing an increase of 63%. The increase was due to new customers connecting to our gas distribution network and new customers purchasing our natural gas, as a result of further penetration of existing markets and development of new cities. During this period, we connected 15,043 new residential households to our gas distribution network, resulting in total connection fees of $4,011,844. Gas sales during the period amounted to 6.45 million cubic meters, or $1.64 million.

In comparison, during the same period one year ago, we connected 10,500 new residential households to our gas distribution network, resulting in total connection fees of $2,745,948. Gas sales during the period amounted to 2.69 million cubic meters, or $0.73 million.

The high rate of revenue growth was due to the fact that we made significant acquisitions in 2007 which were adequately funded by our financings which were closed in late 2006. We expect this trend to continue as we are actively looking for acquisition targets and plan on raising additional funds. This rate of growth may not be sustained in the future if there are not as many good acquisition targets and we are not able to raise adequate funds for the acquisitions.

The following table summarizes our net revenue during the periods indicated:

	For the three months ended Sep 30
	2007		2006		Change
($ thousand)	US$	%	US$	%	%
Total Revenue	5,652.2	100%	3,471.6	100%	63%
Connection Fees	4,011.8	71%	2,745.9	79%	46%
Gas Sales	1,640.4	29%	725.7	21%	126%

Connection fees

Connection fees during three months ended Sep 30, 2007 were $4,011,844, representing an increase of 46% from $2,745,948 for the same period last year. Connection fees accounted for approximately 70% of total revenue during the period, compared with approximately 79% for the same period in 2006. The high percentage of connection fees as compared to gas sales was to the fact that we have started many new projects and we were able to collect connection fees upfront from new customers. We expect the ratio of connection fees to the total to continue for some time because we are in the growth stage and will develop several new projects per year. As the projects are fully developed and the opportunities for new projects decrease, the percentage of gas sales relative to the total revenue will increase and the percentage of connection fees relative to the total revenue will decrease.

We had connected a total of 15,043 new residential households during the three months ended September 30, 2007 in the twenty-four cities where we have developed or acquired gas distribution network. During the three months ended September 30, 2007, Peixian Weiye Gas Co., Ltd (Peixian Weiye), one of our subsidiaries, located in Peixian, Jiangsu Province, had connected 5,990 new residential households, generating $2 million connection fees.

In July, Sino Gas, through Peixian Weiye, signed agreement with Shanghai Datun Energy Co., Ltd., one of our major customers in Pei Xian to connect additional 6,000 households, the second phase of connecting a total of 18,000 new households for the customer.

In July 2007, we established a new subsidiary, Baishan Zhong Ran We Ye Gas Co., Ltd. ('Baishan Gas'), in Baishan City, Jilin Province, and acquired all of the operating assets of Baishan Gas Co., Ltd. ('Baishan'), a local gas operator,. Since then , we have developed 6,100 new residential households by the end of September 30, 2007, generating $1.1 million connection fees.

Beijing Chenguang Gas Co., Ltd. (“Beijing Chenguang”), acquired in January 2007, connected 1,350 new residential households in the three months ended September 30, 2007, resulting in approximately $413,500 to our total connection fees.

The rates of connections fee are set by the local governments based on the connection fees charged by other gas distributors in surrounding areas and can vary in different cities. In most cases, we accept the price set by the local governments But if we find the price does not offer a profit margin equal or greater than 20%, we will negotiate with local governments for an increase. The local governments usually agreed to increase our connection fees under such circumstances Our average connection fee per household is about $276 and the connection fee in most cities is very close to that average. The connection fees for Peixian and Baishan are at the upper and the lower end of the range We obtained more favorable rates for Peixian because the local government was keen to develop its gas distribution systems. The connection fee for Baishan, a newly acquired projects by Sino Gas, was at a low level by our predecessor company as it was pursuing a low pricing strategy. As successor to the contracts of the company we acquired, Sino Gas expects to continue to charge this rate for the remainder of the contract whose term will expire by the end of 2008. We expect to obtain a new rate when we sign new contracts in Baishan, which would be close to our average rate of $276, for future connections beyond 2008.

Due to strong seasonality of our business, most of our connection fees are recognized in the second half of the year, while gas sales remain relatively stable across the year. Therefore, we saw a higher percentage of connection fees in the total revenue than 25% and 48% in the first two quarters of the year separately. Also, we expect the connection fees would still account for the majority of total revenues in the fourth quarter, when most of our constructions are completed.

Gas sales

We sold approximately 6.45 million cubic meters of natural gas to our customers during the three months ended September 30, 2007, accounting for roughly $1.64 million, or 15% of total net revenue. In comparison, gas sold in the three months ended September 30, 2006 totaled 2.69 million cubic meters, accounting for $0.73 million, or 6.7%, of net revenue. Gas sales increased $0.9 million, or 126%, from the same period one year ago.

Among the total gas sales, industrial users accounted for $0.83 million, residential users accounted for $0.39 million. The rest, most of which was sold through other gas distributors, accounted for $0.43 million. In comparison, during the three months ended September 30, 2006, industrial users accounted for $0.49 million gas sales, residential users accounted for $0.1066 million and others accounted for $0.128 million.

Gas sales from industrial users increased 70% percent, as we developed one new industrial user and two of our industrial users increased their gas consumption.

As mentioned above, due to seasonality factors of our business, gas sales accounted for a relatively lower percentage of our total sales, though gas sales in absolute value remained relative stable throughout the year. We expect that gas sales would continue to remain at a low percentage in the fourth quarter, as much of our connections fees would be recognized during the fourth quarter. As our customer base grows, gas sales from residential users would increase gradually. Sales from industrial users are more than 100% higher than that from residential users, due to much larger consumption of natural gas by industrial users. We expect that it would remain the same in the near future.

Cost of Revenue

Our cost of revenue, which includes cost of connections and cost of natural gas sales, was $1,965,085 for the three months ended September 30, 2007.

The table below sets forth our cost of revenues for the periods indicated:

	For the three months ended September 30,
	2007		2006
($ thousands)	US$	%	US$	%
Cost of Revenue	1,965.1	100%	865.6	100%
Connection Cost	707.7	36%	405.6	47%
Gas Cost	1,257.4	64%	460	53%

Cost of Connections

Our cost of connections during the three months ended September 30, 2007 was $0.7 million, or 36% of total cost of revenue. By comparison, the cost of connections during the three months of 2006 was $0.4 million, or 47% of total cost of revenue.

Cost of connection increased around 74% from the same period one year ago, due to both the expansion of our operations and the increased cost of gas station maintenance resulting from the development of our gas stations. The high rate of Cost of connection growth was due to the fact that we made significant acquisitions in 2007 which were adequately funded by our financings which were closed in late 2006. We expect this trend to continue as we are actively looking for acquisition targets and plan on raising additional funds. This rate of growth may not be sustained in the future if there are not as many good acquisition targets and we are not able to raise adequate funds for the acquisitions.

Cost of connection fees includes depreciation of major pipelines, the cost of courtyard pipelines, valves, gas meters, and installation and maintenance fees.

Cost of Natural Gas Sales

The cost of natural gas sales increased 173% to $1.26 million during the three months ended September 30, 2007 from the same period in 2006, when it was $0.46 million and 53% of total cost of revenue. This increase, which outpaced the 126% increase in sales of natural gas during the same interval, is largely due to the addition of gas delivery trucks acquired for approximately RMB 12 million ($1.58 million), the depreciation of which added to our cost of natural gas sales. We believe that the impact of that depreciation will be gradually reduced as our business and customer base grow.

The cost of natural gas sales includes the purchase and transportation of natural gas and depreciation of delivery trucks. The purchase price that gas distributors pay for natural gas, which is set by the PRC government, is approximately RMB 1.6 to 1.9 ($0.21 to $0.25) per cubic meter. Langfang Development Zone Wei Ye Hazardous Goods Transportation Co. Ltd, one of our subsidiaries, is responsible for our gas transportation, and transportation cost per cubic meter is relatively stable at RMB 0.55 ($0.072) per cubic meter. Management believes that this transportation cost per cubic meter is likely to remain constant in spite of the increased depreciation costs from the newly purchased vehicles described above, because the vehicles will allow delivery of additional natural gas to customers in sufficient numbers to offset those costs

Gross Profit

	For the three months ended September 30,
	2007		2006
($ thousand)	US$	%	US$	%
Gross Profit	3,687	100%	2,606	100%
Connection	3,304	90%	2,340	90%
Gas	383	10%	266	10%

During the three months ended Sep 30, 2007, gross profit was $3.69 million, an increase of approximately 40% from the same period of 2006. Gross profit from connection fees is $3.3 million for the three months ended September 30, 2007, accounting for 90% of total gross profit. In comparison, gross profit from connection fees was $2.34 million for the three months ended September 30, 2006, accounting for 90% of total gross profit. Gross profit from gas sales was $0.38 million, compared to $0.27 million in the same period of 2006.

The high percentage of connection fees as compared to gas sales was to the fact that we have started many new projects and we were able to collect connection fees upfront from new customers. We expect the ratio of connection fees to the total gross profit to continue for some time because we are in the growth stage and will develop several new projects per year. As the projects are fully developed and the opportunities for new projects decrease, the percentage of gas sales relative to the total gross profit will increase and the percentage of connection fees relative to the total gross profit will decrease.

Gross margin during the three months ended September 30, 2007 is 65%, compared to 75% during the three months ended September 30, 2006. Gross margin for connection fees for the third quarter of 2007 was 82%, as compared to 85% for the same quarter of 2006.

The decrease of connection gross margin are because we built gas distribution infrastructure which can be used for 25-30 years by the total potential residential households in our operating cities and now only a small proportion of residential households have been connected. As a result, the depreciation under the cost of connection is relatively higher.

Gross margin for sales of natural gas was 23% during the same period, compared with 37% in the same period of 2006. The decrease was due to the relatively higher depreciation for delivery trucks described above.

We do not anticipate the total gross margin in the fourth quarter would change materially from the third quarter.

Sale and marketing expenses

Our sale and marketing expenses in the three months ended September 30, 2007 were $176,700 and approximately 3.13% of our net sales, compared with $39,700 , or 1.14% of net sales in the same period of 2006. This increase of sale and marketing expenses was principally due to increases in marketing-related fees, including travel and communications resulting from expansion of our business.

General and administrative expenses

General and administrative expenses were $0.62 million for the three months ended September 30, 2007, which was 41% higher than $0.44 million for the same period last year. The increase was largely due to the increase in the number of operating subsidiaries we own, from 13 to 26, which led to increases in salary, social insurance, traveling expenses and other expenses. The increase was also due in part to increased depreciation relating to new assets described above.

General and administrative expenses equaled 11% of our net sales in the three months ended September 30, 2007, compared with 13% in the same period one year ago. The reduction in general and administrative expenses relative to net sales was due to economies of scale as a result of the expansions of our business described above.

Income Tax

For 2007, the income tax rate applicable to Beijing Gas, the main subsidiary of Sino Gas in China, is 7.5%. Beijing Gas is classified as a foreign high-tech enterprise by the tax regulatory authority, and therefore has enjoyed a favorable tax rate for the past five years, with an income tax rate of zero in 2004 and 2005 and 7.5% from 2005 to 2007. The income tax rate is expected to be 15%, the standard rate for foreign high-tech enterprises.

The income tax rate of our subsidiaries is 18-33%, except for Beijing Chenguang and Beijing Gas, because Beijing Chenguang has also been classified as a foreign high-tech enterprise and is subject to a favorable income tax rate of 7.5% from 2006 to 2008.

Net Income

Net income in the three months ended September 30, 2007 was $2.63 million, representing an increase of 37% from $1.93 million in the same period in 2006. The increase can be attributed to the continuous growth of our existing markets and the acquisitions we have made. Due to the seasonal nature of our business, management believes it is likely that net income will continue to increase substantially in the fourth quarter of 2007.

Net profit margin is 47%, compared with 56% for the same period one year ago. Net profit margin is lower than that of last year, due to higher percentage of sales in total revenue and decrease of gross margin of connection fees. We expect the net profit margin remain stable in the coming fourth quarter.

Nine Months Ended Sep 30, 2007 Compared to Nine Months Ended Sep 30, 2006

Net Revenue

We generate revenue from two sources: connection fees for constructing connections to our natural gas distribution network, and sales of natural gas. Total net revenue for the nine months ended Sep 30, 2007 was $10,886,612, compared to $4,971,156 for the same period in 2006, representing an increase of 119%. The increase was due to new customers connecting to our gas distribution network and new customers purchasing our natural gas. During this period, we connected 21,629 new residential households to our gas distribution network, resulting in total connection fees of $5,997,716. Gas sales during the same period amounted to 18.18 million cubic meters, or $4,888,896. In comparison, during the same period one year ago, we connected 12,010 new residential households to our gas distribution network, resulting in total connection fees of $3,104,605. Gas sales during the period amounted to 6.81 million cubic meters, or $1,866,551.

The high rate of net revenue growth was due to the fact that we made significant acquisitions in 2007 which were adequately funded by our financings which were closed in late 2006. We expect this trend to continue as we are actively looking for acquisition targets and plan on raising additional funds. This rate of growth may not be sustained in the future if there are not as many good acquisition targets and we are not able to raise adequate funds for the acquisitions.  In addition, as we recognize much of our net revenue in the fourth quarter due to the completion of connection activities, we expect to continue to see a strong growth in revenue in the fourth quarter.

The following table summarizes our net revenue during the periods indicated:

	For the nine months ended Sep 30
	2007		2006		Change
( $ thousand)	US$	%	US$	%	%
Total Revenue	10,886.6	100%	4,971.2	100%	119%
Connection Fees	5,977.7	55%	3,104.6	62%	93%
Gas Sales	4,888.9	45%	1,866.6	38%	162%

Connection fees

Connection fees during nine months ended Sep 30, 2007 were $5,997,71, representing an increase of more than 93% from $3,104,605 for the same period last year. Connection fees accounted for approximately 55% of total revenue during the period, compared with approximately 62% for the same period in 2006.

The high percentage of connection fees as compared to gas sales was to the fact that we have started many new projects and we were able to collect connection fees upfront from new customers. We expect the ratio of connection fees to the total to continue for some time because we are in the growth stage and will develop several new projects per year. As the projects are fully developed and the opportunities for new projects decrease, the percentage of gas sales relative to the total revenue will increase and the percentage of connection fees relative to the total revenue will decrease.

We had connected a total of 21,629 new residential households during the first nine months of the year in the twenty-four cities where we have developed or acquired gas distribution network. During the nine months ended September 30, 2007, Peixian Weiye Gas Co., Ltd (Peixian Weiye), one of our subsidiaries, located in Peixian, Jiangsu Province, had connected 9,154 new residential households, generating $2.8 million connection fees.

In July, Sino Gas, through Peixian Weiye, signed agreement with Shanghai Datun Energy Co., Ltd., one of our major customers in Pei Xian to connect additional 6,000 households, the second phase of connecting a total of 18,000 new households for the customer.

In July 2007, we established a new subsidiary, Baishan Zhong Ran We Ye Gas Co., Ltd. ('Baishan Gas'), in Baishan City, Jilin Province and acquired all of the operating assets of Baishan Gas Co., Ltd. ('Baishan'), a local gas operator. Since then, we have developed 6,100 residential households by the end of September 30, 2007, generating $1.1 million connections fees.

Beijing Chenguang Gas Co., Ltd. (“Beijing Chenguang”), acquired in January 2007, connected 2,837 new residential households in the nine months ended September 30, 2007, which accounted for $886,900 for total connection fees.

All the connections fees we have earned are from residential households during the first nine months of the year. Below is a list of our top five customers with respect to connections fees:

1)
Shanghai Datun Energy Co., Ltd in Peixian, Jiangsu Province. During the nine months ended September 30, 2007, we had connected 8,780 new residential households, generating connection fees of $2.74 million.

2)
Shijiazhuang Jinshe Real Estate Co., Ltd in Shijiazhuang, Hebei Province. During the nine months ended September 30, 2007, we had connected 834 new residential households, generating connection fees of $282,400.

3)
Baishan Kaixia Real Estate Co., Ltd in Baishan, Jilin Province. During the nine months ended September 30, 2007, we had connected 1,250 new residential households, generating connection fees of $228,400.

4)
Baishan Jiahe Real Estate Co., Ltd in Baishan, Jilin Province. During the nine months ended September 30, 2007, we had connected 1,156 new residential households, generating connection fees of $210,900.

5)	Hebei Dihua Real Estate Co., Ltd in Luquan, Hebei Province. During the nine months ended September 30, 2007, we had connected 642 new residential households, generating connection fees of $158,700.

 Due to the seasonality factors of our business, we anticipate the recognition of a large amount of connection fees in the fourth quarter.

Gas sales

We sold approximately 18.2 million cubic meters of natural gas to our customers during the nine months ended September 30, 2007, accounting for roughly $4.9 million, or 45% of total net revenue. In comparison, gas sold in the first nine months of 2006 totaled 6.8 million cubic meters, accounting for $1.86 million, or 38%, of net revenue. Gas sales increased $3 million, or 162%, from the same period one year ago. This high rate of growth in gas sales is because of two factors: our acquisition of new targets and sale growth of existing customers. We expect this trend to continue as we are actively looking for acquisition targets, plan on raising additional funds and gas consumption of our existing customers will continue to grow. This rate of growth may not be sustained in the future if there are not as many good acquisition targets, we are not able to raise adequate funds for the acquisitions or our existing customers’ gas consumption will not continue to grow at the same rate.

Among the total gas sales, industrial users accounted for $1.98 million, residential users accounted for $1.19 million. The rest, most of which was sold through other gas distributors, accounted for $1.72 million.

In comparison, during the nine months ended September 30, 2006, industrial users accounted for $1.3 million gas sales, residential users accounted for $307,000 and others accounted for $243,600.

Gas sales from industrial users increased 52% percent, as we developed one new industrial users and two of our industrial users increased their gas consumption. We had four industrial users as of September 30, 2007, as compared to three as of September 30, 2006.

The following table summarizes our gas sales during the periods indicated:

	For the Nine months ended September 30
	2007		2006
($ thousand)	US$	%	US$	%
Gas Sales
Industrial users	1,975.9	40%	1,315.9	71%
Residential users	1,189.1	25%	307.1	16%
Others	1,723.9	35%	243.6	13%
Total	4,888.9	100%	1,866.6	100%

The four industrial users account for 40% of our total gas sales. The daily gas consumption of industrial users is far higher than that of the residential households, as the gas is heavily used for industrial production.

We sold natural gas through several other gas distributors such as Langfa Oil & Gas Co., Ltd which constituted 35% of the total revenue from gas sales. We conducted such sales when those distributors were in shortage of gas supply and we had extra supply. These sales are not part of our regular business; they depend on those distributors’ needs and our gas supply capacity and therefore, this may not continue in the future.

The table below provides information about our industrial users for natural gas:

Industrial Projects	Gas Sales (1000 M³)	Gas Sales ($1,000)
Hebei Zhonggang	5,376.2	1,611.6
Hebei Tangshan Changsheng	712.2	212.3
North China Petro First Machinery	423.6	112.3
Langfang Elite	142.4	39.7

For the nine months ended September 30, 2007, gas sales from Hebei Zhonggang is $1.6 million, 45% higher than $1.1 million during the same period one year ago, as the company increased its production. We just completed the second phase construction of gas distribution infrastructure for Hebei Zhonggang, which will increase our gas supply capacity from 30,000 cubic meters per day to 50,000 cubic meters. Gas sales from Hebei Tangshan Changsheng is $212,3 00, slightly higher than $210,400 in the same period one year ago.

Langfang Elite began to use gas from April this year and North China Petro First Machinery began to use gas from June this year.

 In the coming fourth quarter, we expect that gas sales from industrial users would continue to account for the majority of our total gas sales, due to a large increase in consumption of natural gas by industrial users.

Cost of Revenue

Our cost of revenue, which includes cost of connection and cost of natural gas sales, was $5,696,918 for the nine months ended September 30, 2007.

The table below sets forth our cost of revenues for the periods indicated:

	For the Nine months ended September 30,
	2007		2006
($ thousands)	US$	%	US$	%
Cost of Revenue	5,697.0	100%	1,849.1	100%
Connection Cost	1,348.3	24%	469.8	25%
Gas Cost	4,348.7	76%	1,379.3	75%

Cost of Connections

Our cost of connection during the nine months ended September 30, 2007 was $1.35 million, or 24% of total cost of revenue. By comparison, the cost of connection during the nine months of 2006 was $0.47 million, or 25% of total cost of revenue.

Cost of connection increased around 187% from the same period one year ago, due to both the expansion of our operations and the increased cost of gas station maintenance resulting from the development of our gas stations.

Cost of connection fees includes depreciation of major pipelines, the cost of courtyard pipelines, valves, gas meters, and installation and maintenance fees. We expect this trend to continue as we are actively looking for acquisition targets and plan on raising additional funds. This rate of growth may not be sustained in the future if there are not as many good acquisition targets and we are not able to raise adequate funds for the acquisitions.

Cost of Natural Gas Sales

The cost of natural gas sales increased 215% from the nine months ended September 30, 2006, when it was $1.38 million and 75% of total cost of revenue. This increase, which outpaced the 162% increase in sales of natural gas during the same interval, is largely due to the addition of gas delivery trucks acquired for approximately RMB 12 million ($1.58 million), the depreciation of which added to our cost of natural gas sales. We believe that the impact of that depreciation will be gradually reduced as our business and customer base grow.

The cost of natural gas sales includes the purchase and transportation of natural gas and depreciation of delivery trucks. The purchase price that gas distributors pay for natural gas, which is set by the PRC government, is approximately RMB 1.6 to 1.9 ($0.21 to $0.25) per cubic meter. Langfang Development Zone Wei Ye Hazardous Goods Transportation Co. Ltd, one of our subsidiaries, is responsible for our gas transportation, and transportation cost per cubic meter is relatively stable at RMB 0.55 ($0.072) per cubic meter. Management believes that this transportation cost per cubic meter is likely to remain stable in spite of the increased depreciation costs from the newly purchased vehicles described above, because the vehicles will allow delivery of additional natural gas to new customers in sufficient numbers to offset those costs

For the nine months ended September 30, 2007, we have purchased a total of 9.75 million cubic meters of natural gas, about 75% of which were purchased from North China Oil Field Fourth Oil Extraction Plant of Petro China in the form of CNG (Compressed Natural Gas).

We signed a ten-year gas supply agreement in 2003. At the beginning of each year in the ten-year contract period, we negotiate with Petro China on the price and supply amount according to market conditions. In 2007, Petro China will supply a total of 10 million cubic meters of natural gas at RMB 1.55 ($0.204) per cubic meter between April 1 and October 31 and RMB 1.65 ($0.217) per cubic meter during the rest of the year.

Gross Profit

	For the nine months ended September 30,
	2007		2006
($ thousand)	US$	%	US$	%
Gross Profit	5,190	100%	3,122	100%
Connection	4,650	90%	2,635	84%
Gas	540	10%	487	16%

During the nine months ended Sep 30, 2007, gross profit was $5.19 million, an increase of approximately 66% from the same period of 2006. Gross profit from connection fees is $4.65 million for the first nine months of 2007, accounting for 90% of total gross profit. In comparison, gross profit from connection fees was $2.63 million for the first nine months of 2006, accounting for 85% of total gross profit. Gross profit from gas sales was $0.54 million, compared to $0.49 million in the same period of 2006.

The high percentage of connection fees as compared to gas sales was to the fact that we have started many new projects and we were able to collect connection fees upfront from new customers. We expect the ratio of connection fees to the total gross profit to continue for some time because we are in the growth stage and will develop several new projects per year. As the projects are fully developed and the opportunities for new projects decrease, the percentage of gas sales relative to the total gross profit will increase and the percentage of connection fees relative to the total gross profit will decrease.

Gross margin during the nine months ended September 30, 2007 is 47.7%, compared to 62.8% during the nine months ended September 30, 2006. Gross margin for connection fees for the first nine months of 2007 was 77.5%, compared to 84.9% for the first nine months of 2006.

The decrease of connection gross margin are mainly because we built gas distribution infrastructure which can be used for 25-30 years by the total potential residential households in our operating cities and now only a small proportion of residential households have been connected. As a result, the depreciation under the cost of connection is relatively higher. As we develop more households in the cities, the margin will be improved.

Gross margin for sales of natural gas was 11% during the same period, compared with 26% during the same period of 2006, due to the relatively higher depreciation for delivery trucks described above.

Sale and marketing expenses

Our sale and marketing expenses in the nine months ended September 30, 2007 were $376.2 thousand and approximately 3.45% of our net sales, compared with $66,500 and less than 1.34% of net sales during the same period of 2006. This increase of sale and marketing expenses was principally due to increases in marketing-related fees, including travel and communications resulted from expansion of our business.

General and administrative expenses

General and administrative expenses were $1.31 million for the nine months ended September 30, 2007, which was 90% higher than $0.69 million for the same period last year. The increase was largely due to the increase in the number of operating subsidiaries we own, from 13 to 26, which led to increases in salary, social insurance, traveling expenses and other expenses. The increase was also due in part to increased depreciation relating to new assets described above.

General and administrative expenses equaled 12% of our net sales in the first nine months of 2007, compared with 13.6% in the same period one year ago. The reduction in general and administrative expenses relative to net sales was due to economies of scale as a result of the expansions of our business described above.

Income Tax

For 2007, the income tax rate applicable to Beijing Gas, the main subsidiary of Sino Gas in China, is 7.5%. Beijing Gas is classified as a foreign high-tech enterprise by the tax regulatory authority, and therefore has enjoyed a favorable tax rate for the past five years, with an income tax rate of zero in 2004 and 2005 and 7.5% from 2005 to 2007. The income tax rate is expected to be 15%, the standard rate for foreign high-tech enterprises.

The income tax rate of our subsidiaries is 18-33%, except for Beijing Chenguang and Beijing Gas.. Beijing Chenguang has also been classified as a foreign high-tech enterprise and is subject to the favorable income tax rate of 7.5% from 2006 to 2008.

Net Income

Net income in the nine months ended September 30, 2007 was $3.25 million, representing an increase of 48.71% from $2.19 million in the same period in 2006. The increase can be attributed to the continued growth of our existing markets and the acquisitions we have made. Due to the seasonal nature of our business, management believes it is likely that net income will continue to increase substantially in the fourth quarter of 2007.

Net profit margin is 30%, compared with 44% for the same period last year. Net profit is expected to be higher for whole year than that in the first nine months of the year, as the fourth quarter is routinely a key quarter for the collection of connection fees as well as the revenue for the whole year.

Liquidity and Capital Resources

As of September 30, 2007, cash and cash equivalents were $16.47 million, an increase of $12.84 million from $3.64 million as of December 31, 2006 which was due to the increase in cash flow from operating and financing activities, partly offset by our investment activities.

We have the following major financing activities during the first nine months of the year: we completed equity financing of $18.77 million in September, 2007 and the net proceeds of the financing for the company is $13.79 million; in May we received $3 million in gross proceeds and $2.3 million in net proceeds from the exercise of warrants by investors; we took out a one year loan in the amount of RMB 20 million (approximately $2.6 million), accruing interest at an adjustable rate (currently at 6.0225% per year), with interest payable quarterly, from Industrial Bank, Beijing Branch; during the quarter ended March 30, 2007, we repaid an RMB 20 million (approximately $2.6 million) short-term loan from Shenzhen Development Bank.

We used the funds raised for acquisitions and project developments. During the first nine months of 2007, we have paid out about $8 million for investment and acquisition, including $2.5 million for the acquisition of Beijing Chenguang, $2 million for investment in Baishan city, $1 million for investment in Guannan city and $2.5 million for investment and acquisitions of 9 other small city projects.

Cash flow from operating activities during the nine months ended September 30, 2007 is $8.35 million, an increase of $4.87 million from the end of 2006.

Without significant acquisitions, the company is able to sustain a stable growth funded by the capital generated from its existing operations for the next 12 months. The capital needs are mainly driven by the company’s Merger &Acquisition activities and expenditures in new project developments. If we carry out some significant acquisitions and start new projects as our strategies dictate, we will need additional capital US$ 40~50 million which may need to be raised in future financing activities. We plan to use such funds for the acquisitions of about three to four potential city projects. We are very close to reach an agreement with a medium-sized city and we are in talks with two to three other small-sized city projects.

Accounts Receivable

Accounts receivable as of September 30, 2007 were $6.33 million, representing a decrease of $0.2 million from $6.53 million as of December 31, 2006. This decrease is primarily due to our seasonal business cycle, in which many accounts receivable are recorded upon completion of construction projects in the fourth quarter, and are collected in the second quarter of the following year. The term of most of our accounts receivable is one year. As of the end of the second quarter, accounts receivable dated from 2006 had been mostly collected, and the remainder were primarily warranty payments. A warranty payment is the final payment that a customer makes for a construction project. It consists of the final 10% of the total project cost, and it becomes payable one year after construction has been completed, provided that no significant problems with the construction have arisen during the year.

As we expect to see a relative large number of connections completed during the fourth quarter, account receivable is expected to rise sharply during the fourth quarter.

Notes Receivable

Notes receivable of $0.62 million as of September 30, 2007 is the Note issued by Hebei Zhonggang for its use of gas. The Note will be duly honored by bank.

Other Payables

Other payables as of September 30, 2007 were $5.7 million, an increase of $3.9 million from the end of 2006. This increase is due to our acquisition of Beijing Chenguang, in connection with which we are scheduled to make an additional payment of $0.93 million. Also, the former operator of Baishan city gas distribution system we acquired in July transferred its fixed assets valued at around $3.7 million to our company.

Fiscal years ended December 31, 2006 and 2005

In the fiscal year ended December 31, 2006, our primary measures of financial health remained flat or decreased. As shown in the table below, our net sales remained approximately flat, due primarily to a decrease in connection fees from the previous year, although partly offset by a substantial increase in gas sales. Gross profit and gross margin decreased slightly, and operating income and net income decreased somewhat more significantly.

Sino Gas expands mainly through merger and acquisition activities.

In 2006, several planned Merger and Acquisition activities could not be fulfilled as a result of delayed financing from investors, which results in "remained flat or decreased" financial health.

Other financial measures the company uses to monitor its performance are the growth in sales, costs, gross profit, profit before taxation and net profit, and the selling expenses to sales ratio going down.

	For the 12 months ended December 31,
	2006	2005	Change
	US$	US$	%
Net Sales	10,870,718	10,907,289	-0.34%
Gross Profit	6,481,576	6,811,938	-4.85%
Operating Income	5,162,260	5,800,949	-11.01%
Net Income	5,165,757	5,702,433	-9.41%
Gross Margin	59.62%	62.45%	-2.83%
Net Margin	47.52%	52.28%	-4.76%

The increase in revenues is mainly driven by increase in connection fees. Below is a list of top five projects in terms of contributions to our connections revenues in 2005:

Industrial project:

Hebei Zhonggang Co., Ltd, Hebei Province, $1.7 million

Residential projects:

Jingxi Residential Area Real Estate Management Center, Miyun County, Beijing, $0.24 million
Peixian Tianma Real Estate Management Center, Pei County, Jiangsu Province, $0.69 million
Xuzhou Jinxiu Real Estate Co., Ltd, Pei County, Jiangsu Province $0.7 million
Beijing Xincheng Yuanjing Real Estate Co., Ltd. Beijing, $0.6 million

Due to the capital-intensive nature of our industry, the expansion rate of our business is closely related to capital availability. We received capital inflows from equity financing in September and November of 2006. We believe that these inflows occurred too close to the end of 2006 to have a substantial effect on our financial performance for that year. However, we expect that they will have a positive effect on our financial performance in 2007.

As described below, we have reason to believe that the decrease in our income in 2006 was only temporary and does not provide a reason to change our business strategies. With respect to the overall business in 2007, we expect to grow our business through active expansion into new cities and further penetration of existing markets. We are considering several potential acquisition targets, which would substantially contribute to our sales and net income if successfully acquired.

In regard to merger and acquisitions, the company’s strategy is to target small to medium sized cities, where the market has great growth potential. We use a set of strict criteria in evaluating our potential acquisition targets, such as the size of population, economic level, real estate market, gas sources, purchase price etc. The purpose of our analysis of the acquisition target is to find out how much the growth potential is.

Currently, we are looking at a medium-sized city, which is under operation of a state-owned company. The city has an urban population of nearly 1 million and is home to a number of industrial manufacturers. Due to its large population and customer pool, the city would contribute significantly to both our connections fees and gas sales if successfully completed. We are also looking at three other small-sized cities.

We plan continue to pursue the following strategies in 2008:

(i)
Focus on small- to mid-sized cities each with a population of no more than one million, where there is little competition to obtain a franchise, and where our franchise grants us exclusivity. We are a leading player in the small-to-mid sized city market. In the meantime, we do not exclude the possibility of expanding into big cities, so long as that we can gain competitive advantages through our expertise in the industry.

(ii)
Secure contracts for long-term supplies of natural gas from major gas suppliers in China at favorable prices and on favorable terms, which would support the continuous expansion of our customer base. Our current long-term gas supply contracts have given us a significant advantage in gaining new markets and building a reputation for guaranteed gas supply.

(iii)
Finance our operations using a well-designed financing plan that will give us a favorable cost of capital. The successful listing of our common stock on the National Association of Securities Dealers’ Over the Counter Bulletin Board has provided us with access to the international capital markets, a financing advantage that most of our competitors don’t have. As we are in a very capital-intensive business, our income will depend on our ability to issue financial instruments in a timely manner.

(iv)	Employ the best management with rich experience in the industry and improve operating efficiency and corporate governance. People factor is one of our core competitive advantages.

Net Sales

Net Sales, which consist of connection fees and gas sales, were $10.87 million for the year ended December 31, 2006, as compared to $10.91 million for the year ended December 31, 2005, representing a decrease of $40,000, or 0.37%. The slight decrease was primarily the result of a decrease in connection fees, which was largely offset by an increase in sales of natural gas. Connection fees declined nearly $1 million, or 12.6%, from $8.21 million in 2005 to $7.22 million in 2006. Connection fees as a percentage of total net sales fell 12%, from 75% in fiscal 2005 to 66% in fiscal 2006.

	For the 12 months ended December 31,
	2006		2005		Change
(In $ million)	US$	%	US$	%	%
Net Sales	10.87	100%	10.91	100%	-0.37%
Connection Fees	7.22	66%	8.21	75%	-12.06%
Gas Sales	3.65	34%	2.70	25%	35.19%

We typically sell natural gas to customers after we completed connection service. We treat them as two separate businesses, based on the below reasons:

1.
Different cost structure, the gas cost is just the cost we purchased from supplier plus the delivery cost; but for the connection service, it is consisted of the construction cost we paid. It is hard to match the cost with revenue when put this two business together

2.
Different revenue recognition measure method; the gas revenue is recognized periodically based on the volume used by customer, and the connection revenue is recognized based on the completion of the pipeline construction.

Natural gas distribution industry in China is heavily capital-driven. Before the company distributes gas to any users, it needs to build the gas distribution infrastructures, like the city pipelines, gas stations, which require heavy investment. Connection fees are generated when the company completes the construction of pipelines into the residential areas and residential buildings under the agreements signed with real estate developers. The up-front investment will be recovered when the number of connected residential households reaches to a break-even level.

Our business performance has significant seasonality feature. During the winter season, most of our building activities are halted due to cold weather. The connection activities pick up from late March and completes in the second half of the year. As a result, we recognize most of our connections fee revenues in the third and fourth quarter. Also, gas consumption by residential users is seasonally higher in winter season than other seasons, as more gas is consumed for heating purpose.

The situation will be the same in the near term.

Connection Fees

In 2006, 54% of revenues were recognized in the fourth quarter, due to higher connection fees and gas sales during the season. And we expect it will recur in the future.

The majority of connection fee revenue recognized in the third quarter and fourth quarter, with fourth quarter historically being the largest quarter, due to the following reasons:

1.	Most connection fee revenue comes from pipeline connection built into new residential condos. Connection fee revenue correlated with level of residential condo construction.

2.	In our markets (northern China), construction activities halt in winter (December - early March). Developers start construction in late March and complete construction in November-December.

Gas consumption is historically higher in winter months and lower in summer months, due to heating demands during winter in Northern China.

The decrease in connection fees is mainly due to our inability to take advantage of several business opportunities because of delay and reduction in size of our planned private financing transactions. Connection fees are generated in the early stages of development of a particular project location, and can be generated only after significant investment in distribution infrastructure, including pipelines and gas stations. Our business plan for 2006 included raising approximately $12.6 million in financing from the capital markets by mid-year to finance our investments in two industrial projects and expansion into one middle-sized city and three small-sized cities, which would have enabled us to record increased connection fees..

The financing we did obtain in 2006 occurred later and provided a smaller amount of funds than we had intended. We received financing in two transactions completed on September 7 and October 20, 2006, The total net proceeds from these two transactions were $7.43 million, little more than half of the proceeds intended. The result of the reduced amount and later date of the financings was that we missed some of the opportunities we had originally targeted. Specifically, we were able to invest in only one of the two targeted industrial projects, and we were not able to expand into the targeted middle-sized city.

Had we been able to invest in the second industrial project as planned, our revenues would have increased by approximately $400,000. Expanding into the middle-sized city would have added approximately 4,000 residential household users to our customer base and contributed approximately $1 million to our net sales in 2006. We therefore would have had recognized approximately $1.4 million in additional net sales if our financing had occurred as planned and on schedule.

We had been in touch with two potential industrial users before the financing completes. Due to the late coming of financing proceeds and the capital needs for the connection service provided to the industrial projects, we were only able to get hold of one of them and lost the other one to our competitors. The one we have signed with is Qingxian North China Petroleum Machineries Co. (“Qingxian”), which generated $0.69 million in connection fees in 2006. We estimate the connection fees from the second industrial project would have been about $400,000 if we had been able to provide service to it.

We were also in talks with a middle-sized city project in the middle of the year. The city was also lost to our competitors due to the late coming of our financing. We estimate the city would bring us additionally 4,000 new residential households in 2006 if successfully developed, thus generating about $ 1 million to our net sales.

The industrial and city project together would bring us approximately $1.4 million in additional net sales in 2006 if we had completed the financing as planned.

	For the 12 months ended December 31,
	2006		2005		Change
(in US$ millions)	US$	%	US$	%	%
Connection Fees	7.22	100%	8.21	100%	-12.06%
Residential Users	6.53	90%	6.31	77%	3.49%
Industrial Users	0.69	10%	1.9	23%	-63.68%

With regard to the source of connection fees, $6.53 million, or 90% of total connection fees, came from the development of new residential users in 2006, an increase of 3.49% from prior one-year period. We connected 24.5 thousand residential users in 2006, an increase of approximately 3,000 users from 2005. Expanding into the middle-sized city would have added approximately 4,000 residential household users to our customer base and contributed approximately $1 million to our net sales in 2006. We therefore would have had recognized approximately $1.4 million in additional net sales if our financing had occurred as planned and on schedule.

Industrial users contributed a relatively small $0.69 million, or 10%, to our total connection fees in 2006, compared with $1.9 million, or 23% of total connection fees, in 2005. The main reason is that we developed only one new industrial project due to the delay of financing.

Our top five residential customers, who are developers or owners of residential areas, are Shanghai Datun Energy Holdings, Jinzhou Chengzhen Development Co., Xuzhou Ganglong Real Estate Development Co, Kailun Weizhou Minerals Co., and Jinzhou Real Estate Co.

The table below is a breakdown of our top five residential customers by connection fees:

Residential Customers	Connected Household Users (thousand)	Connection Fees: ($ million)	Percentage of Connection Fees (%)
Shanghai Datun Energy Holdings	12	2.63	36.43%
Jinzhou Chengzhen Development Co.	0.25	0.63	8.73%
Xuzhou Ganglong Real Estate Development Co	0.2	0.53	7.34%
Kailun Weizhou Minerals Co.	0.16	0.52	7.20%
Jinzhou Real Estate Co.	0.16	0.4	5.54%

As the table shows, Shanghai Datun Energy Holdings alone contributed nearly 40% of our total connection fees. Given the size of this residential project, we expect it to generate 6,000 newly-connected household customers in 2007.

We had one new industrial customer in 2006, Qingxian North China Petroleum Machineries Co. (“Qingxian”), which generated $0.69 million in connection fees in 2006.

Gas Sales

Gas Sales accounted for 34% of total sales in 2006, nearly 10% higher than in 2005, due to Heibei Zhonggang steel company beginning to use gas in 2006.

No gas sales were generated from Qingxian in 2006. Beginning on March 8, 2007, however, that customer has been using approximately 15,000 to 20,000 cubic meters of natural gas per day, placing it among our largest customers for gas sales as of the date of this annual report.

In terms of volume, we sold 11.84 million cubic meters of natural gas in 2006, compared with 9.85 million cubic meters in 2005. In terms of value, gas sales in 2006 were $3.65 million, an increase of $0.95 million, or 35%, from 2005. The increase of gas sales in both volume and value can be mainly attributed to our increased gas sales to Hebei Zhonggang Steel Co., Ltd., one of our existing industrial customers.

The table below is a breakdown of our major industrial customers for gas consumption in 2006:

Industrial Customers	Gas Usage (cubic meters)	Gas Usage ($ million)	Percentage of Gas Sales (%)
Hebei Zhong Gang Co.	5,243,079	1.67	45.75%
Hebei Tangshan Cangsheng Ceramics Co.	990,314	0.29	7.95%

Gas usage by Hebei Zhong Gang accounted for almost half of our total gas sales in 2006. Throughout 2006, daily gas consumption by Hebei Zhongguang was roughly 15,000 cubic meters, and daily gas consumption by Hebei Tangshan Cangsheng Ceramics Co. was nearly 2,000 cubic meters. In 2007, daily gas consumption by Hebei Zhongguang has increased to roughly 20,000 to 30,000.

In addition to these two industrial projects, we anticipate that in 2007, natural gas consumption by Qingxian may reach approximately 20,000 cubic meters per day, as Qingxian’s operation goes into full swing, further increasing our gas sales.

Gas sales to residential users increased 14.86%, from $0.74 million in 2005 to $0.85 million in 2006. Gas sales to industrial users increased 538.71%, from $0.31 million in 2005 to $1.98 million in 2006. Gas sales of $1.89 million were contributed by a single industrial project, Hebei Zhong Gang, which started to use gas at the beginning of 2006. Other gas sales, primarily sales to our affiliates, decreased 50% in 2006, as we intentionally reduced gas sales to affiliates, where the profit margin is approximately 2%, much lower than the approximately 15% profit margin for sales to industrial and residential users.

	For the 12 months ended December 31,
	2006		2005		Change
($ million)	US$	%	US$	%	%
Gas Sales	3.65	100%	2.7	100%	35.19%
Residential Users	0.85	23%	0.74	27%	14.86%
Industrial Users	1.98	55%	0.31	12%	538.71%
Others	0.82	22%	1.65	61%	-50.30%

Cost of sales

Cost of sales in fiscal 2006 was $ 4.39 million, an increase of $ 0.29 million, or 7%, from $4.1 million in fiscal 2005.

	For the 12 months ended December 31,
	2006		2005		Change
($ million)	US$	%	US$	%	%
Cost of Sales	4.39	100%	4.1	100%	7.07%
Connection Cost	1.55	35%	1.57	38%	-1.27%
Gas Cost	2.84	65%	2.53	62%	12.25%

Our cost of sales has two components, cost of connections and cost of gas sales. Cost of connections fell 1.3% to $1.55 million in 2006, as compared with $1.57 million in 2005. Cost of gas sales increased to $2.84 million in 2006 from $2.53 million in 2005, an increase of 12.25%. Given the 35% increase in gas sales, the cost of gas per cubic meter decreased significantly. This decrease is due primarily to our improved control over transportation costs and gas leakage during in 2006.

We continued to purchase natural gas from wholesalers in 2006. One of our key competitive advantages is that we have a long-term gas supply contract with a major gas supplier in China. In 2006, our biggest gas supplier was PetroChina’s North China Oilfield Fourth Plant, with which we have signed long term gas supply agreement. The purchase price for natural gas from this plant is $0.21 per cubic meters as of the end of 2006. We expect the price will remain unchanged in the short term.

The table below details our major gas suppliers in 2006 and 2005:

Supplier	2006	2005
North China Oilfield, PetroChina	$1,910,645.87	$1,409,677.47
Hebei Natural Gas Co. Ltd	$115,593.50	$170,945.79

Gross Income

Gross income decreased slightly, from $6.81 million in 2005 to $6.48 million for 2006.

	For the 12 months ended December 31,
	2006		2005		Change
($million)	US$	%	US$	%	%
Gross Income	6.48	100%	6.81	100%	4.26%
Connection	5.67	88%	6.64	98%	-14.61%
Gas	0.81	12%	0.17	2%	376.47%

Gross income from connection operations decreased 14.6%, from $6.64 million in 2005 to $5.67 million in 2006, and accounted for 88% of total gross income in 2006. The decrease was due to the lower-than-expected increase in industrial customers described above.

Gross income from gas sales increased 376%, from $170,000 in 2005 to 810,000 in 2006, accounting for 12% of total gross income in 2006, . The substantial increase was due to effective cost-control measures, reduced gas leakage in transportation and storage, and a change in the make-up of our customer base to include a greater proportion of higher-margin customers.

Our gross margin decreased slightly, from 62.45% in 2005 to 59.62% in fiscal 2006.

Selling, General and Administrative Expenses

Selling expenses remained largely unchanged at $0.1 million for fiscal 2006. We incurred $1.22 million in general and administrative expenses in 2006, an increase of $600,000, or 40%, from the same period one year ago. General and administrative expenses are composed of fees related to business trips, phone usages, social insurance, depreciation, and office equipment, among other expenses. The increase is due to the increase in our operational projects, subsidiaries and employees. The table below sets forth our of general and administrative expenses in 2006:

	For the 12 months ended December 31,
	2006	2005	Change
($ million)	US$	US$	%
General & administrative expenses	1.22	0.87	40.23%

We expect that general and administrative expenses will continue to grow in year 2007, as we expand our business and engage in more financing activities.

The General & Administrative expenses mainly consist of the office, support function expense and Financing expense, with the financing expense increased fast mainly due to the financing activity in Year 2006.

Other Income

Other Income was $ 0.58 million in 2006, an increase of 33% from $ 0.44 million in 2005. Other income represents the income for our investment in 40% equity of Beijing Zhongran Xiangke Oil & Gas Tech Co.

Income tax

Income tax was $0.42 million in fiscal 2006, 20% lower than $0.58 million in fiscal 2005. Pursuant to the tax laws of the PRC, general enterprises are subject to income tax at an effective rate of 33%. Sino Gas is in the natural gas industry, whose development is encouraged by the government. According to income tax regulation, any company engaged in the natural gas industry enjoys a favorable tax rate. In addition, Sino Gas has been certified by regulatory authorities as a high technology company and as such has been enjoying preferential income tax treatment under the PRC’s income tax policies. Under such policies, Sino Gas was exempt from corporate income taxes for the first two years commencing from its first profitable year, and thereafter will be entitled to a 50% tax reduction for the succeeding three years. Our first profitable tax year was 2003. Accordingly, our income would be subject to a reduced tax rate of 7.5% from 2005 to 2007. From 2008, the income tax rate will be 9%. The subsidiaries of Sino Gas are subject to the effective rate of 33%, but almost all income is earned by Sino Gas.

Net Profit

Net profit for the twelve months ended December 31, 2006 was $5.17 million, a decrease of 9.41% from $5.70 million in the same period one year ago. It was due to the slight decrease of our revenues and substantial increase of expenses.

Net profit margin in 2006 was 47.52%, as compared with 52.28% in 2005. The 4.76% decrease in net profit margin was primarily the result of the decrease of connection fees, the margin of which is relatively higher than the margin of gas sales.

In 2007, we plan to actively acquire small-to-mid sized cities while penetrating the existing markets. We expect both the connection fees and the percentage of connection fees to net sales in 2007 will increase sizably, as compared with the levels in fiscal 2006. We expect to add 40,000 household users and two industrial users, and sell 21 million cubic meters of natural gas in 2007. The projected growth rate of our net income in 2007 is above 30% on a year-on-year basis.

Cash and cash equivalents

Cash and cash equivalents were $3.64 million as of December 31, 2006, an increase of $3.07 million over our $570,000 of cash and cash equivalents one year earlier. The major source of cash was from the Company’s financing activities. The money we use for investment and working capital normally comes from our shareholders and operating earnings. The Company completed two equity financings in September and November 2006 separately, with net proceeds of $7.43 million after deducting various fees related to financing. We used $1.48 million for the acquisitions of Yuxian Jinli and Xiahuayuan Jinli, and the rest for working capital and acquisitions in 2007.

We borrowed RMB 19 million ($2,430,445) through a short-term loan from Shenzhen Development Bank for operational purposes in late 2006 by using $3 million from the two equity financings as collateral. Interest on the loan is payable at a rate of 5.022% per annum, and repayment of the loan is in May 2007. We repaid the loan in full in March 2007.

Cash Flows

Net Cash Flow from Financing Activities was $9.86 million in 2006, as compared with $0 in 2005. We raised $7,430,965 by issuing common stock and $2,430,445 by borrowing debt from banks in 2006.

Net Cash Flow from Operating Activities was $5.29 million in 2006, an increase of $2.43 million from $2.86 million in 2005, primarily because we have successfully reduced accounts payable and other payables by $0.08 million in 2006, as compared with an increase of $3.56 million for the same period one year ago, and accounts receivable and other receivables decreased by $0.54 million in 2006, as compared with an increase of $6.14 million in 2005.

In the cash flow from the financing activity, we would like to explain it based on Cash flow statements items. For the item of" Cash flow from Financing activities", there are two material items. The first one is "Insurance of common stock" with the amount of "$7.43M". It is from the activity of the equity financing in September and October. The second one is "Bank borrowing" with the amount of "$2.43M". It is from the activity of short term loan from local banks, for the operational purpose in later 2006. The interest rate is 5.022%. The repayment of the loan is in May 2007. We repaid the loan in full in March 2007.

Net Cash Outflow from Investment Activities was $12.27 million in 2006, an increase of nearly $9.3 million from $2.97 million in 2005. The table below is a breakdown of Cash Outflow from Investment Activities in 2006:

Purchase of plant and equipment	$7,563,222
Pledge deposits	3,124,541
Payment for the construction in progress	1,556,579
Payment of cost of intangible assets	21,511

Net cash used in investing activities	$12,265,853

We expect the returns on these investment activities will be visible on our financial statements in the near-to-middle term.

Accounts Receivable

Accounts Receivable as of December 31, 2006 were $6.44 million, a decrease of $1.33 million from $7.77 million one year ago. The collection period for accounts receivable in the natural gas distribution industry is usually no more than one year. Approximately 80% of accounts receivable incurred in 2005 were collected in 2006, and most of them were collected in the second half of the year, when natural gas distribution companies traditionally collect the majority of the connection fees for the distribution systems they construct.

The table below is a breakdown of our 10 largest accounts receivable as of December 31, 2006.

Shanghai Datun Energy Resources Co., Ltd	$1,509,641
Jinzhou City & Town Development & Construction Co., Ltd	639,591
Xuzhou Ganglong Real Estate Development Co., Ltd	559,232
Kailuan(Group) Weizhou Coal Mining Co., Ltd	532,139
Hebei Zhong Gang Steel Co., Ltd	440,586
1st Machinery Works of North China Petroleum	383,754
Beijing Kailong Real Estate Development Co., Ltd	299,328
Beijing Xincheng Real Estate Development Co., Ltd	282,604
Pei Xian Zheng Yuan Construction Engineering Co.	258,906
Beijing Hong Ji Co., Ltd	227,754

$5,133,535

Fixed Assets

Fixed Assets as of December 31, 2006 was $10.94 million, an increase of $7.59 million from $3.35 million in 2005. The table below is a breakdown of our fixed assets at cost:

	2006	2005
At Cost
Gas Pipelines	$8,255,231	$2,819,341
Motor Vehicles	2,204,621	99,376
Machinery & Equipment	273,943	253,536
Buildings	89,799	86,952
Leasehold Improvements	47,543	46,036
Office Equipment	67,774	41,607

	$10,938,911	$3,346,848

Short term loans

Our short-term bank loans as of December 31, 2006 are as follows:

	2006	2005
Loans from Shen Zhen Development Bank Co., Ltd.	$2,430,445

The half-year bank loan, with the interest rate of 5.022% per annum, is due on May 22, 2007. Interest expense for the loan was $9,522 for the year ended December 31, 2006. We repaid the loan in full in March 2007.

The company paid $681,250 owed to Shenzhen Shi Yi Long Da Co., Ltd. with our normal operating proceeds and $500,409 owed to Beijing Qian Shi Li Technology Development Co., Ltd. with the September and October 2006 financing proceeds.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

BUSINESS OF THE COMPANY

Overview

We are engaged in the development of natural gas distribution systems and the distribution of natural gas to residential and industrial customers in small- and medium-sized cities in the People’s Republic of China (“PRC”), through our indirectly owned subsidiaries in the PRC, Beijing Zhong Ran Wei Ye Gas Co., Ltd. (“Beijing Gas”) and its subsidiaries.

We currently own and operate 24 natural gas distribution systems serving approximately 69,860 residential and 4 industrial customers. Our facilities include approximately 700 kilometers (“km”) of pipeline and delivery networks with a daily distribution of approximately 70,000 cubic meters of natural gas. We have two types of customers: (i) residential and (ii) industrial. The following table presents, for the periods indicated, selected operating data:

	At and for the year ended December 31,		At and for the nine months ended September 30
	2006	2005	2007
Total gas distributed and supplied (US$ millions)	3.65	2.7	4.9
Distribution network (km)	390	187.8	700
Number of industrial customers	5	4	4
Number of residential customers	48,199	23,700	69,860

We own and operate natural gas distribution systems in small and medium sized cities in Hebei, Jiangsu, Jilin and Anhui Provinces in addition to three natural gas distribution systems in the suburbs of Beijing(1). (1) Beijing is not a province but a municipality directly under the jurisdiction of China’s State Council and has many urban districts in the suburbs.

We generate revenues in two ways: (i) connection fees for the interconnections to our natural gas distribution system and (ii) the sale of natural gas. The following table presents, for the periods indicated, the revenues generated from each of our major categories of operations:

	At and for the year ended December 31,				At and for the nine months ended September 30
	2006		2005		2007
	(in US$ millions)		(in US$ millions)		(in US$ millions)
Connection fees (as % of total Sales)	7.22	(66%)	8.2	(75.2%)	6.0	(55%)
Gas sales	3.65	(34%)	2.7	(24.8%)	4.9	(45%)
Other sales	—		—		—

Our cost of sales consists of cost of gas sales and cost of connection. Cost of gas sales consists of cost of natural gas purchased from the suppliers, transportation cost, depreciation of plant and equipment, and amortization of the capitalized construction costs as our expenditures in constructing our pipeline infrastructure are generally capitalized as fixed assets and amortized over a period of time. Cost of connection includes certain construction costs that are expensed. The following table presents Beijing Gas’s costs of sales for the periods indicated:

	For the year ended Dec 31		For the nine months ended Sep 30
(US$millions)	2006	2005	2007
Gas costs	2.84	2.53	4.3
Connection costs	1.55	1.57	1.3

We buy natural gas for distribution in two forms: (i) compressed natural gas (“CNG”); and (ii) liquefied natural gas (“LNG”). Both CNG and LNG are natural gas that has been compressed into canisters so as to enable transportation, usually by truck, to the point of distribution or consumption. Typically CNG is compressed under 20.2 MPa pressure and transported at normal temperature, while LNG is compressed at 60.6MPa pressure and transported at sub zero degree temperature. CNG is generally transported within a distance of 300 km. There is no distance restriction in transporting LNG. As LNG is compressed at much higher pressure and transported at much lower temperature than CNG, the cost of compression and processing of LNG is higher than that of CNG. Generally, if a city is located within 300 km of our natural gas supplier, we transport CNG to the customers. We transport LNG to a city if it is located more than 300 km away from a supplier. Approximately 99% of the natural gas we purchase is CNG and approximately 1% is LNG.

Our business is generally affected by two seasonal factors: First, between December and March, the weather is too cold in northern China for construction. For a given gas distribution project, to avoid running into this time period, we generally start the process of pipeline installation, which has a duration of six to eight months, in April so as to complete the process before December. As a result, most of our revenues from connection fees are recorded in the fourth quarter. Second, winter is our peak season for gas sales, as our customers tend to consume more natural gas for heating purposes.

Organization and Structure of the Company

We operate through our indirectly-owned subsidiaries in the PRC, Beijing Gas and its subsidiaries.

As of September 30, 2007, our corporate structure is set forth below:

(1) The subsidiaries of Beijing Gas are set forth below:

Name of Subsidiary	Beijing Gas Equity Interest %
Peixian Weiye Gas Co., Ltd	90

Sihong Weiye Gas Co., Ltd	95

Wuhe Weiye Gas Co., Ltd	100

Changli Weiye Gas Co., Ltd	100

Yutian Zhongran Weiye Gas Co., Ltd	90

Weixian Jinli Gas Co., Ltd	100

Zhangjiakou City Xiahuayuan Jinli Gas Co., Ltd.	100

Wuqiao Gas Co., Ltd	95

Jinzhou Weiye Gas Co., Ltd	95

Shenzhou Weiye Gas Co., Ltd	95

Ningjin Weiye Gas Co., Ltd	95

Linzhang Weiye Gas Co., Ltd	85

Hengshui Weiye Gas Co., Ltd	100

Longyao Zhongran Weiye Gas Co., Ltd	95

Xingtang Weiye Gas Co., Ltd	95

Gucheng Weiye Gas Co., Ltd	100

Langfang Development Region Weiye Dangerous Goods Transportation Co., Ltd	95

Beijing Chenguang Gas Ltd.	100

Xinji Zhongchen Gas Co., Ltd	100

Tianjin Chenguang Gas Co., Ltd	100

Luquan Chenguang Gas Co., Ltd	100

Cheng’an Chenguang Gas Co., Ltd	100

Nangong Weiye Gas Co., Ltd	100

Sishui Weiye Gas Co., Ltd	95

Guannan Weiye Gas Co., Ltd	100

Sixian Weiye Gas Co., Ltd	100

Baishan Wiye Gas Co., Ltd	100

Organizational History

Sino Gas International Holdings, Inc. was incorporated under the laws of the State of Utah on August 19, 1983 as Evica Resources, Inc. On April 5, 1984, we changed our name to American Arms, Inc. American Arms, Inc. commenced the manufacture and sale of weapons and laser sights. On April 12, 1988, we changed our name to American Industries, Inc. as we were no longer engaged in the manufacturing and sale of weapons and laser sights. American Industries, Inc. was in the business of providing room safes for hotels.

On February 19, 2002, we formed a subsidiary corporation named Pegasus Tel, Inc. under the laws of the State of Delaware, in order to enter into the telecommunications business. On March 28, 2002, Pegasus Tel, Inc. merged with Pegasus Communications, Inc., a New York corporation, with Pegasus Tel, Inc. as the surviving entity. On January 14, 2002 we purchased payphone assets consisting of 29 payphones and associated equipment from the Margaretville Telephone Company for $11,600.00.

On May 21, 2002, we changed our name to Dolce Ventures, Inc.  We were an inactive shell between May 2002 and September 7, 2006.

On September 7, 2006, the shareholders holding 72,569,764 shares of our common stock, which constituted 72.01% of the then outstanding shares of our capital stock, sold all of their shares to GAS Investment China Co., Ltd. (“Gas (BVI)”), the parent company of Beijing Gas, for a cash consideration of $675,000. On the same date, we consummated a share exchange transaction with the shareholders of Gas (BVI), whereby we exchanged 14,361,646 shares of our Series A Convertible Preferred Stock, par value $0.001 per share (“Series A Preferred”), which constituted all of the then outstanding shares of our Series A Preferred, for all of the issued and outstanding stock of Gas (BVI) held by the shareholders of Gas (BVI). As a result of the share exchange transaction, Gas (BVI) became our wholly-owned subsidiary, and Beijing Gas became our indirectly wholly-owned subsidiary. In addition, as a result of the share exchange transaction, we ceased being a shell company as such term is defined in Rule 12b-2 under the Exchange Act and are now engaged in the development of natural gas distribution systems and the distribution and supply of natural gas in the PRC.

On November 17, 2006, we changed our name to Sino Gas International Holdings, Inc. and effected a 304.44-for-1 reverse stock split which reduced the number of the outstanding shares of our common stock from 100,770,140 to 331,002. Upon the effectiveness of the reverse stock split, each of the 14,361,646 shares of the then outstanding Series A Preferred was automatically converted into one share of our common stock, resulting in all of the shareholders of Gas (BVI) immediately prior to the share exchange owning approximately 97.7% of the outstanding shares of our common stock immediately after the reverse stock split, with Mr. Yuchuan Liu, the CEO of our company, owning 36.7%, Bas (BVI) owning 1.6% and the original shareholders of Dolce Ventures, Inc. immediately prior to the share exchange owning 0.6%.

Organizational History of Gas (BVI) and Beijing Gas

Gas (BVI) was incorporated on June 19, 2003 in the Territory of the British Virgin Islands with Mr. Liu Yu Chuan as its sole shareholder. Gas (BVI) is the holding company for Beijing Gas. Prior to the acquisition of all of the equity interests of Beijing Gas by Gas (BVI) as described below, Gas (BVI) had no business operations, assets or liabilities, apart from organizational expenses and fees.

Beijing Gas was originally formed as a limited liability company under the laws of the PRC in 2001 under the name Beijing Yuan Wang Yu Cheng Construction Ltd., and changed its name to its current name, Beijing Zhong Ran Wei Ye Gas Co. Ltd., in June 2003.  On February 17, 2004, Gas (BVI) acquired all the outstanding capital stock of Beijing Gas from its then shareholders. On July 14, 2004, Gas (BVI) transferred 1% of the capital stock of Beijing Gas to Shen Zhen Shen Qi Cheng Tong Investment Ltd., a limited liability company organized under the laws of the PRC (“Shen Zhen Shen Qi”), and, simultaneously, Shen Zhen Shen Qi invested RMB 20 million in Beijing Gas in exchange for 50% of its capital stock. As a result, Gas (BVI) and Shen Zhen Shen Qi held 49% and 51% of the capital stock of Beijing Gas, respectively. On April 30, 2006, Gas (BVI) acquired all of the capital stock of Beijing Gas held by Shen Zhen Shen Qi in exchange for RMB 20.4 million. As a result of this transaction, Beijing Gas is now a “wholly foreign owned entity” under PRC law by virtue of its status as a wholly-owned subsidiary of Gas (BVI).

Beijing Gas has subsidiaries, known as project companies, in four provinces, and four branch offices in Beijing. The project companies are the operating subsidiaries of Beijing Gas. Each project company operates as a local natural gas distributor in a city or county, which we refer to as an operational location, pursuant to an exclusive franchise agreement with the local government or entities responsible for administering and/or regulating gas utilities, pursuant to which Beijing Gas is granted the exclusive right to develop and operate natural gas distribution systems and distribute natural gas at the operational location.

We now have operations in Hebei Province, Jiangsu Province, Anhui Province, and Jilin province and in the suburbs of Beijing through our four branch offices in Beijing, We have operations in 18 cities in Hebei, 2 cities in Anhui, 3 cities in Jiangsu and 1 city in Jilin province. Most of them have an urban population of less than 300,000 and are experiencing quick urbanization. Hebei Province is the closest province to the Chinese Capital city Beijing, where our headquarters is located. Jiangsu Province and Anhui Province are two adjourning provinces in eastern China, which are close to Shanghai City. Jilin Province is located in North-Eastern China.

Each of the project companies is organized as a limited liability company under PRC law with Beijing Gas holding an equity interest of 85% to 100% and an individual shareholder nominally holding the remainder of the equity interest in such project company. Each such individual shareholder has relinquished any and all rights, power and interest of a shareholder in the respective project companies under enforceable contracts. This structure was intended to comply with a PRC law that required a limited liability company to have at least two shareholders, which requirement was removed in January 2006. Beijing Gas intends to cause the individual shareholders to transfer their shares in each of the project companies back to Beijing Gas in the near future.

In addition, Beijing Gas holds a 40% equity interest in Beijing Zhong Ran Xiang Ke Oil and Gas Technology Co. Ltd. (“Beijing Zhong Ran Xiang Ke”), a PRC joint venture entity engaged in the business of development, licensing and sale of oil and gas technologies and equipment, and sale of self-produced chemical preparation for use in the exploration process of oil field. We did not derive any material amount of revenues from this joint venture.

We made the following acquisitions:

On December 13, 2006, Beijing Gas, acquired 100% equity interest of Zhangiiakou City Xiahuayuan Jinli Gas Ltd. Co. for a purchase price of 2,000,000 RMB (approximately U.S. $274,000) in cash. Xiahuayuan Jinli is now a wholly-owned subsidiary of Beijing Gas. Xiahuayuan Jinli is a small regional natural gas distributor in Hebei Province, PRC. On December 13, 2006, Beijing Gas acquired 100% equity interest of Yuxian Jinli Gas Ltd. Co., for a purchase price of 9,500,000 RMB in cash (approximately U.S. $ 1.3 million). Yuxian Jinli is now a wholly-owned subsidiary of Beijing Gas. Yuan Jinli is a small regional natural gas distributor in Hebei Province, PRC. On January 15, 2007, Beijing Gas acquired 100% equity interest of Beijing Chenguang Gas Ltd., Co. for a purchase price of 26,000,000 RMB (or approximately USD3.35 million) in cash. Beijing Chenguang became a wholly-owned subsidiary of Beijing Gas. Beijing Chenguang is primarily engaged in the business of developing, transfer and licensing of technologies regarding natural gas purification, compression and transportation., as well as installation of natural gas equipment and supply of natural gas. Mr. Zhicheng Zhou, our Chief Operating Officer, owned 30% of Beijng Chenguang immediately prior to the acquisition. We made full disclosure under the heading “Certain relationships and related transactions” on page 71 of this prospectus.

On June 20, 2007, Beijing Gas acquired 100% equity interest of Guannan Zhongyuan Natural Gas Co., Ltd. for a purchase price of 7,500,000 RMB (approximately $987,000) in cash. Guannan is a regional natural gas distributor and developer of natural gas distribution networks in China's Jiangsu Province. The acquisition of Guannan includes all of the assets and customer relationships of Guannan, including concession rights to be the exclusive natural gas distributor in Guannan County, Jiangsu Province, for a period of 30 years beginning June 29, 2007. This acquisition is not with related parties.

On July 9, 2007, We purchased the assets of Baishan Gas Co., Ltd., a regional distributor and developer of distribution networks for natural gas in Jilin Province for a price of $921,000 (RMB7,000,000). Under the asset purchase agreement, we are responsible for paying outstanding debts of Baishan Gas Co., Ltd. in the amount of $4,000,000, which are due in periodic installments through the year 2030.

Our Industry

China’s Macro-Economic Environment for the Natural Gas Market

Traditionally, the PRC has relied heavily on coal and crude oil as its energy sources. According to the China Statistical Yearbook, in 2004, coal, crude oil, hydro-electricity and natural gas accounted for 68.0%, 22.3%, 7.1% and 2.6%, respectively, of the PRC's total energy consumption. In 2005, the ratios were 68.9%, 21.0%, 7.2% and 2.9% respectively. Natural gas has been primarily used as a raw material for chemical fertilizer and to operate oil and gas fields. Accordingly, most natural gas is consumed for production of fertilizer, while the non-production sector accounts for low percentage of final consumption. In 2005, non-production consumption of natural gas was around 7.9 billion cubic meters, which was only a little over 15% of total natural gas consumption that reached to 47.9 billion cubic meters (Source: National Bureau of Statistics of China).

The PRC's heavy reliance on coal is out of line with world consumption rates for the same time period which was 26.5% in 2005 (Source: Energy Information Administration, U.S. Department of Energy). The use of coal, however, causes air pollution and other negative consequences to the environment. In the PRC, the heavy use of unwashed coal has lead to large emissions of sulfur dioxide and particulate matter. The latest air pollution study conducted by the Blacksmith Institute shows that in 2007 two of the 10 most polluted cities in the world are located in the PRC (Source: http://www.blacksmithinstitute.org). As such, there have been serious environmental concerns in many countries around the world and resulted in a global trend to reduce coal usage.

Recognizing the serious problems caused by heavy reliance on coal usage, the PRC government has aggressively moved to reduce coal usage by substituting coal with other, more environmentally friendly forms of fuel, such as natural gas. In consideration of such trends, the PRC set out a policy to raise the share of natural gas in the country's energy mix in its Ninth 5-Year Plan (1996-2000).  At the local government level, in many locations where natural gas supply is available, local governments often require all new residential buildings to incorporate piped gas connections in their designs as a condition to the issuance of the construction or occupancy permits. Before 2000, the gas distribution had principally been served by local municipal governments. Since then, the industry has been open to private sector, whose investments have fostered the wide use of natural gas in the PRC. The natural gas industry has been deemed by the PRC government as a suitable industry for public and private investments.

Demand for Natural Gas in China

Currently, natural gas consumption in the PRC accounts for less than 3% of its total energy consumption. However, driven by environmental pressure from the demand side and improvements in social infrastructure with economic growth, in the west in particular, and stable energy supply, it is anticipated that the use of natural gas will grow very rapidly in the PRC. According to the statistics of the China National Development and Reform Commission (“NDRC”), the consumption of natural gas as increased from 24.5 billion cubic meters in 2000 to 47.9 billion cubic meters in 2005, which represented an average growth of 14.35% per year. According to a research report by Merrill Lynch, demand for natural gas will increase from 16 billion cubic meters in 2005 to 70 billion cubic meters in 2020, representing a compounded annual growth rate of 10.3%.

China’s Natural Gas Reserves and Gas Pipeline Infrastructure

The PRC abounds in rich natural gas reserves, which are distributed principally in Xinjiang, Sichuan and Inner Mongolia in western and north-central China. According to the statistics of the Energy Information Administration, proved natural gas reserves in China are estimated to be 53,325 billion cubic feet in 2006, and 80,000 billion cubic feet in 2007.

Because the PRC’s largest reserves of natural gas are located in western and north-central China, it requires a significant investment in gas transportation infrastructure to carry natural gas to eastern cities and the rest of the PRC. Until recent years, the PRC’s natural gas consumption was limited to local natural gas producing provinces because of the lack of national long-distance pipeline infrastructure.

The principal method for transportation of natural gas from a source to end users is by means of pipelines. In order to develop the natural gas industry, it is essential that the necessary pipeline infrastructure be in place so that natural gas is easily accessible for distribution to end users at affordable cost.

Under with the PRC government’s Tenth 5-Year Plan (2001-2005), the country’s longest pipeline, known as the West-East Pipeline, was constructed and went into operation in January 2005. It transports natural gas to demand centers in the southeast from deposits in the western Xinjiang province to Shanghai, picking up additional gas in the Ordos Basin along the way. The full length of the pipeline is about 4,200 km with a designed annual throughput capacity of 20 billion cubic meters, a delivery pressure of 10 megapascals and 35 processing stations along the pipeline.

There are other pipelines linking smaller natural gas deposits to consumers, such as the pipeline linking the Sebei natural gas field in the Qaidam Basin with consumers in the city of Lanzhou, Ganshu province in the northwest, and a pipeline linking natural gas deposits in Sichuan province in the southwest to demand centers in Hubei and Hunan provinces in the central PRC.

In its Eleventh 5-Year Plan (2006 - 2010), the PRC government re-affirmed its commitment to making significant investments in the expansion of the natural gas pipeline infrastructure over a period of 20 years.

Natural Gas Suppliers

The natural gas supply in China is dominated by the three large state-owned oil and gas holding companies, namely China National Petroleum Corporation Group (“PetroChina”), China Petroleum and Chemical Corporation Group (“Sinopec”), and China National Offshore Oil Corporation Group (“CNOOC”). In 2006, production by CNPC, Sinopec and CNOOC accounted for 73.7%, 14.1% and 12.2%, respectively, of the total national production. CNPC and Sinopec own and primarily operate onshore pipelines while CNOOC owns and operates virtually all off shore pipelines (Source: The Institute of Energy Economics of Japan).

Natural Gas Distributors

Before 2000, natural gas distribution had been principally served by local municipal governments. Since then, natural gas industry has been designated by the PRC government as a suitable industry for public and private investment and has been open to private investment which has fueled the development of the industry and fostered a wider use of natural gas in the PRC. In large cities where the population exceeds 100,000, the natural gas distribution business is dominated by state owned companies, while in cities where the population is less than 100,000, natural gas distribution is carried out by many privately owned companies, most of which operate in just a few locations.

The Gas Delivery Process

The natural gas delivery process is categorized by three segments: production, transmission and distribution, as shown in the chart below:

Production involves underground exploration, drilling, extraction and purification of the natural gas. After extraction from a gas well, natural gas is transported to nearby refineries for removal of water and other impurities. The natural gas is then transported from the refineries via long distance pipelines under extremely high pressure facilitating the supply to a large number of locations near these pipelines at high speeds. The long distance pipelines are owned and operated by PRC state owned oil and gas exploration and production companies such as Sinopec and PetroChina.

Distribution companies (such as our company) distribute natural gas to end users and often own the gas pipeline infrastructure rights of an operational location (including the local pipelines, the processing stations, and the branch pipelines). A distribution company purchases natural gas from oil and gas exploration and production companies. The distribution company determines the method of delivering natural gas to its desired destination after taking into account factors such as the distance between the stations along the major pipeline and delivery points and the expected demand for gas from the relevant gas supply locations.

The transportation of CNG and LNG involves the delivery of natural gas by trucks from gas wells or stations located along the relevant long distance pipeline to a processing station. Such processing stations may contain CNG or LNG pressure regulating facilities which will depressurize the CNG or LNG to reduce the pressure of natural gas from high pressure to medium pressure, before transferring the natural gas to a local pipeline.

The processing station is usually located on the outskirts of an operational location for safety reasons and it provides certain ancillary facilities:

•	To add bromine to the gas to enable the detection of leakages when the gas is transmitted through the pipelines, and

•	To store gas under high, medium or low pressure to be used as reserves for future unexpected fluctuation in demand.

High pressure gas storage tanks usually have thicker walls and therefore, are more expensive to construct than gas storage tanks for storage of gas under medium or low pressure.

After processing, the gas is transmitted under medium pressure to the local pipelines. Local pipelines are laid within an operational location and represent the backbone of the local gas delivery system. Different sections of the local pipelines operate at slightly different pressures, with computer controlled regulators controlling the flow of natural gas for delivery to end users via the branch pipelines and customers’ inlets.

When there is a demand for a connection of gas to a particular area within a gas supply location, the distribution company will invest in the construction of the branch pipelines to connect the local pipelines to the pressure regulating boxes located in the end-users’ buildings or premises. The pressure regulating box reduces the natural gas to a lower pressure before the natural gas is transmitted to the customers’ inlets. Customers’ inlets transmit the natural gas through the pressure regulating box to the end users.

Our Strategy

Our strategy involves a plan: (i) to expand our presence in smaller cities; (ii) to acquire existing gas distribution systems and/or franchises; and (iii) to expand our business upstream by developing and maintaining pipelines that connect China’s East-West Gas Pipeline with the cities where we have our gas stations or where other distributors own distribution networks.

(i) Expand Our Presence in Smaller Cities; by Obtaining Additional Exclusive Franchises. We have focused on small (with urban dwellers in the city proper less than 100,000) and medium sized (with urban dwellers in the city proper less than 300,000) , generally near a larger metropolitan area where there is little competition to obtain a franchise, and where our franchise grants us exclusivity, . In such places in the PRC, we are in a better position to obtain exclusive natural gas distribution system development and supply franchise agreements in negotiating with the cities, which urgently need to provide their citizens with energy, and usually don’t have the leverage of very large cities, which can attract multiple bidders for their franchises. Accordingly, we require and receive an exclusive franchise entitling us to be the sole natural gas utility in such city. Usually, our franchises are for a period of 25-30 years. Since our founding, we have successfully obtained 26 franchises in small and medium sized cities, of which 24 have already developed and 2 are still under development. In 2007 alone, we were able to secure 5 development projects. We plan to obtain and develop 5-8 of such projects per year.

(ii) Acquire Existing Franchises and Gas Distribution Networks to Facilitate Growth. Our expanded presence in small and medium sized cities was accomplished not only by securing franchises and developing gas distribution networks ourselves but also by acquiring existing franchises and networks from other operators. Of the five locations we added in 2007, three were acquired. We believe acquisitions will provide us opportunities for growth as well as enable us to explore opportunities in bigger cities (with urban dweller in the city proper more than 300,000). We are now targeting companies that have good assets and market prospect with strategic locations but less burdened with employees retirement liabilities. We have identified several targets and are negotiating with some of them. We expect to complete a significant acquisition in the near future.

(iii) Expand into Upstream Business. We currently develop gas distribution networks which deliver gas from our storage station in a particular city to residential or industrial customers in that city. We do not have pipelines that connect the national main pipeline that runs across China from the West to the East with the cities where we our customers are located. We have to deliver the gas we purchase from the main pipeline operator to our gas storage facilities in different cities by trucks. We intend to expand into upstream business by developing regional distribution networks to connect West-East main pipeline with cities that are not located near the passageway of the national main pipeline. By developing and maintaining regional pipelines, we believe we can deliver natural gas to our customers more efficiently and with potentially higher margins. In addition, such regional distribution networks can be used by other gas distributors along the pipelines, which will add potential revenue sources for us. As the development of such regional networks require a significant capital outlay, we intend to start exploring such projects after we raise a significant amount of funds in the future.

(iv)Raise Additional Capital . We are in a very capital-intensive business due to the fact that a major part of our activities is to build local natural gas distribution networks which requires a larger capital outlay. Our estimated capital needs for developing a natural gas distribution networks for a specific location are approximately $5 million. We plan to undertake 5-8 projects per year. Therefore, we need approximately $40 million of capital per year. Although the connection fees we charge our customers provide us with the needed capital for building local natural gas distribution networks to a large degree, they may not provide sufficient capital if we carry out the acquisitions and upstream expansion as we have planned. Our growth will, therefore, depend heavily on our ability to raise additional funds. We anticipate using our financing strategy as a competitive tool. Our goal is to duplicate the type of financing and related financial instruments used by utilities in the United States, including the issuance of subsidiary level, non-recourse debt, preferred stock and holding company fixed income issuances. Such a financing plan can not only give us a favorable cost of capital, but enhance investor returns and keep investor dilution at a minimum.

Competitive Advantages

We believe we have the following competitive advantages:

(i) Better Relationship with Natural Gas Suppliers. Many of our employees are former employees of SinoPec and PetroChina. Therefore, we have been able to secure contracts with these large state owned natural gas producers. These contracts have ensured a stable supply of natural gas for us.

(ii) Experienced Management and Technical Personnel.  We have a team of senior executives who are industry experts in managing larger Chinese petroleum and/or gas companies with scores of years of combined experience in running our company or managing business in this industry. Our founder and Chief Executive Officer, Mr. Yuchuan Liu, is a natural gas industry expert with over 20 years experience in senior management positions at PetroChina and China Gas Holdings Limited, a Hong Kong Stock Exchange-listed PRC company. Our Chief Operating Officer, Mr. Zhicheng Zhou, served as the director and General Manager of Beijing Chenguang Gas Co., Ltd. from late 2002 to 2006. Our Chief Engineer, Mr. Shukui Bian, is one of the draftsmen of the PRC national standard for urban gas supply, and was previously the chief executive officer of the First Oil Extraction Plant of North China Oilfield. Our company was one of the earliest to engage in the natural gas distribution business in small and medium sized cities, and thus having gained significant experience in this market segment.

(iii) Experienced Sales and Marketing Team. Our sales and marketing team has gained significant experience in working with local governments and identifying potential markets in small and medium sized cities. Due to their effort, we have won franchises for more than 25 locations.

(iv) US Capital Market Access. By becoming a US public company, we have gained access to the US capital market, which is the biggest and most efficient. We will be able to raise funds, as we have done, for our expansion and growth albeit our ability to raise funds in the US is a limited one because we have not been listed on any major US national stock exchanges. Very few Chinese companies that are in the natural gas distribution business have become a US public company.

Products and Services

Currently, we generate revenues primarily from the connection fees we charge our customers for connecting their appliances to the pipelines in our natural gas distribution systems which we have constructed, and fees for natural gas we charge our customers based on usage.

Historically, connection fees and fees of natural gas usage have constituted more than 90% of our revenues. We recorded connection fees in the amounts of $7.22 million and $8.2 million for the fiscal years ended December 31, 2006 and 2005, respectively, constituting 66% and 75.2% of total revenues for those years. Sales of natural gas were $3.65 million and $2.7 million for the fiscal years ended December 31, 2006 and 2005, respectively, constituting 34% and 24.8% of the total revenues for those years.

Connection Fees

We charge residential customers a flat connection fee for connections to our customers’ gas appliances, typically including cooking stoves, water heaters and boilers. The level of connection fees varies among operational locations and is determine based on a detailed analysis of factors such as estimated capital expenditure, fees charged in surrounding cities, number of users, expected penetration rates, income levels and affordability to local residents and is approved by the relevant local state price bureau. The average of these connection fees for the company in 2006 was approximately $267 per household. For industrial customers, the connection fee is determined based on the facility capacity (on a cubic meter per day basis 300 RMB per cubic meter). Should additional capacity be needed, these customers are required to pay additional connection fees for the additional capacity installed. Connection fees are usually paid in installments, with 30% upon signing, 30% at milestones set out in the contracts, 30% upon completion and 10% guarantee which is paid after one year. Connection fees generally provide a 60-80% profit margin.The rates of connections fee are set by the local state price bureau based on the connection fees charged by other gas distributors in surrounding areas and can vary in different cities. In most cases, we accept the price set by the local state price bureau. But if we find the price does not offer a profit margin equal or greater than 20%, we will negotiate with local governments for an increase. The local governments usually agreed to increase our connection fees under such circumstances Our average connection fee per household is about $276 and the connection fee in most cities is very close to that average. Gas usage fees are also subject to the approval of the local state price bureau. Future price increases are also subject to the same approval process. In considering applications for an increase in gas usage charges, the local state price bureau may consider factors such as increases in the wholesale price of gas or operating expenses, inflation, additional capital expenditure, and whether the profit margin remains fair and reasonable.

When entering into master supply contracts for mass connections, we usually require the payment of deposit from customers while the balance is payable in accordance with the terms set out in the contracts. In the event customers default in the payment of connection fees, we will not start the supply of natural gas until the connection fees are paid.

The deposit received from customers upon the signing of supply contracts generally funds the majority of our capital costs in any new operational location.

Gas Usage Charges

We arrive at gas usage charges after taking into consideration the wholesale price of gas, operating costs, price of substitute products, internal business model margins and the purchasing power of local residents. Gas usage charges are based on actual usage on a per cubic meter basis. The gas usage charges per cubic meter vary between operational locations and the payment mechanism between different categories of customers varies.

Since our inception, the majority of our residential customers have purchased gas units in cash at our sales outlets with details of the prepaid gas units stored electronically on a debit card. The debit card is inserted into a debit card debit gas meter installed at the end user’s premises to activate the gas supply. Units of gas used are deducted from the debit card. When the level of prepaid gas units drops to a certain level (currently pre-set at three cubic meters), the gas meter will produce a sound signal to remind the customer to replenish the value stored in the debit card. Over 85% of our residential customers utilize the debit card payment method. This payment method provides significant advantages to us as all gas purchases are prepaid - not at the point of sale or in arrears.

For those residential customers without a debit card gas meter installed and for commercial and industrial customers, payments for natural gas usage are made in arrears. Gas meters that record actual gas consumption are installed at the end users’ premises and meter readings are taken physically by our staff every month. Monthly bills based on the prior month’s actual usage are then sent to customers. In the event customers default in payment of gas usage charges, gas supply will be suspended within one month of billing.

Our Business Activities

Our major business activities include development and construction of local gas distribution networks, transportation of natural gas from suppliers to our storage facilities in a given operational location, and operating and maintaining the gas distribution networks.

Development

(i) Identifying distribution opportunities in new operational location: Our business development team actively explores and identifies suitable areas of service by conducting market research on potential operational locations where the demand for piped natural gas is desired. Because of our experience and ongoing cooperation with governmental authorities, we also receive invitations from local governments to bid for new natural gas projects or to take over existing natural gas projects.

As the piped natural gas supply industry in the PRC is still in the early stages of development, most areas in the PRC are not yet supplied with piped natural gas even though they may be in close proximity to natural gas sources. Due to the capital intensive nature of new natural gas distribution projects, we are very selective in our choices for new operational locations.

The selection of new operational locations is determined after conducting preliminary evaluation and studies on the target locations, and return on investment. The criteria for any potential operational location that are investigated and documented by us are:

1.	Size and density of population.

2.	Economic statistics of the targeted locations.

3.	Extent and concentration of industrial and commercial activities.

4.	New property development in the target location.

5.	Projected levels of connection fees and gas usage charges.

6.	Extent of the local government’s commitment to environmental protection, environmental policies in place, and the local population’s awareness of environmental issues.

7.	Likelihood of exclusive operational rights and preferential treatment on tax and governmental fees.

8.
Types of gas supply (piped natural gas, CNG or LNG) and methods of delivery. CNG trucks are deployed if the gas source, or long distance pipeline, is located within 300 km. Generally, LNG trucks are used if the gas source, or long distance pipeline, is located beyond 300 km.

9.
For an acquisition of existing natural gas projects, the cost of acquisition, quality of assets and/or business are also valued. In addition, the liabilities of the business are analyzed along with any other perceived or actual problems encountered.

Based on the findings of the investigation, our business development team will decide whether to make a recommendation to management for approval to proceed with discussions and negotiations on a new project. We have conducted dozens of preliminary evaluations since our inception in 2003. We have an aggregate of 24 completed or partially completed operational locations.

(ii) Securing a New operational location. Once we have approved a potential natural gas distribution project in an operational location, we normally set up a local independent subsidiary, also know as a project company, to administer the project for its lifetime. We then prepare and submit a detailed gas project proposal to the local government and commence negotiations on major issues such as the granting of exclusive rights or rights of first refusal to supply gas to that location, proposed connection fees and gas usage charges and whether any tax and other concessions or favorable policies will be granted by the local government. Once established, the project company will conduct a series of marketing and promotional campaigns (which may include joint promotional campaigns with the local government) to increase public awareness of piped natural gas in the operational location. Concurrently, we begin actively seeking out potential customers in the operational location and negotiate the terms of supply contracts with the aim of entering into supply contracts as soon as possible with such customers.

(iii) Construction.

(a) Design stage. The design of the gas pipeline infrastructure for a natural gas distribution project includes the processing stations, the local pipelines and other ancillary facilities such as gas storage tanks. It is carried out by a government approved design institute in accordance with our requirements and specifications. It also takes into account the local population size, the development of the economy, the utilization of energy resources and the environmental conditions. The master design is subject to approval by the local city construction department. The design stage normally takes two to three months.

(b) Construction Stage. Once the design is approved, we invite independent qualified contractors to tender bids for the construction work. The selection criteria for the contractors include their qualifications, experience, expertise, reputation, familiarity with the local environment, prior experience with us and price. We generally enter into turnkey contracts with independent contractors for construction, installation and maintenance of the natural gas pipelines. We pay a down payment with the remainder to be paid upon completion of the project. At the time of entering into turnkey contracts, we source raw materials such as piping, gas regulating equipment and machinery. We have strict quality control procedures for the sourcing of supplies for all construction purposes.

Our internal engineers and independent external inspectors monitor the entire construction process to ensure that each stage of construction meets our quality and safety standards and the relevant regulatory requirements.

For a given operational location, although the gas pipeline infrastructure is designed to cover the entire operational location, our construction program focuses on early gas delivery to areas of concentrated customer demand within such operational location. This ensures that natural gas supply can begin as soon as the essential gas pipeline infrastructure and facilities such as the processing stations are completed. Construction work in a target area will gradually extend to cover the whole operational location, which typically takes two to five years.

Operation

Once the necessary gas pipeline infrastructure is in place in a given operational location, we begin the design and construction of the branch pipelines and customers’ inlets pursuant to gas supply contracts with customers. The designs of branch pipelines and customers’ inlets are normally prepared by us, reviewed by a government approved design institute, and carried out by external contractors. Upon completion of the construction of the branch pipelines and customer inlets in the operational location, we begin to supply and sale natural gas and related services to customers within the operational location pursuant to supply contracts with such customers. The natural gas to be supplied to the residential or industrial customers is carried by trucks with canisters that contain CNG or LNG, to our storage facilities in various operational locations for storage, decompression and gasification. From those storage facilities, the gas is transported through our pipeline system to our end users.

Intellectual Property

We do not hold any registered trademarks or patents. We have developed a proprietary natural gas compression process that allows us to effectively and economically compress natural gas and distribute it. .

We own and operate a website under the internet domain name www.sino-gas.com.

Research and Development

We have eight full-time employees engaged in the company-sponsored research and development efforts. These employees specialize in the fields of energy, mechanical and electronic engineering. For the fiscal year ended December 31, 2006 and 2005, $543,500 and $545,350, respectively, on R&D activities. Areas that are targets of our ongoing research and development activities include:

•	Methodology and practices to increase operating efficiency and safety standards.

•	Expansion of the applications for natural gas, such as gas-fuelled air conditioners, washing machines and dryers, and the use of CNG in motor vehicles.

•	Improvements in gas storage and transportation systems especially the reduction of the size of the storage facilities.

Sales and Marketing

Our main sales office, which is located in Beijing, has three staff led by the Vice President of Marketing and is responsible for managing our overall sales policies and devising our marketing strategy. They are responsible for developing and maintaining accounts with major industrial customers and big real estate developers. They regularly visit potential customers and conduct meetings with them to see if there is need and to introduce the advantages of using natural gas.

We have approximately 25 sales and marketing staff at our operational locations who target residential customers by working with local neighborhood committees and government agencies. In addition, they coordinate with our national office in with national office in targeting industrial customers and local developers. We establish a project company at each operational location and the local sales and marketing team for each project company works together with the main office team to structure an appropriate plan accommodating the specific needs and circumstances of the operational location. Our marketing team plays an active role in lobbying the relevant government authorities during the negotiation stage.

The sales and marketing team is responsible for company image and brand building, as well as promoting the advantages and concept of using natural gas as a necessary part of modern day life. Once established, a project company will implement a series of promotional campaigns (which may include joint promotional campaigns with the local government) to increase public awareness of piped natural gas in an operational location. At the same time, the project company begins to actively seek out potential customers in the operational location and negotiate the terms of supply contracts with the aim of entering into supply contracts with such customers as soon as possible.

Our Customers

We have two principal types of customers: (i) residential customers and (ii) industrial customers.

Residential Customers

Natural gas is primarily used by residential owners for cooking as well as water and space heating. We market directly to property developers, government departments and organizations, private companies and state-owned enterprises, as these entities enter into master supply contracts with us for the connection of gas to all the units within a residential development (new or existing, owned by such entities or their respective employees). These entities are responsible for making, or they coordinate with the end users to facilitate our efforts in collecting the advance payment of connection fees, while gas usage charges are paid by the individual end users. With new residential developments, connection fees are collected in advance by an installment of 30% upon the signing of the contracts. An additional 30% is colleted at milestones set in the contracts and an additional 30% is collected upon completion of the project. Usually, we will have collected ninety percent payment of connection fees by the time when construction is completed regardless of whether the units are sold or occupied. The remaining 10 percent is paid one year after the completion and any deduction of warranty expenses. The actual supply of gas commences after the unit is occupied.

We also connect to existing buildings formerly without piped natural gas supplies. Representatives of the buildings will consult individual households as to whether they wish to have piped natural gas supply and coordinate the collection of connection fees from the end users on our behalf. Both connection fees and gas usage charges are payable in advance by the individual end users. We build pipelines to connect these customers to our gas storage facilities and supply gas at market price after receiving payment. The inlets that are located inside the home and gas appliances are owned by the end users, with one-year quality guarantee by us. We maintain the pipelines outside the end user’s homes. The contracts are generally renewable on a yearly basis.

At present, we have approximately 317 master supply agreements for the supply of gas to 63,000 end users in Beijing Hebei, Jiangsu, Jilin and Anhui. Our top five residential customers, who are developers or owners of residential areas, are shown below:

	Percentage of Connections Fees for the year ended
	December 31,
Customers	2006	2005
Shanghai Datun Energy Holdings	36.43%		%
Jinzhou Chengzhen Development Co	8.73%		%
Xuzhou Ganglong Real Estate Development Co	7.34%		%
Kailun Weizhou Minerals Co.	7.20%		%
Jinzhou Real Estate Co.	5.54%		%
Total	65.24%		%

Industrial and Commercial Customers

Our industrial customers use natural gas primarily for heating, air conditioning, water heating and cooking purposes. These customers we target include owners of hotels, restaurants, office buildings, shopping centers, hospitals, educational establishments, sports and leisure facilities and exhibition halls. Natural gas has a wide variety of applications for industrial customers such as fuelling industrial boilers, furnaces, ovens, incinerators, foundries and steamers as well as water and space heating in staff canteens and dormitories within the industrial customers’ premises. We enter into supply contracts with these customers for the distribution of gas to their premises, and both connection fees and gas usage charges are borne by such customers.

The table below presents information about our industrial customers for the periods indicated:

	Percentage of Sales
	Fiscal year ended December 31,
Customers	2006	2005
Hebei Zhong Gang Steel	51.78%	15.1%
Pei County Tian Ma Wu Ye	0%	10.6%
Elite (Lang Fang) Textile	0.2%	0.4%
Tang Shan Chang Sheng	9.04%	1.0%
Tang Shang Heng Tong	0%	2.4%
Total	61.02%	29.5%

Our agreement with Tang Shang Heng Tong expired in March 2006. During the fiscal year ended December 31, 2006, our largest two customers were Heibei Zhong Gang Steel and Tang Shan Chang Sheng. Our sales generated from Beijing Zhong Ran Xiang Ke were $334,326 for the fiscal year ended December 31, 2006.

Materials and Supplies

Natural Gas

The principal supplies purchased for our business are natural gas, pipes, machinery and equipment. Purchase of natural gas represented 65% and 61.64% of our total purchase of supplies for the for the fiscal years ended December 31, 2006 and 2005, respectively. Generally, approximately 99% of the natural gas we purchase is CNG and approximately 1% is LNG.

Our principal CNG supplier has been the Fourth Oil Extraction Plant of the North China Oilfield (the “North China Oilfield”), a subsidiary of PetroChina. Our LNG supplier has been Henan Zhong Yuan Lu Ye Advanced Technology Ltd. Co. (“Henan Zhong Yuan”), a subsidiary of SinoPec. Historically, we have purchased approximately 90% of our total purchases of CNG from North China Oilfield and 100% of our total purchases of LNG from Henan Zhong Yuan.

We have supply contracts (with terms from 1 to 3 years renewable but no fixed price, which price is set indirectly by the PRC National Development and Reform Commission (“NDRC”) irregularly and can be passed along to the end customers) with these suppliers and have not experienced any shortage of natural gas supply in the past. To prepare for growth, we have also entered into agreements with new suppliers to meet our growing demands.  These contractual relationships with our suppliers allow us to pursue natural gas distribution projects in a wide range of operational locations.

The wholesale price of natural gas is agreed upon between the suppliers and us with reference to the wellhead price which is determined by NDRC with approval from the PRC State Council, distance of transportation, purification fees and the supplier’s operating costs. The wellhead price of natural gas is currently set at $0.12 per cubic meter with a 10% allowance for upward or downward adjustments as a result of negotiations between suppliers and distribution companies, such as Beijing Gas. Generally, we are only required to pay for the actual quantity purchased and there is no penalty should we purchase less than the stated amount.

Piping, Machinery and Equipment

Piping, machinery and equipment constitute 60-70% of our construction cost. We purchase such supplies through a bidding process which is administered by the procurement committee. Potential suppliers are evaluated on their proposed terms including technical specifications, price, payment terms and post-sale services and the procurement committee keeps a scoring system based on these parameters. After validation of the various suppliers’ service and capabilities for stable supply, we acquire the needed materials and parts from the supplier offering the best terms.

We purchase pipes of various size and thickness domestically for installation in different segments of our natural gas pipeline infrastructure according to specifications that comply with PRC standards and regulations. Payments for equipment, pipes and machinery are purchased with credit terms ranging from 30 to 90 days. We generally do not purchase gas appliances except gas meters which we purchase in bulk directly from manufacturers in China and maintain a limited inventory of them. We also provide repair and maintenance service to the gas appliances supplied. We generally provide a one-year warranty of our gas distribution system to our customers, during which time we provide free check-ups of the pipeline and repair for any appliances we provided.

In 2006, we purchased approximately $2,677,580 of pipes, machinery and equipment. The following table shows our top five suppliers in 2006.

Major Suppliers of Pipes, Machinery and Equipment as of December 31, 2006

Major Suppliers of Pipes, Machinery and Equipment

Item	Suppliers	Amount Purchased in 2006	Percentage of Total Purchase in 2006
		($1,000)
Pipes	Jiangsu Xinghe Group Co.	450.07	16.81%
Pipes	Ningbo Yuhua Electronics Co.	108.77	4.06%
Decompression Equipment	Zaoqiang Gas Pressure Regulator Manufacturing Co.	67.93	2.54%
Decompression Equipment	Shijianzhuang Jiayun Gas Equipment Co.	11.57	0.43%
Gas Meters	Jiangsu Yinhe Electronics Co.	276.21	10.32%
Total	-	914.56	34.16%

Competition

Since our inception, we have focused on supplying natural gas to small and medium sized cities in the PRC where the average urban residents in the city proper is 300,000 and below, where the natural gas penetration rate is typically 0%, and where we are able to obtain exclusivity for natural gas distribution from the local government. In entering into these small and medium sized cities, we are generally authorized to be the sole supplier of natural gas by the local governments pursuant to franchise agreements for a typical term of 25 to 30 years. This differs from the bigger natural gas distribution companies which have focused on a few areas with large populations. The larger cities are very competitive markets that tend to offer less flexibility for advantageous pricing arrangements. For a typical small city project, our initial investment is only about $500,000 with an average internal rate of return of 31% over the life of the project. Due to our smaller city focus where the operating cost is low and competition is much less intense, we believe we generate profit margins and returns at or above industry-average levels.

As we compete principally with small- to medium- sized private companies in the natural gas distribution industry, the information about our competition and competitive position is limited. Based on the information available to us, we estimate that there are approximately 200 hundred small- to medium- sized private gas distribution companies in the PRC. Most of these companies target local towns, rather than take the approach that we do, of targeting cities in different provinces. Also, most of these companies operate an average of three or four natural gas distributions systems, as compared to the 20 natural gas distribution systems that we operate.

Based on the division of the administrative districts in the PRC as of December 31, 2005, it has been estimated that there are approximately 2,862 smaller cities in the PRC with urban dwellers in the city proper between 100,000 to 300,000. Among them, approximately 800 smaller cities have the potential to be supplied with natural gas and 100 smaller cities have already been supplied with natural gas. Among the 100 smaller cities where natural gas is already available, Beijing Gas is the distributor to 24 of them, and, therefore, we believe we have the largest market share among our peer businesses that target the natural gas market among smaller cities.

We believe compete with the following companies directly:

	Ticker	06 Revenue (in $millions)	06 Net Income (in $millions)
Towngas China Co., Ltd (Panva Gas)(1)	1083.HK	343	-33
Xinao Gas Holdings Ltd(2)	2688.HK	441	49
Shanghai Tongda Energy Group(3)		21	3
China Gas Holdings Limited(4)	0384.HK	161	25
Zhengzhou Gas Co. Ltd(5)	3928.HK	95	14

(1) Towngas China Company Ltd., formerly Panva Gas Holding Limited, is supplier of gas, including liquefied petroleum gas (LPG) and natural gas in eight Chinese provinces, where over 40 companies of the Group are providing gas fuel services.

(2) Xinao Gas Holdings Limited is principally engaged in the investment in, and the operation and management of, gas pipeline infrastructure and the sale and distribution of piped and bottled gas in China with operations in four divisions: gas connection, sales of piped gas, distributions of bottled LPG and sales of gas appliances.

(3) Shanghai Tongda is engaged in the construction and operation of urban CNG, LNG, and LPG. It operates in over 15 cities across provinces through 15 subsidiaries.

(4) China Gas Holdings Limited (China Gas) is an investment holding company. The Company is an operator of natural gas services principally engaged in the investment, operation and management of city gas pipeline infrastructure, long-distance, high-pressure pipelines, distribution of natural gas to residential, commercial, industrial and vehicle users, construction and operation of oil stations, and gas stations, as well as liquefied natural Gas (LNG) liquefaction plants, and development and application of oil and natural gas related technologies. The Company has four operating divisions: property investment, financial and securities investment, gas connection and sales of piped gas.

(5) Zhengzhou Gas Company Limited is an investment holding company. The Company is principally engaged in the sales of natural gas, pressure control equipment and gas appliances to customers, and the construction of gas pipelines and the provision of repairs and maintenance of gas pipelines services. The gas appliances available for sales include gas stoves, water heaters and wall-attached stoves. At December 31, 2006, the Company had 629,016 residential users, 1,433 commercial users, 51 industrial users and 6,235 vehicular users.

Safety and Quality Control

Safety Control

We are focused on safety, have implemented a safety system and set up a safety department to oversee safety issues for all of our operations. We carry out routine inspection of the branch pipelines, customers’ inlets, gas meters and gas appliances at the customers’ premises twice annually. These semi-annual inspections are free unless major repairs are required in which case we charge the customers for labor, replacement parts and other materials used for the repairs.

We believe in educating users about safety procedures. Before gas is actually supplied, we provide a thorough explanation of safety procedures to end users, hold regular seminars, and distribute brochures and booklets on safety. We have a 24-hour telephone help line for enquiries and reporting of emergency matters.

In order for us to monitor the operations of the pipelines for abnormal gas usage, gas leakages, or any other irregularities, we collect information about the temperature, pressure and volume of gas from key points along the local pipelines. The information is collected in the control center located in the head office of each operational location for analysis. We use process control instruments known as Supervisory Control and Data Acquisition systems, in which a number of small detectors are installed along the pipelines to collect information and process the data electronically in real time at the control center. Each project company conducts a major inspection of its pipelines, processing station(s) and other equipment at least once annually. If gas leakages or any other irregularities are detected, we will take remedial action immediately.

Due to the strict implementation of safety control procedures, there have been no major accidents which have resulted in serious injury or death since our inception.

Quality Control

Quality control begins in the design and construction phase of the natural gas supply infrastructure. Our quality control team regularly makes inspection visits and conducts tests to ensure that the construction work meets our required standards as well as national and local regulations.

We also have strict quality control procedures for the sourcing of raw materials. We only purchase from our approved list of qualified suppliers and such suppliers have fulfilled the relevant requirements in accordance with national standards.

In order to monitor the quality of gas purchased by us, we obtain gas composition reports regularly from our gas suppliers with data on important measures such as the heat content and composition of impurities in our gas supply. We also conduct regular tests on the gas purchased in order to verify its quality.

Insurance

We currently do not carry any product liability or other similar insurance, nor do we have property insurance covering our plants, manufacturing equipment and office buildings expect compulsory insurance and fixed-sum insurance for cars and other vehicles. We plan to purchase property insurance to cover our manufacturing plants, equipment and office buildings in the near future when such insurance policies are available.

We maintain social insurance for our staff and employees in accordance with relevant requirements under PRC law.

Government Regulations

Pricing Regulations

We purchase natural gas from natural gas wholesalers, which are state-owned enterprises and which must comply with PRC natural gas pricing regulations. The wholesale price of natural gas payable by distribution companies, such as Beijing Gas, to the suppliers of natural gas is comprised of three components, the wellhead price, the pipeline transportation tariff and the purification fee. The wellhead price is fixed by NDRC, and is currently set at $.12 per cubic meter with a 10% allowance for upward or downward adjustments for negotiation between suppliers and distribution companies. The pipeline transmission tariffs are determined by reference to the investment costs of the relevant long distance pipeline, depreciation, wear and tear and the distance of delivery. The purification fee is based on the actual purification costs of the suppliers. Both the pipeline transmission tariffs and the purification fee must also be approved by the NDRC.

Pricing of Natural Gas - US$ per cubic meter

	2002	2003	2004	2005	2006
Wellhead	$0.08	$0.09	$0.09	$0.08	$0.11
Pipeline	$0.09	$0.09	$0.09	$0.09	$0.09
Purification	$0.01	$0.01	$0.01	$0.01	$0.01
Total	$0.18	$0.19	$0.19	$0.18	$0.21

The price we charge our residential customers for natural gas is based on the wholesale price plus cost and a profit margin of 10-15% and must be approved by the local price bureau.

Operational and Construction Permits

In the PRC, companies in the gas distribution business must also obtain an operational permit from the local municipal government to begin operation. In addition, a construction permit must be obtained if such gas distribution company also engages in construction. In both cases, the local municipal government will review the qualifications and experience of the management and technical staff of the distribution company and consider whether the distribution company is capable of fulfilling the operational and construction standards.

As of December 10, 2007,, Beijing Gas and most of our project companies and branch offices have the necessary operational permits. We are still in the process of getting natural gas distribution permits for six of our projects. We believe failure to obtain such permits in time for those projects will not have a materially adverse effect on our operations.

Safety Regulations

As a natural gas distributor, Beijing Gas is regulated by the Administrative Rules on the City Gas Safety jointly promulgated by the PRC Ministry of Construction, standards set by Standard Bureau and Fire Safety Bureau of PRC Ministry of Public Security effective in May 1991.  According to such rules, the manufacture, storage, transportation, operation, usage of city gas, design and construction of gas-related projects, and the manufacture of gas-related facilities shall be subject to relevant safety requirements and qualifications. Fuel service station standards are subject to regulation by the PRC’s Ministry of Construction, General Administration of Quality Supervision, and Bureau of Inspection and Quarantine. Required certificates are issued upon satisfactory inspection of service stations. In addition, there are various standards that must be met for filling stations, including handling and storage of gas, tanker handling, and compressor operation. These standards are regulated by local construction and gas operations regulating authorities. Inspections are carried out and certificates for the handling of dangerous agents are issued by relevant local authorities. As of December 10, 2007, most of our project companies have received such certificates. There are six project companies that are still in the process of obtaining such certificates. We believe failure to obtain such certificates in time for those projects will not have a materially adverse effect on our operations.

Environmental Assessment

Under China’s Environmental Regulations, each of our project location should obtain an environmental assessment report which asses the environmental impact of the operations of the project. The report must be approved by the relevant authorities. As of December 10, 2007, most of our project companies have obtained such reports. We are still in process of obtaining such reports for five project companies. We believe failure to obtain such reports in time for those projects will not have a materially adverse effect on our operations.

Income Taxes

Pursuant to the tax laws of PRC, general enterprises are subject to income tax at an effective rate of 33%. Beijing Gas is in the natural gas industry, whose development is encouraged by the government. However, PRC income tax regulations provide that any company operating in the natural gas industry enjoys a favorable tax rate. In addition, Beijing Gas has been approved as a high technology company and as such has been enjoying preferential income tax treatment under the PRC’s income tax policies. Under these policies, Beijing Gas was exempt from corporate income taxes for the first two years commencing from its first profitable year, and thereafter will be entitled to a 50% tax reduction for the succeeding three years. Our first profitable tax year was 2003. Accordingly, our income is subject to a reduced tax rate of 7.5% from 2005 to 2007. Beginning in 2008, our income tax rate will be 7.5%. The subsidiaries of Beijing Gas are subject to the effective rate of 15% - 33%, but almost all income is earned by Beijing Gas.

Foreign Currency Control

 Under certain regulations in the form of public notices issued by the PRC State Administration of Foreign Exchange, or SAFE, our shareholders who are PRC resident entities or individuals are subject to certain registration requirements due to the status of GAS (BVI) and Sino Gas under Chinese law as offshore special purpose companies, or SPCs. These regulations would prohibit Beijing Gas from distributing dividends or profits to GAS (BVI) and/or Sino Gas as SPCs unless we comply with the registration requirements set forth by SAFE. As of the date hereof, Mr. Liu Yu Chuan, our President, Chief Executive Officer and Chairman of the Board, has completed the registration with the SAFE and has been issued a SAFE certificate in August 2006. We are in the process of determining whether there are additional shareholders who are subject to the SAFE regulations and whose compliance status will have a material effect on our ability to remit any of our profits out of the PRC as dividends or otherwise.

Employees

As of September 30, 2007, we had approximately 395 full-time employees, including 61 management personnel, 55 approximately 50 technicians, 30 engineers and 15 research and development personnel. One employee holds a doctorate degree, 3 employees hold a master’s degree, and 102 employees hold a bachelor’s degree

As required by applicable Chinese law, we have entered into employment contracts with all of our employees. We have also entered into a confidentiality agreement with all of our employees under which such employees are prohibited from disclosing confidential information of the Company or using it for other purposes than the benefit of the Company. Directors, officers, mid-level managers and some key employees in sales and R&D are required to sign a non-compete agreement which prohibits them from competing with the Company while they are employees of the Company and not working for a competitor within one year of termination and working in the industry for two years after their employment with the Company is terminated.

Our employees in China participate in a state pension arrangement organized by Chinese municipal and provincial governments. We are required to contribute to the arrangement at the rate of 20% of the average monthly salary. In addition, we are required by Chinese law to cover employees in China with other types of social insurances. Our total contribution may amount to 30% of the average monthly salary. We have purchased social insurances for all of our employees. The social insurance we paid in 2005 and 2006 is shown below:

	At and for the year ended December 31,
	2006 (in USD)	2005 (in USD)
Amount of social insurance	77104.80	70223.29

Description of Property

We have offices at all operational locations. The facilities are added with each new project or operational location as part of the execution of the project.

All land in China is owned by the State. Individuals and companies are permitted to acquire rights to use land or land use rights for specific purposes. A “land use right” allows the holder the right to use the land for a specified long-term period of time and confers to the holder all the incidents of ownership of the land during that period. In the case of land used for industrial purposes, the land use rights are generally granted for a period of 50 years. This period may be renewed at the expiration of the initial and any subsequent terms. Granted land use rights are transferable and may be used as security for borrowings and other obligations. We hold land use rights for two parcels of land registered under their names, and lease land use rights from third parties for additional parcels of land that are used for its gas distribution projects. In addition, we lease office buildings and warehouse facilities for our business operations.

Set forth below is the detailed information regarding these land use rights registered under the names of Beijing Gas or its subsidiaries:

Registered owner of land use right	Location & certificate of land use right	Usage	(approximate) square meters	Date of Issuance or Grant	Expiration Date
Beijing Gas	South side of Huang He Road, Cai Yuan Town, Wu Qiao County Wu Guo Yong (2003) Zi Di Chu No. 208	Other commercial use	1,520	November 25, 2003	November 25, 2043

Y Yu Tian Country Zhong Ran Wei Ye Gas Ltd.	Between East side of Yu Zun West Road and South side of Guan Qu, Yu Tian County Yu Tian Guo Yong (2004) Zi Di No. 097	Industrial use	2,674.5	June 8, 2004	May 21, 2054

In addition to the land use rights described above, we have the right to use an aggregate of approximately 36,283 square meters for our operations either through grants or transfers of land use rights or lease arrangements. The rights range in duration from six to 20 years. The documentation of some of these land use rights have not yet been completed. We expect to complete the documentation for these land use rights in the near future.

As of November 15, 2007, we own 700 km of high-pressure underground pipeline all with a diameter greater than 110 millimeters. We also own and operate 32 natural gas stations with accompanying buildings, gas compression facilities and other equipment, including 22 cars, 19 trucks, 28 containers (3000 m3), 5 containers (450 m3), and 58 containers (300 m3). We also lease two trucks from PetroChina.

We believe that all our properties and equipment have been adequately maintained, are generally in good condition, and are suitable and adequate for our business.

Legal Proceedings

There is no material litigation pending or threatened against us.

Management

Directors and Executive Officers

Directors and Executive Officers	Position/Title	Age
Yuchuan LIU	President & Chief Executive Officer, director and Chairman of the Board	44
Zhicheng ZHOU	Chief Operating Officer	44
Zhimin ZHONG	Marketing Director	53
Shukui BIAN	Vice President & Chief Engineer	44
Vincent HU	Chief Financial Officer	34
Guowei CHEN	Director	52
Quandong SUN	Director	42
John D. KUHNS	Director	57
Fang CHEN	Director	35

here are no family relationships among our directors or executive officers.

All our directors hold office until the next annual meeting of our shareholders, and until their successors have been qualified after being elected or appointed. Officers serve at the discretion of our board of directors.

Set forth below is the biographical information about our directors and executive officers:

Mr. Yuchuan Liu Mr. Liu was appointed our Chairman, Chief Executive Officer and President on September 7, 2006. Mr. Liu graduated from North Industrial University, Beijing, PRC with a B.S. degree in electrical engineering. Mr. Liu has been a licensed Senior Engineer in the PRC since 1997. Mr. Liu was the Chairman of the board of directors and General Manager of Beijing Zhong Ran Wei Ye Gas Co., Ltd. between 2003-2006 and he was the Chairman of the Board of Beijing Xiang Ke Jia Hua Petroleum and Natural Gas Co., Ltd. between 2000 and 2003. Prior to that, Mr. Liu served as CEO of Lang Fang Zhong Gong Petroleum and Natural Gas Technology Co., Ltd. from 1997 to 1999. Prior to that, Mr. Liu served as the Chief of Research and Development Department of Petro China from 1983 to 1997.

Mr. Zhicheng Zhou Mr. Zhou was appointed our Chief Operating Officer on October 19, 2006. Previously, Mr. Zhou served as the director and General Manager of Beijing Chenguang Gas Co., Ltd. from late 2002 to 2007. Prior to that, Mr. Zhou served as the Associate General Manager and later General Manager of Beijing Zhong Ran Xiang Ke Petroleum and Oil Technology Co., Ltd. between 2001 and 2002.

Mr. Zhimin Zhong Mr. Zhong was appointed our Marketing Director on September 7, 2006.  Mr. Zhong graduated from Nanjing University with a B.S. in Philosophy. Mr. Zhong was the Marketing Director for Beijing Zhong Ran Wei Ye Gas Co., Ltd., between 2004-2006. Mr. Zhong was Vice President of Shen Zhen Guo Qi Real Estate Co. Ltd from 1995 to 2004. Prior to that, Mr. Zhong served as a government official in several cities in Jiang Xi Province between 1978 and 1995.

Mr. Shukui Bian Mr. Bian was appointed our Vice President and Chief Engineer on September 7, 2006. Mr. Bian graduated from Daqing Petroleum Institute with a B.S. and Petroleum University with a M.S. He served as Vice President of Beijing Zhong Ran Xiang Ke Petroleum and Oil Technology Co., Ltd. between 2000 and 2007. Prior to that, Mr. Bian had been with North China Oilfield The First Refinery Factory for fourteen years. Mr. Bian was one of the industry experts that drafted The National Standard of Natural Gas Usage in Cities in China.

Mr. Vincent Hu Mr. Hu was appointed our Chief Financial Officer on November 19, 2007.  Mr. Hu graduated from Shanghai Finance and Economics University, PRC, with a B.A in International Accounting. Mr. Hu was Greater China Finance Director for Kinkos platform in FedEx Group, from 2004 to the present. He was in charge of the finance function in DuPont Corporation (China) Beijing Branch from 2002-2004. He was a senior accountant in Lucent Technology Co. (China) from 2001-2002. Mr. Hu is an affiliate of the British Association of Charted Certified Accountant (ACCA).

Mr. Guowei Chen Mr. Chen was appointed our director on September 7, 2006 and a member of the auditor committee of our board and a member of the compensation committee of our board on October 19, 2006. Mr. Chen graduated from East China College of Metallurgy with a major in Accounting. From March 2006 to present, Mr. Chen has been the general manager and chairman of the board of Shen Zhen Jia Xin Real Estate Development Co., Ltd. Prior to that, he was the general manager of Hang Zhou Steal Group from 2001 to February 2006. Mr. Chen is very experienced in general and financial management.

Mr. Quandong Sun Mr. Sun was appointed our director on September 7, 2006 and a member of the auditor committee of our board and a member of the compensation committee of our board on October 19, 2006. Mr. Sun graduated from Shanghai Maritime University with a B.S. Mr. Sun has been Chairman of Jidong Shipping Co., Ltd from 1995. Prior to that, Mr. Sun served as Manager in the Shipping Department of Shekou Shipping Co., Ltd between 1987 to 1994.

John D. Kuhns Mr. John D. Kuhns was appointed a director of our company on September 7, 2006 and a member of the auditor committee of our board and a member of the compensation committee of our board on October 19, 2006. Mr. Kuhns has been a 95% shareholder, a director and chairman of Kuhns Brothers, Inc., a holding company founded in 1987 for its subsidiary, Kuhns Bros. & Co., Inc., an investment banking firm specializing in providing financing for power technology ventures, and, more recently, manufacturing operations within the PRC. Additionally, Kuhns Brothers, Inc. owns 100% of Kuhns Brothers Securities Corporation, a broker dealer, registered with the SEC, in which Mr. Kuhns is the Chairman. Since March 2005, Mr. Kuhns has been a director and chairman of Deli Solar (USA), Inc., a U.S. reporting company with solar hot water heaters manufacturing operation in the PRC. Since, December, 2005, Mr. Kuhns has served as a Director of Fushi International, Inc. Since 2002, Mr. Kuhns has been a director and chairman of Distributed Power, Inc., a public company that owns electric generating projects. Mr. Kuhns is also a director of China Sciences Conservational Power Limited, a company listed on the Hong Kong Stock Exchange. Neither of the foregoing Kuhns companies, nor Deli Solar (USA), Inc., Distributed Power, Inc., Fushi International, Inc. or China Sciences Conservational Power Limited are affiliated with us. Mr. Kuhns holds a bachelors degree in sociology and fine arts from Georgetown University, a master's degree in fine arts from the University of Chicago and an MBA degree from the Harvard Business School.

Ms. Fang Chen Ms. Chen was appointed our director and the Chief Financial Officer on September 7, 2006. Ms. Chen resigned from the position of Chief Financial Officer on November 19, 2007 and remains a director. Ms. Chen graduated from Sun Yat-Sen University, PRC, with a B.A in law, and from Zhongnan University of Economics and Law, PRC, with an MBA. Ms. Chen has been a licensed attorney in PRC since 1995. She served as Vice-President and General Manager at Zhuhai Brightzone Securities Investment and Consulting Ltd. from 2000 to 2002. Prior to that, Ms. Chen served as Manager of Investment Department at Zhuhai International Trust and Investment Ltd. from 1994 to 2000. Ms. Chen has a wide range of experience in the financial industry.

To our knowledge, during the last five years, none of our directors and executive officers (including those of our subsidiaries) has:

•	Had a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

•	Been convicted in a criminal proceeding or been subject to a pending criminal proceeding, excluding traffic violations and other minor offenses.

•
Been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.

•
Been found by a court of competent jurisdiction (in a civil action), the SEC, or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Promoters and control persons of the company prior to the reverse merger

Promoters and/or control persons of the company were John Kuhns, Carl Worboys and John Passalaqua.

John Kuhns is the principal of Kuhns Brothers, Inc. the financial advisor/placement agent of the reverse merger between Dolce Ventures, Inc. and Gas (BVI). Upon the successful completion of reverse merger and successfulraise of $10 million funds in the private placement, Kuhns Brothers was paid 635,822 shares of the Company’s preferred B stock, which was converted into 635,822 shares of common stock. Based on our preferred B stock price of $2.74/share, the placement agent fee paid to Kuhns Brother/John Kuhns is approximately $1.7 million. In addition, Kuhns Brother/John Kuhns was granted a warrant to purchase an aggregate of 241,708 shares of our common stock at $3.84 per share.

As promoter/control persons prior to the reverse merger, Mr. Carl Worboys and Mr. John Passalaqua were issued 8,000,000 shares of common stock respectively at a deemed price of $0.001 per share in consideration for their services in organizing and managing the company’s initial corporate effort in 2005 and for acting as officers of the company.

 Executive Compensation

We had no officers or directors whose total annual salary and bonus during each of 2006 and 2005 exceeded $100,000. Mr. Yuchuan Liu was appointed chairman of the board, president and chief executive officer on September 7, 2006. The compensation amounts paid to Mr. Liu and Mr. Li reflect compensation paid to them by the operating subsidiaries of Sino Gas and its subsidiaries during the reported periods.

Summary Compensation Table

Name and Principal Underlying Positions	Year	Salary	Bonus	Option Awards	Stock Awards	All Other Compensation	Total
Yuchuan Liu- President & CEO	2007	$100,000	**50,000				$150,000
	2006	$22,800	$1,913	—	—	—	$24,713
	2005	$19,000	$750				$19,750
Zhicheng Zhou-Chief Operating Officer	2007	$60,000	**30,000				$90,000
Shuwang Li *	2006	$11691	$1,913	—		—	$13604
	2005	$18304	$750				$19054

* Mr. Shuwang Li, the Chief Operating Officer, resigned from the post in Oct 2006 and only worked for the Company from January to September of 2006. Zhicheng Zhou replaced him as our Chief Operating Officer in October 2006.

** The bonuses have not been paid and are estimates only subject the approval of the board of directors.

Our Compensation Committee comprises three members and is responsible for the administration of all salary, bonus and incentive compensation plans for our officers and key employees. The members of our Compensation Committee are John Kuhns, Chen Guo Wei and Quandong Sun. Our Compensation Committee held one meeting during the year ended December 31, 2006.

Outstanding Equity Awards

Mr. Shuwang Li, the ex-Chief Operating Officer, was awarded 393,581 common shares. As of December 31, 2007, there were no other outstanding equity awards to the named executive officers requiring tabular disclosure under this Item.

Equity Compensation Plan

The board of directors of the Company adopted a stock option plan on November 19, 2007 and reserved 1,460,000 shares of our common stock as options to be issued under the plan. No options have been granted under the plan.

Retirement, Post-Termination and Change in Control Description

The Company currently does not have retirement, post-termination and change in control arrangements for its officers.

Compensation of Directors

Directors and employees are not currently additionally compensated for their services as a director.  Our director compensation consists of cash only. Each director is paid an annual retainer of $5,000. An additional $5,000 is paid to one director who is also the chairman of the Audit Committee. All our directors hold office until the next annual meeting of our shareholders, and until their successors have been qualified after being elected or appointed.

Board Composition and Committees

Our board of directors currently consists of five members: Yuchuan Liu, Fang Chen, Guowei Chen, Quandong Sun, John Kuhns.

Our Compensation Committee comprises three members and is responsible for the administration of all salary, bonus and incentive compensation plans for our officers and key employees. The members of our Compensation Committee are John Kuhns, Guowei Chen and Quandong Sun. Our Compensation Committee held one meeting during the year ended December 31, 2006.

Our board of directors appointed an audit committee on October 19, 2006. Our audit committee members are Quandong Sun, Guowei Chen and John D. Kuhns. Our board of directors has not yet appointed a member who qualifies as an "audit committee financial expert" as defined in Item 401(e) of Regulation S-B, and is "independent" as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act.

We have not formed a nominating committee.

Mr. Kuhns was acting as financial advisor and our placement agent for the share exchange with GAS (BVI) and the private placement consummated on September 7, 2006. He became a director because of the reverse merger. Mr. Kuhns, or any of his affiliates, did not have shares of the Company prior to this reverse merger transaction.

Limitation of Liability of Directors and Indemnification of Directors and Officers

Our Articles of Incorporation provides that we will indemnify any officer or director, or former officer or director, to the fullest extent permitted by law. We will also bear the expenses of such litigation for any of our directors or officers upon such person’s promise to repay us therefore if it is ultimately determined that any such person shall not have been entitled to indemnification.

Section 16-10a-902. of the Utah Revised Business Corporation Act (“Act”) provides:

Authority to indemnify directors.

      (1) Except as provided in Subsection (4), a corporation may indemnify an individual made a party to a proceeding because he is or was a director, against liability incurred in the proceeding if:

      (a) his conduct was in good faith; and

      (b) he reasonably believed that his conduct was in, or not opposed to, the corporation's best interests; and

      (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

      (2) A director's conduct with respect to any employee benefit plan for a purpose he reasonably believed to be in or not opposed to the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of Subsection (1)(b).

      (3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

      (4) A corporation may not indemnify a director under this section:

      (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

      (b) in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in his official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit.

      (5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

Section 16-10a-903 of the Act provides:

Mandatory indemnification of directors.

      Unless limited by its articles of incorporation, a corporation shall indemnify a director who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue, or matter in the proceeding, to which he was a party because he is or was a director of the corporation, against reasonable expenses incurred by him in connection with the proceeding or claim with respect to which he has been successful.

Section 16-10a-905 of the Act provides:

Court-ordered indemnification of directors.

      Unless a corporation's articles of incorporation provide otherwise, a director of the corporation who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification in the following manner:

      (1) if the court determines that the director is entitled to mandatory indemnification under Section 16-10a-903, the court shall order indemnification, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification; and

      (2) if the court determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the applicable standard of conduct set forth in Section 16-10a-902 or was adjudged liable as described in Subsection 16-10a-902(4), the court may order indemnification as the court determines to be proper, except that the indemnification with respect to any proceeding in which liability has been adjudged in the circumstances described in Subsection 16-10a-902(4) is limited to reasonable expenses incurred.

Section 16-10a-907 of the Act provides:

Indemnification of officers, employees, fiduciaries, and agents.

      Unless a corporation's articles of incorporation provide otherwise:

      (1) an officer of the corporation is entitled to mandatory indemnification under Section 16-10a-903, and is entitled to apply for court-ordered indemnification under Section 16-10a-905, in each case to the same extent as a director;

      (2) the corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and

      (3) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

Principal Stockholders

The following table sets forth, as of November 21, 2007, certain information with respect to the beneficial ownership of our equity securities, by (i) any person or group with more than 5% of any class of our voting securities, (ii) each director, (iii) our chief executive officer and each other executive officer and (iv) all executive officers and directors as a group. The table reflects the ownership of our equity securities by the foregoing parties after the 304.44-for-1 reverse stock-split of our common stock.

As of the date of this prospectus, we have outstanding (i) 24,877,271 shares of common stock, (ii) no shares of series A convertible preferred stock, (iii) 4,971,859 shares of series B convertible preferred stock and 95,418 shares of series B-1 preferred stock, (iv) series A warrants to purchase an aggregate of 241,708 shares of common stock at $3.84 per share, (v) series C warrants to purchase an aggregate of 3,083,588 shares of common stock at $3.375 per share, (vi) series G warrants to purchase an aggregate of 109,489 shares of common stock at $3.84 per share, (vii) series F warrants to purchase an aggregate of 271,074 shares of common stock and (viii) placement agent warrant to purchase an aggregate of 271,074 shares of common stock. The warrants are exercisable until September 2012. The placement agent warrant is exercisable until September 2010. The warrants have cashless exercise provision entitling the holders to obtain shares equal to the product of (1) the nominator is the difference between the market value of all the exercised shares on the date of exercise and the exercise price of all the exercised shares and (2) the denominator is the market price per share on the date of exercise.

Shares of Series B convertible preferred stock vote together with shares of common stock on all matters upon which stockholders are entitled to vote. On those matters upon which the series B convertible preferred stock votes together with the common stock as a single class, each share of series B convertible preferred stock carries a number of votes equal to the number of shares of common stock that would be issuable upon conversion. Each holder of series B convertible preferred stock shall be entitled to notice of any stockholders’ meeting in accordance with our bylaws. Series B-1 preferred stock have the same rights and privileges as series B preferred stock.

In determining beneficial ownership of the common stock, the number of shares shown includes shares which the beneficial owner may acquire upon exercise of warrants or options which may be acquired within 60 days. In determining the percent of common stock owned by a person on September 30, 2007, (a) the numerator is the number of shares of the class beneficially owned by such person, including shares which the beneficial ownership may acquire within 60 days upon conversion of the series B convertible preferred stock or exercise of the warrants and option, and (b) the denominator is the sum of (i) the total shares of that class outstanding on September 30, 2007, and (ii) the total number of shares that the beneficial owner has acquired or may acquire upon conversion of the series B convertible preferred stock or exercise of the warrants and option. Unless otherwise stated, each beneficial owner has sole power to vote and dispose of the shares.

Except as otherwise stated, the address of the directors and executive officers listed in the table is:

c/o Beijing Zhong Ran Wei Ye Gas Co., Ltd.
N0.18 Zhong Guan Cun Dong St.
Haidian District
Beijing, China 10083

	Amount and Nature of Beneficial Ownership			Percent of Class
Shareholder	Series B Preferred Stock(1)	Common Stock(2)		Series B Preferred Stock		Common Stock
Owner of More than 5% of Class

Eloten Group Ltd.		6,524,174	(5)(6)			26.2%
Leading King Investment Limited		5,384,923	(7)(8)			21.6%
Vision Opportunity Master Fund, Ltd.	4,475,831	2,756,824		88.3%		11.1%
T. Rowe Price Small-Cap Value Fund, Inc.		2,444,444				9.8%

Directors and Executive Officers
Liu Yuchuan		6,524,174	(5)(6)			26.2%
Sun Quandong		5,384,923	(7)(8)			21.6%
Zhong Zhimin		393,81	(3)			0.16%
Zhou Zhicheng		-
Bian Shukui		173,962	(3)			0.7%
Chen Fang		65,604	(3)			0.26%
Chen Guowei		-	(3)			-
John Kuhns		635,822	(4)			2.56%

All Directors and Executive Officers		12,823,866			%	51.5%

(1) The Series B convertible preferred stock and the warrants are assumed to be non-convertible and non-exercisable within 60 days of their date of issuance. There are conversion restrictions placed on series B preferred stock and warrants to avoid the series B preferred stock holders and warrant holders owning more than 9.9% of total common stock for each individual series B preferred stock holder or warrant holder. Series B preferred stock holder can waive the restriction upon 61 days notice to the Company. Warrant holders cannot waive such restriction.

(2) Only shares of common stock are listed because of restrictions imposed on series B and B-1 preferred shares and warrants as stated in (1) above.

(3) Shares of common stock issued to Gas (BVI) as a result of the consummation of the share exchange agreement are beneficially attributed to each of the Gas (BVI) shareholders based on each shareholder's percentage ownership interest in Gas (BVI) immediately prior to execution of the share exchange agreement.

(4) Includes common shares issued upon the conversion, on February 23, 2007, of (i) 113,847 shares of series B convertible preferred stock issued to Kuhns Brothers, Inc., which are beneficially attributed to John Kuhns, and (ii) 56,925 shares of series B convertible preferred stock issued to John Kuhns.

(5) Includes 6,524,174 common shares issued upon conversion of series A convertible preferred stock to Eloten Group Ltd., which are beneficially attributed to Mr. Liu Yu Chuan. Mr. Liu and his wife hold an aggregate of 100% ownership interest in Eloten Group Ltd.

(6) Includes 108,286 shares of common stock beneficially attributed to Eloten Group Ltd. based on Eloten Group Ltd.'s ownership interest in Gas (BVI).

(7) Includes 5,384,923 common shares issued upon conversion of series A convertible preferred stock to Leading King Investment Limited, which are beneficially attributed to Mr. Sun Quan Dong. Mr. Sun holds 50% ownership interest in Leading King Investment Limited.

(8) Includes 89,377 shares of common stock beneficially attributed to Leading King Investment Limited based on Leading King Investment Limited's ownership interest in Gas (BVI). Mr. Sun holds a 50% ownership interest in Leading King Investment Limited.

SELLING STOCKHOLDERS

This prospectus relates to the offering and sale, from time to time, of up to 8,611,836, shares of our common stock held by the stockholders named in the table below, which amount includes 271,074 shares of common stock issuable upon the exercise of Placement Agent Warrants held by Roth Capital Partners, LLC, which may exercise its warrants at any time in its sole discretion. All of the selling stockholders named below acquired their shares of our common stock directly from us in private transactions.

Set forth below is information, to the extent known to us, setting forth the name of each Selling Shareholder and the amount of Common Stock owned by each (including shares that can be acquired on the exercise of outstanding warrants) prior to the offering, the shares to be sold in the offering, and the amount and percentage of Common Stock to be owned by each (including shares that can be acquired on the exercise of outstanding warrants) after the offering. The percentages are calculated assuming the conversion of the Series B Convertible Preferred Stock and exercise of any class of warrants but not the receipt of the “2008 Make Good Shares”. The footnotes provide information about persons who have investment voting power for the Selling Shareholders and about material transactions between the Selling Shareholders and the Company.

The selling shareholders may sell all or some of the shares of common stock they are offering. The table below assumes that each selling shareholders exercises all of its warrants and each selling stockholder sells all of the shares registered pursuant to this prospectus. We are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur.

	Shares Beneficially Owned Prior to the Offering (18)		Shares Beneficially Owned After the Offering
Selling Shareholders	Number	Shares to be Sold	Number	Percent
Ancora Greater China Fund, LP (1) (6)	155,555	155,555	0	*
SEI Private Trust FAO - The JM Smucker Co Master Trust (1) (2) (5) (7)	517,504	111,111	406,393	1.2%
Enable Opportunity Partners LP (1) (8)	151,111	151,111	0	*
Enable Growth Partners LP (1) (8)	1,290,000	1,290,000	0	*
Pierce Diversified Strategy Master Fund LLC, Ena (1) (8)	70,000	70,000	0	*
Heller Capital Investments (1) (9)	444,444	444,444	0	*
CGM as C/F Ronald I. Heller IRA (1) (9)	222,222	222,222	0	*
Jayhawk Private Equity Co-Invest Fund, LP (1) (10)	53,309	53,309	0	*
Jayhawk Private Equity Fund, LP (1) (10)	846,691	846,691	0	*
MidSouth Investor Fund LP (1) (11)	222,222	222,222	0	*
Precept Capital Master Fund, GP (1) (12)	155,555	155,555	0	*
Straus Partners LP (1) (13)	225,000	225,000	0	*
Straus-GEPT Partners LP (1) (13)	275,000	275,000	0	*
T. Rowe Price Small-Cap Value Fund, Inc. (1) (14)	2,444,444	2,444,444	0	*
Vision Opportunity Master Fund, Ltd. (1) (2) (3) (4) (5) (15)	10,259,048	1,340,765	8,918,283	26.21%
Whitebox Intermarket Partners, LP (1) (16)	333,333	333,333	0	*
Roth Capital Partners, LLC (17)	271,074	271,074	0	*

*	denotes less than 1%

1.	On September 13, 2007, pursuant to a Securities Purchase Agreement dated September 13, 2007, the Company issued 8,340,765 units at $2.25 per share.

2.
On September 7, 2006, pursuant to a Series B Convertible Preferred Stock Purchase Agreement dated as of September 7, 2006, the Company issued 11,986,083 units consisting of 2,509,782 Series B Convertible Preferred Stocks, 2,509,782 Series A Warrants, 1,254,891 Series B Warrants, 2,284,651 Series J Warrants, 2,284,651 Series C Warrants and 1,142,326 Series D Warrants.  The Company’s Series B Convertible Preferred Stocks convertible into shares of the Company’s common stock at the rate of one for one.  Series A Warrants, Series J Warrants and Series C Warrants to purchase the number of shares of Common Stock equal to one hundred percent (100%) of the number of Series B Convertible Preferred Stock.  Series B Warrants and Series D Warrants to purchase the number of shares of Common Stock equal to fifty percent (50%) of the number of Series B Convertible Preferred Stock.  Each of the Series A, Series B, Series C and Series D Warrants shall expire five (5) years following the September 7, 2006 (“Closing Date”).  The Series J Warrants shall expire one (1) year following the Closing Date.  Each of the Warrants shall have an exercise price per share equal to the Warrant Price.

3.
On October 20, 2006, pursuant to a Series B Convertible Preferred Stock Purchase Agreement dated as of October 20, 2006, the Company issued 4,191,504 units consisting of 877,664 Series B Convertible Preferred Stocks, 877,664 Series A Warrants, 438,833 Series B Warrants, 798,938 Series J Warrants, 798,938 Series C Warrants and 399,469 Series D Warrants.  The Company’s Series B Convertible Preferred Stocks convertible into shares of the Company’s common stock at the rate of one for one.  Series A Warrants, Series J Warrants and Series C Warrants to purchase the number of shares of Common Stock equal to one hundred percent (100%) of the number of Series B Convertible Preferred Stock.  Series B Warrants and Series D Warrants to purchase the number of shares of Common Stock equal to fifty percent (50%) of the number of Series B Convertible Preferred Stock.  Each of the Series A, Series B, Series C and Series D Warrants shall expire five (5) years following the October 20, 2006 (“Closing Date”).  The Series J Warrants shall expire one (1) year following the Closing Date.  Each of the Warrants shall have an exercise price per share equal to the Warrant Price.

4.	On May 15, 2007, Vision exercised 1,094,891 of Series J Warrants, and in consideration thereof, received 1,094,891 new Series E Warrants to purchase Common Stock.

5.
On September 13, 2007, pursuant to a Warrant Purchase Agreement, Amendment and Waiver dated September 13, 2007, all of the Class A and Class B Warrants will be purchased for $3,500,000, the exercise price of Class C Warrants shall be $3.375 (or 150% of the purchase price of a new financing), all of the Class D Warrants will be purchased for a purchase price of 770,897 shares of Series B Preferred Stock, all of the outstanding Class J Warrants (1,988,698) and all of the outstanding Class E Warrants (1,094,891) will be cancelled in exchange for the right to participate in a new financing and purchase up to 3,083,589 shares of Common Stock.

6.	John P. Micklitsch has dispositive powers with respect to the securities to be offered for resale

7.	Zach Easton has dispositive powers with respect to the securities to be offered for resale

8.	Mitch Levine has dispositive powers with respect to the securities to be offered for resale

9.	Ronald I. Heller has dispositive powers with respect to the securities to be offered for resale

10.	Kent C. McCarthy has dispositive powers with respect to the securities to be offered for resale

11.	Lyman O. Heidtke has dispositive powers with respect to the securities to be offered for resale

12.	D. Blair Baker has dispositive powers with respect to the securities to be offered for resale

13.	Melville Straus has dispositive powers with respect to the securities to be offered for resale

14.
T. Rowe Price Associates, Inc. (“T. Rowe Price”) is investment adviser to T. Rowe Price Small-Cap Value Fund, Inc. (the “Fund”) and has been delegated voting authority by the Fund. No one individual at T. Rowe Price will be responsible for the voting decisions and investment control over the securities to be offered. The T. Rowe Price Proxy Committee, comprised of portfolio managers, investment operations managers, and internal legal counsel analyzes proxy policies based on whether they would adversely affect shareholders’ interests and make a company less attractive to own. Once the Proxy Committee establishes its recommendations, they are distributed to the firm’s portfolio’s managers as voting guidelines. Preston G. Athey is the portfolio manager for the T. Rowe Price Small-Cap Value Fund, Inc. For purposes of reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price may be deemed to be the beneficial owner of all of the securities offered for resale, however, T. Rowe Price expressly disclaims that it is, in fact, the beneficial owner of such securities. T. Rowe Price is the wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company.

15.	Adam Benowitz has dispositive powers with respect to the securities to be offered for resale

16.	Andrew J. Redleaf has dispositive powers with respect to the securities to be offered for resale

17.
On September 13, 2007, pursuant to a Series R Warrant Purchase Shares Of Common Stock of Sino Gas International Holdings, Inc. (Expires September 12, 2010) dated September 13, 2007, the company issued 271,075 shares at an exercise price per share equal to the Warrant Price (US $4.84).

18.	Includes shares that may be acquired on the exercise of presently exercisable warrants.

Except as otherwise indicated above or in the footnotes to the table, the selling stockholders have not held any position or office or had any material relationship with our company or any of its subsidiaries within the past three years the selling stockholders possess sole voting and investment power with respect to the shares shown, and no selling stockholder is a broker-dealer, or an affiliate of a broker-dealer.

On September 7, 2007, the Company entered into a securities purchase agreement with a number of Investors including Vision Opportunity Master Fund, Inc., providing for the sale to the Investors of a total of 8,340,762 shares of the Company’s Common Stock for an aggregate purchase price of $18,766,700 (or $2.25 per Share).

Simultaneously, the Company entered into a Warrant Purchase Agreement, Amendment and Waiver (“WPA”) with the holders of its outstanding Warrants and Series B Preferred Stock, who acquired those securities in transactions in the September and October private financings of 2006 (the “Prior Investors”). Under the WPA, The Company is to purchase all of its outstanding Class A and Class B Warrants from the Prior Investors for $3,500,000. The Company is to purchase the Class D Warrants from the Prior Investors for a purchase price of 770,897 shares of Series B Preferred Stock. All of the outstanding Class J Warrants (totaling 1,988,698 warrants) and all of the outstanding Class E Warrants (totaling 1,094,891 warrants) are to be exchanged for the right to purchase up to 3,083,589 Shares in the current financing and all the investors did exercise this right by purchasing all the shares granted. In addition, A series R Placement Agent Warrants were granted to Roth Capital Partners, LLC to purchase 271,074 shares of common stock at $4.84 per share.

On October 20, 2006, we entered into and closed a stock purchase transaction with Vision Opportunity Master Fund, Ltd., Nite Capital LP and Ijaz Malik, pursuant to which we issued to the investors, for an aggregate of $2,404,800 in gross cash proceeds, an aggregate of 877,664 shares of our series B convertible preferred stock, at $2.74 per share, and series A, B, J, C and D warrants as described in footnote 3 above.

On September 7, 2006, we entered into and closed a stock purchase transaction with Vision Opportunity Master Fund, Ltd., SEI Private Trust Co. FAO - The JM Smucker Co. Master Fund, and Coronado Capital Partners LP, pursuant to which we issued, for an aggregate of $6,876,800 in gross cash proceeds, to the investors, an aggregate of 2,509,782 shares of our series B convertible preferred stock, and series A, B, J, C and D warrants to purchase shares of our common stock as described above in footnote 2, and to Kuhns Brothers, Inc., the financial advisor and placement agent, and its designees, an aggregate of 635,822 shares of our series B convertible preferred stock.

Plan of Distribution

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this Registration Statement is declared effective by the Securities and Exchange Commission;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the Company being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Shares will be paid by the Selling Stockholder and/or the purchasers. Each Selling Stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised each Selling Stockholder that it may not use shares registered on this Registration Statement to cover short sales of Common Stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. If a Selling Stockholder uses this prospectus for any sale of the Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective shares under this Registration Statement.

The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the Common Stock. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Roth Capital Partners, LLC is registered broker dealer and FINRA member firm and listed as a selling shareholder in this prospectus. Roth Capital Partners, LLC served as placement agent for our private placement offering which was completed on September 13, 2007, and received, in addition to cash commissions and reimbursement of $75,000 for placement agent counsel fees and a portion of its actual out-of-pocket expenses, warrants to purchase 271,075 shares of our Common Stock with an exercise price of $4.84 per share. The registration statement of which this prospectus forms a part includes the shares of Common Stock underlying the warrants held by Roth Capital Partners, LLC.

The warrants held by Roth Capital Partners, LLC expire on September 13, 2010. The 271,075 shares of Common Stock issuable upon conversion of placement agent warrants received by Roth Capital Partners, LLC are restricted from sale, transfer, assignment, pledge or hypothecation or from being the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement of which this prospectus forms a part, except for transfers of the warrants to officers or partners of Roth Capital Partners, LLC as allowed under NASD Rule 2710 (g)(1) and (2).

Roth Capital Partners, LLC has indicated to us its willingness to act as selling agent on behalf of certain of the selling shareholders named in the prospectus under the section titled "Selling Security Holders" that purchased our privately placed securities. All shares sold, if any, on behalf of selling shareholders by Roth Capital Partners, LLC would be in transactions executed by Roth Capital Partners, LLC on an agency basis and commissions charged to its customers in connection with each transaction shall not exceed a maximum of 5% of the gross proceeds. Roth Capital Partners, LLC does not have an underwriting agreement with us and/or the selling shareholders and no selling shareholders are required to execute transactions through Roth Capital Partners, LLC. Further, other than any existing brokerage relationship as customers with Roth Capital Partners, LLC, no selling shareholder has any pre-arranged agreement, written or otherwise, with Roth Capital Partners, LLC to sell their securities through Roth Capital Partners, LLC.

Roth Capital Partners, LLC was granted a right of first refusal to serve as the Company’s exclusive lead managing underwriter or provider of financial advisory or placement agent services in connection with any offering or sale of the Company’s equity securities, whether directly or indirectly through an exchange or conversion or other transaction, or any business combination or transaction involving a change in control of the Company for a period of twelve months commencing on or about the closing date of the private placement.

NASD Rule 2710 requires NASD members firms (unless an exemption applies) to satisfy the filing requirements of Rule 2710 in connection with the resale, on behalf of selling shareholders, of the securities on a principal or agency basis. NASD Notice to Members 88-101 states that in the event a selling shareholder intends to sell any of the shares registered for resale in this prospectus through a member of the NASD participating in a distribution of our securities, such member is responsible for insuring that a timely filing, if required, is first made with the Corporate Finance Department of the NASD and disclosing to the NASD the following:

•	it intends to take possession of the registered securities or to facilitate the transfer of such certificates;

•	the complete details of how the selling shareholders' shares are and will be held, including location of the particular accounts;

•
whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the selling shareholders, including details regarding any such transactions; and

•
in the event any of the securities offered by the selling shareholders are sold, transferred, assigned or hypothecated by any selling shareholder in a transaction that directly or indirectly involves a member firm of the NASD or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file all relevant documents with respect to such transaction(s) with the Corporate Finance Department of the NASD for review.

No NASD member firm may receive compensation in excess of that allowable under NASD rules, including Rule 2710, in connection with the resale of the securities by the selling shareholders, which total compensation may not exceed 8%.

Certain Relationships and Related Transactions

Reverse Merger

On September 7, 2006, we entered into a stock purchase agreement with Gas (BVI) for a consideration of $675,000.00. In return, Gas (BVI) obtained approximately 72% of our common stock. Simultaneously, we consummated a share exchange agreement with GAS (BVI) and its shareholders, in exchange for all of GAS (BVI)’s outstanding capital stock, we issued an aggregate of 14,361,646 shares of our series A convertible preferred stock to the Gas (BVI) shareholders, who were: Eloten Group Ltd. (Yuchuan Liu and his wife own 100% of Eloten), Leading King Investment Limited (Quandong Sun as 50% owner), Zhimin Zhong, Shuwang Li, Si Chen, Shunying Xiang, Shun Ching, Xiaobing Liu, Qinghui Zhuo, Shukui Bian, Fang Chen, Jianzhong Shang and Weidong Wang, or, collectively, the Gas (BVI) shareholders. On November 17, 2006, each share of series A convertible preferred stock was converted automatically into one share of our common stock, par value $0.001 per share, upon the completion of the 304.44-for-1 reverse stock-split of our common stock. After the share exchange and the reverse stock split of 304.44 for 1, Yuchuan Liu was the largest beneficial equity owner of our common stock (44.4%) and Quandong Sun being the second largest, 36.7%. GAS (BVI) owns 1.6% of our company. The original shareholders of the Company immediately prior to the share exchange own 0.6% of the common stock, with Carl Worboys, John Passalaqua, and David Stever among them. The private financing taken place on the same date was expressly conditioned upon the successful execution of this share exchange agreement

The price of $675,000.00 for the share exchange agreement was determined based on prevailing market price to acquire a shell company such as Dolce Ventures. Kuhns Brother, Inc. was the financial advisor the placement agent in this transaction. Kuhns Brothers was paid 635,822 shares of the Company’s preferred B stock, which was converted into common stock following the reverse stock split of 304.44 for 1. Based on the Company’s preferred B stock price of $2.74/share, the placement agent fee paid to Kuhns Brother is approximately $1.7 million. In addition, Kuhns Brother was granted a warrant to purchase an aggregate of 241,708 shares of our common stock at $3.84 per share.

Prior to the share exchange, Dolce Ventures or the Company had no relationship with GAS (BVI) or its shareholders. Kuhns Brother was the financial advisor and the placement agent. Prior to the share exchange, the directors for Dolce Ventures were Carl E. Worboys, John F. Passalaqua, and David F. Stever. Yuchuan Liu, Chen Fang Chen, Guowei Chen, John Kuhns and Quandong Sun were nominated to be directors of the Company after the share exchange agreement.

As a result of the consummation of the share exchange transaction, we ceased being a shell company as such term is defined in Rule 12b-2 under the Exchange Act. Gas (BVI) is now our wholly-owned subsidiary, and Beijing Gas is now our indirectly wholly-owned subsidiary in the PRC.

Beijing Chenguang Agreement

On January 15, 2007, we entered into an equity transfer agreement with Beijing Chenguang Gas Ltd, whereby we acquired all of the equity interest of Beijing Chenguang. One of the selling shareholders of Beijing Chenguang, Mr. Zhicheng Zhou, has been our Chief Operating Officer since October 19, 2006. Mr. Zhou owned 30% of the Beijing Chenguang stock immediately prior to the signing of the Beijing Chenguang Agreement. Mr. Zhou is also a shareholder and legal representative of another selling shareholder, Beijing Chenguang Weizhong Management Technology Consulting Ltd., Co., which owned 10% of the Beijing Chenguang stock immediately prior to the signing of the agreement.

Mr. Zhicheng Zhou, as the company’s Chief Operating Officer, was not instrumental with the acquisition of Chenguang on behalf of the company. The acquisition decision was made by the board, of which Mr. Zhou is not a member. The decision to purchase Beijing Chenguang was made before Mr. Zhou joined the company.

Kuhns Bothers Consulting Agreement

On August 8, 2006, we entered into a Consulting Agreement with Kuhns Brothers, Inc., whereby Kuhns bothers agreed to provide financial advisory and private placement services. As result of the share exchange transaction contemplated thereby, John Kuhns, an executive officer of Kuhns Bothers, became a director of our company. Under the terms of the Consulting Agreement, upon the successful completion of reverse merger, and the successful raise of $10 million funds in a private placement, Kuhns Brothers was paid 635,822 shares of the Company’s Series B Preferred Stock, which was converted into 635,822 shares of common stock . Based on the price of $2.74/share paid by the investors, the placement agent fee paid to Kuhns Brother is approximately $1.7 million. In addition, Kuhns Brother was granted a warrant to purchase an aggregate of 241,708 shares of our common stock at $3.84 per share.

Description of Securities

Our authorized capital stock consists of (i) 250,000,000 shares of common stock, par value $0.001 per share, of which there are 24,877,271 shares issued and outstanding, and (ii) 100,000,000 shares of preferred stock, par value $0.001 per share. Our preferred stock consists of (i) series A convertible preferred stock, of which 20,000,000 shares have been authorized and no shares are issued and outstanding; and (ii) series B and B-1 convertible preferred stock (with same rights and privileges), of which 8,000,000 shares have been authorized (5,000,000 for series B and 3,000,000 for series B-1) and 4,971,859 series B and 95,418 series B-1 preferred shares are issued and outstanding.

Warrants

On September 7, 2007, the Company entered into a Securities Purchase Agreement with a number of accredited investors. As part of the financing, the Company has simplified its capital structure by canceling or repurchasing some its outstanding warrants from the holders. As consideration for the purchase of the Series A, B and D warrants and the cancellation of the Series E & J warrants, the Company will pay to the prior investors $3.5 million in cash, issue a warrant for the purchase of 271,074 common shares, and issue 770,897 shares of Series B preferred stock. In exchange of the prior investors waiving their right to receive shares of Series B preferred stock under anti-dilution provisions of the relevant stock purchase agreement, the Company agreed to issue to them 700,000 additional shares of Series B preferred stock. The above-mentioned 770,897 and 700,000 shares of Series B preferred stock have in fact been issued to the related prior investors at $0.001 par value per share during September 2007.

As a result of the above recapitalization plan, the Company has cancelled most of its outstanding warrants and clarified its capital structure without dilution of its equity base. Now the following warrants are outstanding: (i) series A warrants to purchase an aggregate of 241,708 shares of common stock at $3.84 per share, (ii) series C warrants to purchase an aggregate of 3,083,588 shares of common stock at $3.375 per share, (iii) series G warrants to purchase an aggregate of 109,489 shares of common stock at $3.84 per share, (iv) series F warrants to purchase an aggregate of 271,074 shares of common stock at $4.84 per share and (v) placement agent series R warrant to purchase an aggregate of 271,074 shares of common stock at $4.84 per share. The series A, C, G warrants are exercisable until September 2012. The placement agent series R warrant and series F warrants are exercisable until September 2010. The warrants have cashless exercise provision entitling the holder to obtain shares based on the product of (1) the nominator is the difference between the market price on the date of exercise and the exercise price of all the shares and (2) the denominator is the market price on the date of exercise.

Common Stock

We are authorized to issue 250,000,000 shares of common stock, with a par value of $0.001. There are 24,877,271 shares of common stock issued and outstanding as of the date of this prospectus. All shares of common stock have one vote per share on all matters including election of directors, without provision for cumulative voting. The common stock is not redeemable and has no conversion or preemptive rights. In the event of liquidation of the company, the holders of common stock will share equally in any balance of the company's assets available for distribution to them after satisfaction of creditors and preferred shareholders, if any. The holders of common stock are entitled to equal dividends and distributions per share with respect to the common stock when, as and if, declared by the board of directors from funds legally available.

Preferred Stock

In addition to the 250,000,000 shares of common stock, we are authorized to issue 100,000,000 shares of preferred stock, with a par value of $0.001 per share. Shares of the preferred stock may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the board of directors prior to the issuance.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction, or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock. Although the board of directors is required to make any determination to issue such stock based on its judgment as to the best interests of our stockholders, the board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized preferred stock, unless otherwise required by law.

On August 30, 2006, our board of directors designated 20,000,000 shares of our authorized $0.001 par value per share preferred stock as series A convertible preferred stock and 5,000,000 shares of our preferred stock as series B convertible preferred stock. On August 31, 2006, we filed certificates of designations for the series A and series B convertible preferred stock with the Office of the Secretary of State of Utah. On September 6, 2006, our board of directors amended the designations of the Series B convertible preferred stock and we filed an amended certificate of designations for the Series B convertible preferred stock with the Office of the Secretary of State of Utah. Our board of directors created the series A convertible preferred stock to allow us to consummate the share exchange transaction with the Gas (BVI) shareholders and the series B convertible preferred stock in connection with our private financing transactions.

On September 7, 2006, we issued 14,361,646 shares of series A convertible preferred stock in connection with the share exchange transaction with the Gas (BVI) shareholders. Each of the shares of series A convertible preferred stock was automatically converted into one share of our common stock upon the effectiveness of our reverse stock-split on November 17, 2006. Therefore, as of the date of this prospectus, we have no shares of series A convertible preferred stock issued and outstanding, and we have 4,971,859 shares of series B preferred stock issued and outstanding. On September 12, 2007, our board of directors designated 3,000,000 shares of series B-1 preferred stock with the same rights and privileges as series B preferred stock. We issued 95,418 shares of series B-1 preferred stock.

The following are the material designations, preferences and rights of the series A convertible preferred stock and the series B convertible preferred stock, which are substantially the same, except as stated below, with respect to liquidation preference and special rights of the series B convertible preferred stock (series B-1 preferred stock has the same rights and privileges as series B preferred stock):

Conversion:

We issued 14,361,646 of our common shares upon the automatic conversion of our series A convertible preferred shares after the 304.44-for-1 reverse stock-split on November 17, 2006. We no longer have any series A convertible preferred shares outstanding.

Each share of the series B convertible preferred stock will be convertible into common stock, at the option of its holder after the 304.44-for-1 reverse stock-split, based on the then applicable conversion rate of one for one share of common stock.

Liquidation Preference and Redemption:

The series B convertible preferred stock shall, in respect of the right to participate in distributions or payments in the event of any liquidation, dissolution or winding up, voluntary or involuntary, of the company, known as liquidation event, rank (a) senior to the common stock and to any other class or series of stock issued by us not designated as ranking senior to the series B convertible preferred stock in respect of the right to participate in distributions or payments upon a liquidation event; and (b) pari passu with any other class or series of our stock, the terms of which specifically provide that such class or series shall rank pari passu with the series B convertible preferred stock in respect of the right to participate in distributions or payments upon a liquidation event. The series B convertible preferred stock may not be redeemed by us without the express written consent (provided or withheld in their sole discretion) of each holder of the then-outstanding series B convertible preferred stock. In the event of the liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of shares of series B convertible preferred stock then outstanding shall be entitled to receive, out of the our assets available for distribution to its stockholders, an amount equal to $2.74 per share before any payment shall be made or any assets distributed to the holders of the common stock or any other stock that ranks junior to the series B convertible preferred stock.

Voting:

Shares of series A and series B convertible preferred stock vote together with shares of common stock on all matters upon which stockholders are entitled to vote. On those matters upon which the series A convertible preferred stock votes together with the common stock and series B convertible preferred stock as a single class, each share of series A convertible preferred stock carries a number of votes equal to the number of shares of common stock issuable in a mandatory conversion based on the then applicable conversion rate. On those matters upon which the series B convertible preferred stock votes together with the common stock and series A convertible preferred stock as a single class, each share of series B convertible preferred stock carries a number of votes equal to the number of shares of common stock that would be issuable upon conversion. Each holder of series A and series B convertible preferred stock shall be entitled to notice of any stockholders’ meeting in accordance with our bylaws.

Dividends:

The holders of series A and series B convertible preferred stock will not be entitled to dividends unless we pay cash dividends or dividends in other property to holders of outstanding shares of common stock, in which event, each outstanding share of the series B convertible preferred stock will be entitled to receive dividends of cash or property, out of any assets legally available therefor, in an amount or value equal to the conversion rate multiplied by the reverse stock-split multiplied by the amount paid in respect of one share of common stock (as adjusted for any stock dividends, combinations, splits or similar recapitalization events) prior and in preference to any declaration or payment of any dividend (payable other than in shares of common stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of common stock) on the common stock. Any dividend payable to the series B convertible preferred stock will have the same record and payment date and terms as the dividend is payable on the common stock. As of the date of this prospectus, there are no issued and outstanding shares of our series A convertible preferred stock.

Dividends

We have never declared or paid any cash dividends or distributions on our common stock. We currently intend to retain our future earnings to support operations and to finance future growth and expansion and, therefore, do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Transfer Agent

The transfer agent for our common stock is Fidelity Transfer Company located at 1800 S. West Temple, Suite 301, Salt Lake City, Utah, 84115

Legal Matters

Certain legal matters with respect to the shares of common stock offered hereby will be passed upon for us by Lewis, Hansen, Waldo & Pleshe LLC.

Experts

Samuel H. Wong & Co., LLP have audited, as set forth in their report appearing elsewhere in this prospectus, our consolidated financial statements for the years ended December 31, 2006 and 2005. We have included our consolidated financial statements in the prospectus in reliance on Samuel H. Wong & Co., LLP’s report, given on their authority as experts in accounting and auditing.

On August 30, 2006, our Board of Directors approved the dismissal of Robison, Hill & Co. (“Robison") as our registered independent certified public accounting firm effective on September 7, 2006. Concurrent with this action, our board of directors appointed Samuel H. Wong & Co., LLP as our new registered independent certified public accounting firm. Samuel H. Wong & Co., LLP is located at Room 703, Nan Dao Commercial Building, 359-361 Queen’s Road Central, Hong Kong.

Beijing Gas’s operating businesses have previously been audited by Samuel H. Wong & Co., LLP and management elected to continue this existing relationship. There have been no disagreements with Robison during the previous two fiscal years or any subsequent interim period.

The audit opinions of Robison, Hill & Co. on the financial statements for the fiscal years ended December 31, 2004 and 2005 did not contain an adverse opinion, a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles, except that the report of Robison, Hill & Co. for the fiscal years ended December 31, 2004 and 2005 indicated conditions which raised substantial doubt about our ability to continue as a going concern.

Available Information

We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file reports, proxy statements and other information with the SEC. Our reports, proxy statements and other information filed pursuant to the Securities Exchange Act of 1934 may be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Room of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s Web site is http://www.sec.gov.

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. Copies of the registration statement and the exhibits are on file with the SEC and may be obtained from the SEC’s Web site or upon payment of the fee prescribed by the SEC, or may be examined, without charge, at the offices of the SEC set forth above. For further information, reference is made to the registration statement and its exhibits.

Sino Gas International Holdings Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:	Board of Directors and Stockholders of Sino Gas International Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Sino Gas International Holdings, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended December 31, 2006 and 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sino Gas International Holdings, Inc. as of December 31, 2006 and 2005, and the results of its operations, and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

South San Francisco, California	Samuel H. Wong & Co., LLP
November 23, 2007	Certified Public Accountants

SINO GAS INTERNATIONAL HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS
AS AT DECEMBER 31, 2006 AND 2005
(STATED IN US DOLLARS)

	Note	2006	2005
Assets

Current assets
Cash and cash equivalents		$3,638,673	$571,194
Pledged bank deposits	3	3,124,541	-
Notes receivable		477,390	-
Accounts receivable	4	6,534,740	7,770,168
Advances to suppliers		68,309	372,442
Prepaid expenses		141,878	12,097
Other receivables	5	1,263,800	437,922

Total current assets		$15,249,331	$9,163,823

Long term assets
Investments in equity securities		$2,939,029	$2,443,378
Plant and equipment, net	6	10,608,530	3,200,682
Construction of pipelines in progress		4,628,076	3,071,497
Intangible assets	7	457,830	437,265

Total long term assets		$18,633,465	$9,152,822

Total Assets		$33,882,796	$18,316,645

Liabilities and Shareholders’ Equities

Current liabilities
Short-term bank loans	8	$2,430,445	$-
Accounts payable		3,891,388	3,090,870
Other payables	9	1,790,500	2,264,965
Unearned revenue		37,760	133,035
Accrued liabilities		325,922	201,384

Total current liabilities		$8,476,015	$5,690,254

Total Liabilities		$8,476,015	$5,690,254

The accompanying notes are an integral part of these consolidated financial statements

SINO GAS INTERNATIONAL HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS (Continued)
AS AT DECEMBER 31, 2006 AND 2005
(STATED IN US DOLLARS)

	Note	2006	2005
Stockholders’ Equity
Preferred stock A US$0.001 par value; 20,000,000 authorized; nil and nil issued and outstanding as of December 31, 2006 and 2005 respectively	10	$-	$-
Preferred stock B US$0.001 par value; 5,000,000 authorized; 4,023,268 and nil issued and outstanding as of December 31, 2006 and 2005 respectively	10	4,023	-
Common stock US$0.001 par value; 250,000,000 authorized; 14,692,647 and 14,361,646 issued and outstanding as of December 31, 2006 and 2005 respectively	10	14,693	14,362
Additional paid-in-capital		12,069,176	4,812,650
Statutory reserves		2,025,022	1,219,720
Retained earnings		10,469,571	6,311,794
Accumulated other comprehensive
Income		824,296	267,865

		$25,406,781	$12,626,391

Total Liabilities and Stockholders’ Equity		$33,882,796	$18,316,645

The accompanying notes are an integral part of these consolidated financial statements

SINO GAS INTERNATIONAL HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2006 AND 2005
(STATED IN US DOLLARS)

	Note	2006	2005
Net revenues	13	$10,870,718	$10,907,289
Cost of revenues		(4,389,142)	(4,132,391)

Gross profit		$6,481,576	$6,774,898
Operating expenses
Selling and marketing expenses		(95,779)	(99,768)
General and administrative expenses		(1,155,849)	(874,181)

Income from continuing operations		$5,229,948	$5,800,949

Finance costs, net	11	(78,237)	(2,486)
Other income		438,186	437,750
Other expenses		(856)	(1,865)

Income before taxation		$5,589,041	$6,234,348
Income tax	12	(423,284)	(531,915)

Net income		$5,165,757	$5,702,433

Net income per share,
Basic	$0.36	$0.40
Diluted	0.32	0.40

Weighted average shares outstanding of common stock,
Basic	14,471,980	14,361,646
Diluted	16,085,778	14,361,646

The accompanying notes are an integral part of these consolidated financial statements

SINO GAS INTERNATIONAL HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2006 AND 2005
(STATED IN US DOLLARS)

								Accumulated
					Additional			other
	Preferred	stock B	Common	stock	paid-in-	Statutory	Retained	comprehensive
	shares	Amount	Shares	Amount	capital	reserves	earnings	income	Total
Balance, January 1, 2005	-	$-	14,361,646	$14,362	4,812,650	333,010	1,496,071	251	6,656,344
Net income							5,702,433		5,702,433
Appropriations to surplus
reserves						886,710	(886,710)
Foreign currency translation
adjustment								267,614

Balance, December 31, 2005	-	$-	14,361,646	$14,362	4,812,650	1,219,720	6,311,794	267,865	12,626,391

Balance, January 1, 2006	-	$-	14,361,646	$14,362	4,812,650	1,219,720	6,311,794	267,865	12,626,391
Net income							5,165,757		5,165,757
Reverse acquisition							(202,678)		(202,347)
			100,439,18	100,369	100,369
Issue of stock and warrant	4,023,268	4,023			7,256,526				7,260,549
Appropriations to surplus
reserves						805,302	(805,302)
Foreign currency translation
adjustment								556,431	556,431
Balance, December 31, 2006	4,023,268	$4,023	14,692,647	$14,693	12,069,176	2,025,022	10,469,571	824,296	25,406,781

The accompanying notes are an integral part of these consolidated financial statements

SINO GAS INTERNATIONAL HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2006 AND 2005
(STATED IN US DOLLARS)

	2006	2005
Cash flows from operating activities
Net incomes	$5,165,757	$5,702,433
Depreciation and amortization	155,374	131,865
Equity in investments	(495,651)	(404,436)
Decrease/(increase) in accounts and other receivables	106,512	(6,139,281)
Increase in accounts and other payables	355,316	3,564,302

Net cash provided by operating activities	$5,287,308	$2,854,883

Cash flows from investing activities
Purchase of plant and equipment	$(7,563,222)	$(1,065,108)
Pledge deposits	(3,124,541)	-
Payment for the construction in progress	(1,556,579)	(1,537,774)
Payment of cost of intangible assets	(20,565)	(365,145)

Net cash used in investing activities	$(12,264,907)	$(2,968,027)

Cash flows from financing activities
Issue of common stock	7,430,965	-
Bank borrowings	2,430,445	-

Net cash provided by financing activities	$9,861,410	$-

Net in cash and cash equivalents sourced/(used)	2,883,811	(113,144)

Effect of foreign currency translation on cash
and cash equivalents	183,668	15,992

Cash and cash equivalents-beginning of year	571,194	668,346

Cash and cash equivalents-end of year	$3,638,673	$571,194

Supplementary cash flow information:
Interest received	$3,268	$3,484
Interest paid	9,522	-

The accompanying notes are an integral part of these consolidated financial statements

SINO GAS INTERNATIONAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(STATED IN US DOLLARS)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

Sino Gas International Holdings, Inc. (“the Company”) was incorporated under the laws of the State of Utah on August 19, 1983 as Evica Resources, Inc. On April 5, 1984, the Company changed its name to American Arms, Inc. and commenced the manufacture and sale of weapons and laser sights. On April 12, 1988, the Company changed its name to American Industries, Inc., as the Company was no longer engaged in the manufacturing and sale of weapons and laser sights. American Industries, Inc. was in the business of providing room safes for hotel rooms.

On February 19, 2002, the Company formed a subsidiary corporation named Pegasus Tel, Inc. under the laws of the State of Delaware to enter into the telecommunications business. On March 28, 2002, Pegasus Tel, Inc. merged with Pegasus Communications, Inc., a New York corporation, with Pegasus Tel, Inc. as the surviving entity. On January 14, 2002, the Company purchased payphone assets consisting of 29 payphones and associated equipment from the Margaretville Telephone Company for $11,600.00. On May 21, 2002, the Company changed its name to Dolce Ventures, Inc.

On September 7, 2006, the Company consummated a share exchange transaction with the shareholders of Gas Investment China Co., Ltd (“Gas (BVI)”), whereby the Company exchanged 14,361,646 shares of its series A convertible preferred stock, par value $0.001 per share (which have been automatically converted into Common Stock on November 17, 2006) for all of the issued and outstanding stock of Gas (BVI) held by the shareholders of Gas (BVI). As a result of the share exchange transaction, Gas (BVI) became the wholly-owned subsidiary of the Company, and Beijing Zhong Ran Wei Ye Gas Co. Ltd. (“Beijing Gas”), a wholly owned subsidiary of Gas (BVI), became a indirectly wholly-owned subsidiary of the Company. In addition, as a result of the share exchange transaction, the Company ceased being a shell company as such term is defined in Rule 12b-2 under the Exchange Act and is now engaged in the development of natural gas distribution systems and the distribution and supply of natural gas in the PRC.

On November 17, 2006, the Company changed its name to Sino Gas International Holdings, Inc., announced its new trading symbol, “SGAS,” and effected a 304.44-for-1 reverse stock split.

The Company consummated two private financing transactions on September 7, 2006 and October 20, 2006, respectively, in which it issued an aggregate of 4,023,268 shares of its series B convertible preferred stock, and warrants to purchase an aggregate of 13,257,293 shares of its common stock, in exchange for $9,281,600 gross cash proceeds. The two private financing transactions were consummated on substantially the same terms and conditions. The share exchange transaction and the Company’s private financing transactions are collectively referred to hereafter as the “reverse merger transaction”.

As a result of the consummation of the reverse merger transaction, the Company is now engaged in the development of natural gas distribution systems in small- and medium-sized cities in the PRC, as well as the distribution of natural gas to residential, commercial and industrial customers in the PRC, through its indirectly-owned subsidiaries in the PRC, Beijing Gas and its subsidiaries. The Company still own Pegasus Tel, but plans to spin it off in the form of a dividend to its shareholders of record as of August 30, 2006.

SINO GAS INTERNATIONAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(STATED IN US DOLLARS)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES (CONT’D)

The Company owns and operates 23 natural gas distribution systems serving approximately 63,000 residential and eight commercial and industrial customers. The Company’s facilities include approximately 700 kilometers of pipeline and delivery networks (including delivery trucks) with a designed daily capacity of approximately 70,000 cubic meters of natural gas.

Basis of Presentation

The share exchange transaction on September 7, 2006 has been accounted for as a capital-raising transaction of the Company whereby the historical financial statements and operations of GAS(BVI) are consolidated using historical carrying amounts. The 331,001 shares of the Company outstanding prior to the stock exchange transaction were accounted for at the net book value at the time of the transaction. The accompanying consolidated financial statements reflect the capital-raising transaction of the Company as if the transaction occurred as of the beginning of the first period presented.

The Company’s consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

This basis of accounting differs in certain material respects from that used for the preparation of the books of account of the Company’s principal subsidiaries, which are prepared in accordance with the accounting principles and the relevant financial regulations applicable to enterprises with limited liabilities established in the PRC (“PRC GAAP”) or in the accounting standards used in the places of their domicile. The accompanying consolidated financial statements reflect necessary adjustments not recorded in the books of account of the Company’s subsidiaries to present them in conformity with U.S. GAAP.

Recent Acquisitions

On December 13, 2006, Beijing Gas entered into a stock transfer agreement with the shareholders of Zhangjiakou City Xiahuayuan Jinli Gas Ltd. Co., a limited liability company organized under the laws of the PRC (“Xiahuayuan Jinli”), under which Beijing Gas acquired all the capital stock of Xiahuayuan Jinli for a purchase price of RMB two million (or approximately $258,000) in cash. Xiahuayuan Jinli is now a wholly-owned subsidiary of Beijing Gas. Xiahuayuan Jinli is a small regional natural gas distributor in Hebei Province, PRC.

Also on December 13, 2006, Beijing Gas entered into a stock transfer agreement with Yuxian Jinli Gas Ltd. Co. (“Yuxian Jinli”), a limited liability company organized under the laws of the PRC, under which Beijing Gas acquired all the capital stock of Yuxian Jinli for a purchase price of RMB9.5 million (or approximately $1,227,000) in cash. All the capital stock of Xiahuayuan Jinli and that of Yuxian Jinli were held by the same shareholders immediately prior to the signing of these agreements. Yuxian Jinli is now a wholly-owned subsidiary of Beijing Gas. Yuxian Jinli is a small regional natural gas distributor in Hebei Province, PRC.

SINO GAS INTERNATIONAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(STATED IN US DOLLARS)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A)	Method of Accounting

The Company maintains its general ledger and journals with the accrual method accounting for financial reporting purposes. The financial statements and note are representations of management. Accounting policies adopted by the Company conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of financial statements, which are compiled on the accrual basis of accounting.

(B)	Use of Estimates

In preparing of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting year. These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, deferred income taxes and the estimation on useful lives of plant and machinery. Actual results could differ from those estimates.

(C)	Economic and Political Risks

The Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

SINO GAS INTERNATIONAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(STATED IN US DOLLARS)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

(D)	Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries (“the Group”). Significant inter-company transactions have been eliminated in consolidation. Investments in which the company has a 20 percent to 50 percent voting interest and where the company exercises significant influence over the investor are accounted for using the equity method.

As of December 31, 2006, the particulars of the subsidiaries are as follows:

Name of Company	Place of Incorporation	Date of Incorporation	Beneficiary interest %	Equity Interest %	Registered Capital
GAS Investment China Co., Ltd.	The British
	Virgin Islands	6/19/2003	100	100	USD10,000,000

Pegasus Tel, Inc.	State of
	Delaware,
	USD	2/19/2002	100	100	USD 1,000

Beijing Zhong Ran Wei Ye Gas Co., Ltd	PRC	8/29/2001	100	100	RMB 94,448,517

Ningjin Weiye Gas Co., Ltd	PRC	12/3/2003	100	95	RMB 3,000,000

Jinzhou Weiye Gas Co., Ltd	PRC	7/19/2004	100	95	RMB 5,000,000

Xingtang Weiye Gas Co., Ltd	PRC	2/18/2004	100	95	RMB 3,000,000

Linzhang Weiye Gas Co., Ltd	PRC	7/6/2005	100	85	RMB 1,000,000

Anping Weiye Gas Co., Ltd	PRC	8/4/2005	100	95	RMB 5,000,000

Wuqiao Gas Co., Ltd	PRC	6/30/2004	100	95	RMB 2,000,000

Yutian Zhongran Weiye Gas Co., Ltd	PRC	12/19/2003	100	90	RMB 3,000,000

Sihong Weiye Gas Co., Ltd	PRC	12/3/2004	100	95	RMB 10,000,000

Langfang Development Region Weiye
Dangerous Goods Transportation Co., Ltd	PRC	3/22/2005	100	95	RMB 1,000,000

Peixian Weiye Gas Co., Ltd	PRC	8/22/2005	100	90	RMB 5,000,000

Sishui Weiye Gas Co., Ltd	PRC	12/22/2004	100	95	RMB 3,000,000

Longyao Zhongran Weiye Gas Co., Ltd	PRC	10/13/2005	100	95	RMB 3,000,000

Shenzhou Weiye Gas Co., Ltd	PRC	12/23/2005	100	95	RMB 3,000,000

Hengshui Weiye Gas Co., Ltd	PRC	12/20/2005	100	95	RMB 3,000,000

Changli Weiye Gas Co., Ltd	PRC	12/8/2006	100	95	RMB 3,000,000

Yuxian Jinli Gas Co., Ltd	PRC	11/8/2005	100	100	RMB 9,500,000

Zhangjiakou City Xiahuayuan Jinli Gas
Co., Ltd	PRC	9/30/2005	100	100	RMB 2,000,000

SINO GAS INTERNATIONAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(STATED IN US DOLLARS)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

(E)	Cash and Cash Equivalents

The Company considers all cash and other highly liquid investments with initial maturities of three months or less to be cash equivalents.

(F)	Accounts and Other Receivable

Accounts and other receivable are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts, as needed. The Company extends unsecured credit to customers in the normal course of business and does not accrue interest on trade accounts receivable.

(G)	Advances to Suppliers

Advances to suppliers represent the cash paid in advance for purchasing raw materials. The advances to suppliers are interest free and unsecured.

(H)	Investments in Equity Securities

Equity method of accounting was used to account for the investments in equity securities.

The consolidated statement of income includes the Group's share of the post-acquisition results of its associate for the year. In the consolidated balance sheet, investments in equity securities are stated at the Group's share of the net assets of the associates plus the premium paid less any discount on acquisition, less any identified impairment loss.

Goodwill arising on the acquisition of equity securities is not subject to amortization.

Beijing Zhongran Xiangke Oil Gas Technology Co., Ltd are principally engaged in the investment in, and the operation and management of, gas pipeline infrastructure and the sale and distribution of piped gas in the People’s Republic of China.

The followings are the summarized information to assets, liabilities and results of operations of Beijing Zhongran Xiangke Oil Gas Technology Co., Ltd.

	USD	USD
	2005	2004
Assets
Cash and banks	1075488	1670194
Accounts and other receivables	2429426	1585790
Inventories	531540	253756
Deposits and prepayments	364911	444473
Total current assets	4401365	3954213
Investments in subsidiaries	7727242	6238232
Construction in progress	13025058	10890674
Intangible assets
Fixed assets	2819009	607837
Total assets	27972674	21690956

Liabilities
Short term bank loans	1828532	2413564
Accounts and other payables	3454671	2493011
Accruals	252627	204120
Income tax payable	166365	186347
Deposits received	205749	106747
Total current liabilities	5907944	5403789
Long term liabilities	0	0
Total liabilities	5907944	5403789

The consolidated statement of income includes the Group's share of the post-acquisition results of its associate for the year. In the consolidated balance sheet, investments in equity securities are stated at the Group's share of the net assets of the associates plus the premium paid less any discount on acquisition in so far as it has not already been amortized to the statement of income, less any identified impairment loss.

Portion of
Nominal
Name of	Place	Form of		Value of
Associate	of	Business	Registered	Registered	Principal
Company	Registration	Structure	Capital	Capital	Activities
Beijing Zhongran Xiangke Oil Gas Technology Co. Ltd	PRC	Sino-foreign equity joint venture	RMB 20,000,000	40	Trading of natural gas and gas pipeline construction

Beijing Zhongran Xiangke Oil Gas Technology Co. Ltd is the Group's 40% owned joint Venture company and is principally engaged in sale of compressed natural gas to domestic households and industrial around sub-urban areas of Beijing and part of sub-urban areas in Hebei Province and Tianjin.

SINO GAS INTERNATIONAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(STATED IN US DOLLARS)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

(I)	Accounting for the Impairment of Long-Lived Assets

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

During the reporting year, there was no impairment loss.

(J)	Plant and Equipment

Plant and equipment, other than construction in progress, are stated at cost less depreciation and amortization and accumulated impairment loss.

Plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows:

Gas Pipelines	25 years
Motor Vehicles	10 years
Machinery & Equipment	20 years
Buildings	25 years
Leasehold Improvements	25 years
Office Equipment	8 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

(K)	Intangible Assets

Intangible assets, are stated at cost less amortization and accumulated impairment loss. Amortization is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the intangibles are as follows:

Land use rights	40 - 50 years
Franchises	30 years
Other intangibles	3 years

SINO GAS INTERNATIONAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(STATED IN US DOLLARS)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

(L)	Construction of pipelines in progress

Construction of pipelines in progress represents the cost of constructing pipelines and is stated at cost. Costs comprise direct and indirect incremental costs of acquisition or construction. Completed items are transferred from construction in progress to gas pipelines of fixed assets when they are put in service. The major cost of construction relates to construction materials, direct labor wages and other overhead. Construction of pipeline, through which to distribute natural gas, is one of the Company’s principal businesses. The Company builds city main pipeline network and branch pipeline network to make gas connection to resident users, industrial, and commercial users, with the objective of generating revenue on gas connection and gas usage fees revenue from these customers. As at December 31, 2006, the pipelines under construction include mainly the projects in several cities of Hebei and Jiangsu province, and in Beijing. These projects, once completed, will significantly increase the gas supply capacity. Capital commitments in respect of these projects amounted to approximately $5 million at December 31, 2006 .

(M)	Unearned Revenue

Unearned revenue represents prepayments by customers for gas purchases and advance payments on construction and installation of pipeline contracts. The Company records such prepayment as unearned revenue when the payments are received.

(N)	Financial Instruments

The carrying amounts of all financial instruments are equal to the approximate fair value. The carrying amounts of cash, accounts receivable, accounts payable and accrued liabilities are approximately equivalent to the fair value of these short-term nature of terms. The carrying amounts of borrowings approximate the fair value based on the Company’s expected borrowing rate for debt with similar remaining maturities and comparable risk.

(O)	Foreign Currency Translation

The accompanying consolidated financial statements are presented in United States dollars. The functional currency of the Company is the Renminbi (RMB). The consolidated financial statements are translated into United States dollars from RMB at year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

	2006	2005
Year end RMB : US$ exchange rate	7.8175	8.0734
Average yearly RMB : US$ exchange rate	7.9819	8.2033

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

SINO GAS INTERNATIONAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(STATED IN US DOLLARS)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

(P)	Revenue Recognition

Our revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. Revenue is recognized when services are rendered to our customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations by us exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue. Revenue from gas sales is recognized when gas is pumped through pipelines to the end users. Revenue from construction and installation of pipelines is recorded when the contract is completed and accepted by the customers. The construction contracts are usually completed within one to two months time.

In general for construction projects, deposits of 30% of total contract sum are received from client when the project commences. Second payment of 30% is received after the construction is completed for around 6 months. The final sum of the remaining portion normally acts as retention money for quality warrantee to the developer. The retention money would be received by the company after the 1 year warrantee period.

(Q)	Other Income

Other income represents the Company’s share of post- acquisition results of its investment in equity securities for the year.

(R)	Income Taxes

The Company uses the accrual method of accounting to determine and report its taxable income and uses the flow through method to account for tax credits, which are reflected as a reduction of income taxes for the year in which they are available. The Company has implemented Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes.

Income tax liabilities computed according to the United States and the People’s Republic of China (PRC) tax laws are provided for the tax effects of transactions reported in the financial statements and consists of taxes currently due plus deferred taxes related primarily to differences between the basis of fixed assets and intangible assets for financial and tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for operating losses that are available to offset future income taxes. A valuation allowance is created to evaluate deferred tax assets if it is more likely than not that these items will either expire before the Company is able to realize that tax benefit, or that future realization is uncertain.

In respect of the Company’s subsidiaries domiciled and operated in China, the taxation of these entities can be summarized as follows:

Pursuant to the tax laws of PRC, general enterprises are subject to income tax at an effective rate of 33%. Beijing Gas is in the natural gas industry whose development is encouraged by the government. According to the income tax regulation, any company engaged in the natural gas industry enjoys a favorable tax rate. Also, Beijing Gas is exempt from corporate income tax for its first two years and is then entitled to a 50% tax reduction for the succeeding three years. The Company’s first profitable tax year was 2003. Accordingly, the Company’s income is subject to a reduced tax rate of 7.5%. From 2008 onwards, the Company’s income is subject to a reduced tax rate of 9%. Subsidiaries of Beijing Gas are subject to the effective rate of 33%.

SINO GAS INTERNATIONAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(STATED IN US DOLLARS)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

The Company is subject to United States Tax according to Internal Revenue Code Sections 951 and 957. Corporate income tax is imposed on graduated rates in the range of:

	Taxable Income
Rate	Over	But not over	Of Amount Over
15%	0	50,000	0
25%	50,000	75,000	50,000
34%	75,000	100,000	75,000
39%	100,000	335,000	100,000
34%	335,000	10,000,000	335,000
35%	10,000,000	15,000,000	10,000,000
38%	15,000,000	18,333,333	15,000,000
35%	18,333,333	-	0

The Company, after a reverse-merger on September 7, 2006, revived to be an active business enterprise because of the operations of its subsidiaries in China. Based on the consolidated net income of 2006, the Company shall be taxed at the 34% tax rate. Please refer to Note 12 for provision of United States and PRC Income Taxes.

(S)	Advertising

The Company expensed all advertising costs as incurred.

(T)	Concentration of Credit Risk

Concentration of credit risk is limited to accounts receivable and is subject to the financial conditions of major customers. The Company does not require collateral or other security to support accounts receivable. The Company conducts periodic reviews of its clients’ financial condition and customers’ payment practices to minimize collection risk on accounts receivable.

(U)	Retirement Benefits

Retirement benefits in the form of contributions under defined contribution retirement plans to the relevant authorities are charged to the statements of income as incurred.

SINO GAS INTERNATIONAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(STATED IN US DOLLARS)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

(V)	Statutory Surplus Reserves

As stipulated by the Company Law of the People's Republic of China (PRC) as applicable to Chinese companies with foreign ownership, net income after taxation can only be distributed as dividends after appropriation has been made for the following:

i.	Making up cumulative prior years' losses, if any;

ii.
Allocations to the "Statutory surplus reserve" of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's registered capital;

iii.
Allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company's "Statutory common welfare fund", which is established for the purpose of providing employee facilities and other collective benefits to the Company's employees; and

iv.	Allocations to the discretionary surplus reserve, if approved in the shareholders' general meeting.

The Company has appropriated $805,302 as reserve for the statutory surplus reserve and welfare fund for the year ended December 31, 2006.

Surplus reserves consist of the following as of December 31, 2006

Statutory surplus reserve	$1,346,053
Statutory common welfare fund	678,969
$2,025,022

(W)	Statement of Cash Flows

In accordance with Statement of SFAS 95, “Statement of Cash Flows”, cash flows from the Company’s operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

(X)	Comprehensive Income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other consolidated financial statements. The Company’s current component of other comprehensive income is the foreign currency translation adjustment.

SINO GAS INTERNATIONAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(STATED IN US DOLLARS)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

(Y)	Recent Accounting Pronouncements

In July 2006, the FASB issued FIN 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109, which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that the Company recognizes in its consolidated financial statements the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for the Company on January 1, 2007, with the cumulative effect of the change in accounting principle, if any, recorded as an adjustment to opening retained earnings.

In September 2006, the FASB issued SFAS 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, where fair value is the relevant measurement attribute. The standard does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.

In September 2006, the SEC issued SAB No. 108, which provides guidance on the process of quantifying financial statement misstatements. In SAB No. 108, the SEC staff establishes an approach that requires quantification of financial statement errors, under both the iron-curtain and the roll-over methods, based on the effects of the error on each of the Company’s financial statements and the related financial statement disclosures. SAB No.108 is generally effective for annual financial statements in the first fiscal year ending after November 15, 2006. The transition provisions of SAB No. 108 permits existing public companies to record the cumulative effect in the first year ending after November 15, 2006 by recording correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings.

The management of the Company does not anticipate that the adoption of these three standards will have a material impact on these consolidated financial statements.

(Z)	Net Income Per Share

The calculation of basic and diluted net income per share is based on the net income for the three months ended September 30, 2006 and 2005 attributable to equity shareholders of $1,930,536 and $338,699 respectively, and the weighted average number of ordinary shares of 100,770,140 in issue during the three months ended September 30, 2007 and 2006.

SINO GAS INTERNATIONAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(STATED IN US DOLLARS)

3.	PLEDGE BANK DEPOSITS

Pledged bank deposits are restricted cash with bank for general banking facilities.

4.	ACCOUNTS RECEIVABLE

For natural gas sales, it is due when the gas is sold. Normally, most of them are settled by prepayments from the customers.

In general for construction projects, deposits of 30% of total contract sum are received from client when the project commences. Second payment of 30% is received after the construction is completed for around 6 months. The final sum of the remaining portion normally acts as retention money for quality warrantee to the developer. The retention money would be received by the company after the 1 year warrantee period.

The phrase "receivables are due within one year of aging" means the receivable that are within one year of aging.

The "amounts are not due within one year" are mostly retention money from construction sales that are based on contracts. The continued demand from the natural gas sales from them also help assure the amount could be collected. No experience of wholly-unsettled accounts receivable in the year December 31, 2005 and 2004.

Trade accounts receivable are recorded at the invoiced amount, net of allowances for doubtful accounts and sales returns. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on historical write-off experience, customer specific facts and economic conditions. Bad debt expense is included in the general and administrative expenses.

Outstanding account balances are reviewed individually for collectibles. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. To date, the Company has not charged off any balances as it has yet to exhaust all means of collection. The Company does not have any off-balance-sheet credit exposure to its customers, except for outstanding notes receivable discounted with banks that are subject to recourse for non-payment.

The credit and billing policy is that, for the residential customer, we collect prepayment from customers; for the industrial customers, we settle the payment based on the contract terms signed, from 10 days to one month; for the construction business, we collect the payment from customer based on the percentage of the construction progress. The risk that business faces from inability to collect account is Operation risk in industrial customers.

The followings are the largest ten accounts receivable as at December 31 2006

Shanghai Datun Energy Resources Co., Ltd	$1,509,641
Jinzhou City & Town Development & Construction Co., Ltd	639,591
Xuzhou Ganglong Real Estate Development Co., Ltd	559,232
Kailuan(Group) Weizhou Coal Mining Co., Ltd	532,139
Hebei Zhong Gang Steel Co., Ltd	440,586
1st Machinery Works of North China Petroleum	383,754
Beijing Kailong Real Estate Development Co., Ltd	299,328
Beijing Xincheng Real Estate Development Co., Ltd	282,604
Pei Xian Zheng Yuan Construction Engineering Co	258,906
Beijing Hong Ji Co., Ltd	227,754
$5,133,535

All of the above accounts receivable are due within one year of aging.

5.	OTHER RECEIVABLES

Other receivables at December 31, consist of the following:

	2006	2005
Deposit paid	$543,013	$104,483
Amounts due from employees	86,464	188,715
Amounts due from shareholders	-	22,004
Sundry receivables	634,323	122,720
	$1,263,800	$437,922

Amounts due from employees are advances for business traveling and purchases of consumables. All the amounts due from employees/shareholders are unsecured, interest free, and without fixed repayment terms.

Sundry receivables is the "the prepayment to customers".

SINO GAS INTERNATIONAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(STATED IN US DOLLARS)

6.	PLANT AND EQUIPMENT, NET

Plant and Equipment consist of the following as of December 31:

	2006	2005
At Cost
Gas Pipelines	$8,255,231	$2,819,341
Motor Vehicles	2,204,621	99,376
Machinery & Equipment	273,943	253,536
Buildings	89,799	86,952
Leasehold Improvements	47,543	46,036
Office Equipment	67,774	41,607
	$10,938,911	$3,346,848

Less: Accumulated depreciation
Gas Pipelines	$203,005	$80,557
Motor Vehicles	48,846	21,319
Machinery & Equipment	38,999	23,969
Buildings	6,825	3,304
Leasehold Improvements	19,613	9,849
Office Equipment	13,093	7,168
	$330,381	$146,166
	$10,608,530	$3,200,682

Depreciation and amortization expense is included in the consolidated statements of income and comprehensive income for the year December 31, 2006 is as follows:

	2006	2005
Cost of revenues	$87,155	$79,118
Selling and marketing expenses	18,645	2,413
General and administrative expenses	49,574	50,334
	$155,374	$131,865

SINO GAS INTERNATIONAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(STATED IN US DOLLARS)

7.	INTANGIBLE ASSETS

Intangible assets consist of the following as of December 31, 2005

	Land use rights	Franchises	Other intangibles	Total
Gross amount	116,443	340,625	1,487	458,555
Accumulated amortization	(16,562)	(3,613)	(1,115)	(21,290)
	99,881	337,012	372	437,265

Intangible assets consist of the following as of December 31, 2004

Land use rights		Franchises	Other intangibles	Total
Gross amount	66,780	-	1,448	68,228
Accumulated amortization	(2,481)	-	(54)	(2,535)
	64,299	-	1,394	65,693

The Group operates as a local natural gas distributor in a city or county, known as an operation location, under an exclusive franchise agreement between the Group and the local government or entities in charge of gas utility.

Franchises are the rights to develop sites in Anping and Jinzhou in China. They are stated at cost less accumulated depreciation.

Amortization expenses included in the general and administrative expenses for the years ended December 31, 2005 and 2004 were $18,755 and $2,535 respectively.

Estimated amortization expense for the next five years is approximately $21,290 each year.

8.	SHORT-TERM BANK LOANS

Short-term bank loans are as follows:

	2006	2005
Loans from Shen Zhen Development Bank Co., Ltd,
interest rate at 5.022% per annum
Due May 22, 2007	$2,430,445	$-

Interest expense for the short term bank loans was $9,522 for the year ended December 31, 2006.

SINO GAS INTERNATIONAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(STATED IN US DOLLARS)

9.	OTHER PAYABLES

Other payables at December 31, 2005 and 2006 consist of the following:

	2006	2005
Deposit received	$-	$67,934
Amounts due to employees	11,360	3,528
Employees’ welfare payables	56,584	50,207
Tax payable	1,089,804	790,057
Loan from an unrelated company - Qian Shi Li	-	681,250
Loan from an unrelated company - Shi Yi Long Da	-	500,409
Sundry payables	632,752	171,580

	$1,790,500	$2,264,965

All the amounts due to employees are unsecured, interest free, and have no fixed repayment terms. Loan from Shenzhen Shi Yi Long Da Co., Ltd (Shi Yi Long Da) is unsecured, interest at 6% per annum and due October 2006. This money has been paid on October 2006. Loan from Beijing Qian Shi Li Technology Development Co., Ltd (Qian Shi Li) is unsecured, interest free, and have no fixed repayment terms.

10.	CAPITAL STOCK

The authorized capital stock consists of (i) 250,000,000 shares of common stock, par value $0.001 per share, of which there are 14,692,647 shares issued and outstanding, and (ii) 100,000,000 shares of preferred stock, par value $0.001 per share. The preferred stock consists of (i) series A convertible preferred stock, of which 20,000,000 shares have been authorized and no shares are issued and outstanding; and (ii) series B convertible preferred stock, of which 5,000,000 shares have been authorized and 4,023,268 shares are issued and outstanding.

The following is a summary of the material terms of its capital stock. This summary is subject to and qualified in its entirety by its Articles of Incorporation, as amended and corrected, certificates of designations for its series A and series B convertible preferred stock, its by-laws and by the applicable provisions of Utah law.

The Company is authorized to issue 250,000,000 shares of common stock, with a par value of $0.001. There are 14,692,647 shares of common stock issued and outstanding as of December 31, 2006. All shares of common stock have one vote per share on all matters including election of directors, without provision for cumulative voting. The common stock is not redeemable and has no conversion or preemptive rights. The common stock currently outstanding is validly issued, fully paid and non-assessable. In the event of liquidation of the company, the holders of common stock will share equally in any balance of the company's assets available for distribution to them after satisfaction of creditors and preferred shareholders, if any. The holders of common stock are entitled to equal dividends and distributions per share with respect to the common stock when, as and if, declared by the board of directors from funds legally available.

SINO GAS INTERNATIONAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(STATED IN US DOLLARS)

10.	CAPITAL STOCK (CONT’D)

Preferred Stock

In addition to the 250,000,000 shares of common stock, The Company is authorized to issue 100,000,000 shares of preferred stock, with a par value of $0.001 per share. Shares of the preferred stock may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the board of directors prior to the issuance.

On August 30, 2006, the Company’s board of directors designated 20,000,000 shares of its authorized $0.001 par value per share preferred stock as series A convertible preferred stock and 5,000,000 shares of its preferred stock as series B convertible preferred stock. On August 31, 2006, the Company filed certificates of designations for the series A and series B convertible preferred stock with the Office of the Secretary of State of Utah. On September 6, 2006, the board of directors amended the designations of the Series B convertible preferred stock and the Company filed an amended certificate of designations for the Series B convertible preferred stock with the Office of the Secretary of State of Utah. The board of directors created the series A convertible preferred stock to allow the Company to consummate the share exchange transaction with the Gas (BVI) Shareholders and the series B convertible preferred stock in connection with its private financing transactions, although the Company does not have sufficient unissued authorized common stock to allow for a complete conversion. Each of the shares of series A convertible preferred stock was automatically converted into one share of its common stock upon the effectiveness of its reverse stock-split on November 17, 2006. Therefore, as of December 31, 2006, the Company has no shares of series A convertible preferred stock issued and outstanding.

Conversion

The Company issued 14,361,646 of its common shares upon the automatic conversion of its series A convertible preferred shares after the 304.44-for-1 reverse stock-split on November 17, 2006. The Company no longer has any series A convertible preferred shares outstanding.

Each share of the series B convertible preferred stock will become convertible into common stock, at the option of its holder after the 304.44-for-1 reverse stock-split, based on the then applicable conversion rate, which is initially one share of series B convertible preferred stock for one share of common stock.

SINO GAS INTERNATIONAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(STATED IN US DOLLARS)

11.	FINANCE COSTS, NET

Details of finance costs are summarized as follows:

	2006	2005
Total interest cost incurred	$9,522	$-
Interest income	(3,268)	(3,484)
Other	71,983	5,970

	$78,237	$2,486

12.	INCOME TAX

In accordance with the relevant tax laws and regulations of PRC, the corporation income tax rate is 33%. However, in accordance with the relevant taxation laws in the PRC, the Group is eligible for tax concessions and was exempted from part of the PRC income taxes for the year.

The following table accounts for the differences between the actual tax provision and the amounts obtained by applying the applicable PRC corporation income tax rate of 33% to income before taxes for the years ended December 31,.

	2006	2005
Income before taxation	$5,122,453	$6,234,348

Provision for income taxes at PRC income tax rate	1,690,409	2,057,335
Effect of tax exemption granted to the Company	(1,267,125)	(1,525,420)

U.S. Income Tax Provision	-	-

Income tax	$423,284	$531,915

SINO GAS INTERNATIONAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(STATED IN US DOLLARS)

13.	BUSINESS SEGMENT

The Company has contracted with customers usually in two business segments altogether, one is for the construction and installation of gas facilities and another one is the subsequent sales of gas to that customers through the gas facilities the Company constructs. However, the respective gas facilities contracts and gas supply contracts have separately provided for the basis of revenue recognition and distinctive from each other for the relevant cost-and-revenue to be incurred and hence separate calculation and subsequent payment of fees for respective business without any interdependence on each other in this respect.

For management purposes, the company is currently organized into two major operating divisions - gas pipeline construction (installation of gas facilities) and sales of piped gas. These principal operating activities are the basis on which the Company reports its primary segment information.

	Gas pipeline	Sales of
2006	construction	piped gas	Others	Consolidated
Turnover	$7,218,710	3,649,870	2,138	10,870,718
Cost of sales	(1,549,464)	(2,833,077)	(6,601)	(4,389,142)

Segment result	$5,669,246	816,793	(4,463)	6,481,576

	Gas pipeline	Sales of
2005	construction	piped gas	Others	Consolidated
Turnover	$8,204,988	2,702,301	-	10,907,289
Cost of sales	(1,607,987)	(2,524,404)	-	(4,132,391)

Segment result	$6,597,001	177,897	-	6,774,898

The Company's operations are located in the PRC. All revenue is from customers in the PRC. All of the Company’s assets are located in the PRC. Sales of piped gas and gas pipeline construction are carried out in the PRC. Accordingly, no analysis of the Company's sales and assets by geographical market is presented.

No other measures of segment profit or loss and assets have been provided or reviewed by the company's chief operating decision maker.

14.	COMMITMENTS UNDER OPERATING LEASES

At December 31, 2006, the Group had commitment for future minimum lease payments under non-cancelable operating leases in respect of office rented premises which fall due as follows:

	2006	2005
Land and Buildings
Not later than one year	$61,401	$59,455
Later than one year and not later than five years	245,603	237,818
After five years	521,906	505,363

	$828,910	$802,636

SINO GAS INTERNATIONAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(STATED IN US DOLLARS)

15.	CONTINGENT LIABILITIES

The Company had contingent liabilities at December 31, 2006 of $268,628 (¥ 2,100,000) in respect of Notes Receivable discounted.

Notes receivable are bank acceptance notes. From time to time, the Company factors notes receivable to banks. At the time of the factoring, all rights and privileges of holding the receivables are transferred to the banks. The Company removes the asset from its books and records a corresponding expense for the amount of the discount, if any. The Company remains contingently liable on the amount outstanding in the event the note issuer defaults.

All of the notes receivable as at December 31, 2006 are fully settled on or before their due dates.

16.	RELATED PARTIES TRANSACTIONS

The following material transactions with related parties during the years were in the opinion of the directors, carried out in the ordinary course of business and on normal commercial terms:

Sales to Beijing Zhongran Xiangke Oil Gas Technology Co. Ltd (Zhongran Xiangke), an investee for which the equity method is used, for the years 2006 and 2005 were $334,326 and $1,088,990 respectively. These sales transactions have been eliminated upon consolidation. The amounts receivable from Zhongran Xiangke for the years 2006 and 2005 were nil and $177,401 respectively. Also, included in the other payables are payables to Zhongran Xiangke for the years 2006 and 2005 were $101,592 and $135,792 respectively.

Sales to Beijing Zhongyou Xiangke Oil Gas Technology Co. Ltd (Zhongyou Xiangke), an investee of Zhongran Xiangke, for the years 2006 and 2005 were nil and $64,205 respectively. These sales transactions have been eliminated upon consolidation. The amounts receivable from Zhongyou Xiangke for the years 2006 and 2005 were $2,130 and $13,392 respectively.

17.	SUBSEQUENT EVENTS

Most recently completed fiscal year: December 31, 2006

	Xiahuayuan
	Sino Gas	Jinli	Percentage
Total investment	25,349,906	255,836	1.01%
Total assets	33,882,796	287,197	0.85%
Pretax income from continuing operations	5,589,041	(1,107)	-0.02%

	Yuxian
	Sino Gas	Jinli	Percentage
Total investment	25,349,906	1,215,222	4.79%
Total assets	33,882,796	1,235,464	3.65%
Pretax income from continuing operations	5,589,041	(91)	0.00%

	Xiahuayuan
	Sino Gas	Chenguang	Percentage
Total investment	25,349,906	3,325,871	13.12%
Total assets	33,882,796	4,390,762	12.96%
Pretax income from continuing operations	5,589,041	208,409	3.73%

	Aggregate
	Sino Gas	impact	Percentage
Total investment	25,349,906	4,796,930	18.92%
Total assets	33,882,796	5,913,422	17.45%
Pretax income from continuing operations	5,589,041	207,212	3.71%

Since none of the conditions exceeds 20 percent, and the aggregate impact of the individually insignificant businesses acquired since the

Date of the most recent audited balance sheet filed for the registrant does not exceed 50%, financial statements are not required.

Since the financial statements of the acquired businesses are not required under Item 310.(c)(3).(i )of Regulation S-B, no pro forma financial statements are presented.

We distributed Pegasus Tel to a shareholder by a spin-off in the third quarter of 2007. And we sold Anping Weiye in February 2007.

No disclosure of discontinued operations of Pegasus Telephone and Anping Weiye is necessary because the operations and cash flow of the disposed entity could not be clearly distinguished from the Sino Gas. And no significant operations or cash flows have been eliminated from the ongoing operations of Sino Gas in these disposal transactions.

As of December 31, 2006, we have the following warrants outstanding:

	Type	Term	Exercise Price	Qualities
Warrant	A	5	$3.84	3,854,599
	B	5	$5.48	1,693,723
	J	1	$3.01	3,083,588
	C	5	$4.22	3,083,588
	D	5	$6.03	1,541,794

PREFERRED B STOCKS

The company has cancelled the ratchet term (reset the conversion price upon the occurrence of certain events.) of the preferred B stocks as part of the equity financing completed in September 2007. Other than the ratchet term the rights of Preferred B stocks are basically the same as common stocks.

LIQUIDATED DAMAGE

The leading investor waived the liquidated damage provisions in the registration rights agreements. As a result, these arrangements are not accounted for.

Dolce Ventures, the shell company, had 100,770,140 common shares outstanding before the reverse merger transactions. Gas Investment China (BVI), the shareholding company of Beijing Gas, purchased 72% of Dolce Ventures outstanding shares during a reverse takeover transaction with Dolce Ventures on September 7, 2006. After the reverse takeover transaction, Dolce Ventures exchanged 14,361,647 preferred A shares with all outstanding shares of Gas Investment China (BVI). One preferred A shares can automatically convert into one common share. During the PIPE transactions in September and October, 2006, Dolce Ventures exchanged 4, 023,268 preferred B shares in two tranches with investors for financing of $9,281,601. on November 17, our company effected a 304.44-for-1 reverse stock split. After the stock split, there are 14,693,649 common shares and 4,023,268 preferred B shares.

Since the financial statements of the acquired businesses are not required under Item 310.c.3.i of Regulation S-B, no pro forma financial statements are presented.

We distributed Pegasus Tel to a shareholder by a spin-off in the third quarter of 2007. And we sold Anping Weiye in February 2007.

The reason that no disclosure of discontinued operations of Pegasus Tel and Anping Weiye is, the operations and cash flow of the disposed entity could not be clearly distinguished from the Sino Gas. And no significant operations or cash flows have been eliminated from the ongoing operations of Sino Gas in these disposal transactions.

On January 15, 2007, Beijing Gas entered into a stock transfer agreement with the shareholders of Beijing Chenguang Gas Ltd., Co., a limited liability company organized under the laws of the PRC, under which Beijing Gas will acquire all the capital stock of Beijing Chenguang for a purchase price of RMB 26 million (or approximately $3.35 million) in cash. Upon consummation of the transactions contemplated by that agreement, Beijing Chenguang will become a wholly-owned subsidiary of Beijing Gas. Beijing Chenguang is primarily engaged in the development, transfer and licensing of technologies used in natural gas purification, compression and transportation, as well as the installation of natural gas equipment and the supply of natural gas.

Under the Beijing Chenguang agreement, the Company will pay the stock purchase price in installments. The Company paid the first installment, in the amount of 10,000,000 RMB, on or about January 22, 2007. The Company will pay the second installment, also in the amount of RMB ten million, within 20 business days of completion by the selling shareholders of all government and legal procedures required for the sale. The Company will pay the remaining RMB six million on or prior to April 30, 2007. The agreement requires that all government and legal procedures required for the sale must be completed by the selling shareholders, and the title to the shares must be transferred to Beijing Gas, within 20 business days of the selling shareholders’ receiving the first installment of the purchase price.

Pursuant to the agreement, Beijing Gas has agreed to acquire 100% of the capital stock of Beijing Chenguang on or about February 12, 2007. The PRC legal procedures which are required to complete the transaction have not been completed, and consequently only a portion of the purchase price has been paid.

SINO GAS INTERNATIONAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(STATED IN US DOLLARS)

17.	SUBSEQUENT EVENTS (CONT’D)

One of the selling shareholders under the Beijing Chenguang agreement, Mr. Zhou Zhi Cheng, has been the Chief Operating Officer of the Company since October 19, 2006. Mr. Zhou owned 30% of the Beijing Chenguang stock immediately prior to the signing of the Beijing Chenguang agreement. Mr. Zhou is also a shareholder and legal representative of another selling shareholder, Beijing Chenguang Weizhong Management Technology Consulting Co., Ltd. which owned 10% of the Beijing Chenguang stock immediately prior to the signing of the agreement.

On February 28, 2007, the Company disposed of Anping Weiye Gas Co., Ltd in the amount of RMB 33,000,000.

Exhibit 21.1

Subsidiary	Beijing Gas’s Equity Interest
Yu Tian county Zhong Ran Wei Ye Gas Ltd.	90%
Ning Jing Wei Ye Gas Ltd.	95%
Xing Tang County Wei ye Gas Ltd.	95%
Lin Zhang County Wei Ye Gas Ltd.	85%
Jin Zhou Wei Ye Gas Ltd.	95%
Wu Qiao County Gas Ltd.	95%
Long Yao County Zhong Ran Wei Ye Gas Ltd.	95%
Shen Zhou Wei Ye Gas Ltd.	95%
Pei County Wei Ye Gas Ltd.	90%
Si Hong Wei Ye Gas Ltd.	95%
Si Shui Wei Ye Gas Ltd.	95%
Lang Fang Development Zone Wei Ye Dangerous Goods Transportation Ltd.	95%
Beijing Zhong Ran Xiang Ke Gas Technology Ltd.	40%
Zhangjiakou City Xiahuayuan Jinli Gas Ltd. Co.	100%
Yuxian Jinli Gas Ltd. Co.	100%
Beijing Chenguang Gas Ltd., Co.	100%
Changli Gas Co. Ltd.	100%
Hengshui Gas Co. Ltd.	100%
Pegasus Tel, Inc.*	100%

* Pegasus Tel has only nominal operations. We plan to spin it off in the form of a dividend to our shareholders of record as of August 30, 2006.

SINO GAS INTERNATIONAL HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS
AT SEPTEMBER 30, 2007 AND DECEMBER 31, 2006
(Stated in US Dollars)

	Notes	September 30, 2007	December 31, 2006
ASSETS		(unaudited)	(audited)
Current assets
Cash and cash equivalents		$16,474,397	$3,638,673
Restricted cash		172,986	3,124,541
Notes receivable		623,071	477,390
Accounts receivable		6,329,633	6,534,740
Inventory		282,700	-
Advances to suppliers		538,731	68,309
Prepayments and others		118,211	141,878
Other receivables	4	1,247,546	1,263,800

Total current assets		$25,787,275	$15,249,331

Long term assets
Investments in equity securities	5	3,131,322	2,939,029
Plant and equipment, net	7	20,206,229	10,608,530
Construction in progress		8,959,416	4,628,076
Intangible assets	6	354,491	457,830
Goodwill		962,582	-

TOTAL ASSETS		$59,401,315	$33,882,796

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Bank Loans		$2,660,424	$2,430,445
Accounts payable		3,447,280	3,891,388
Other payables	8	5,702,409	1,790,500
Unearned revenue		-	37,760
Accrued liabilities		1,101,586	325,922

Total current liabilities		$12,911,699	$8,476,015

TOTAL LIABILITIES		$12,911,699	$8,476,015

See accompanying notes to financial statements and accountant’s report

SINO GAS INTERNATIONAL HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS (Continued)
AS OF SEPTEMBER 30, 2007 AND DECEMBER 31, 2006
(Stated in US Dollars)

	Notes	September 30, 2007	December 31, 2006
		(unaudited)	(audited)

STOCKHOLDERS’ EQUITY
Preferred Stock A US$0.001 par value; 20,000,000 authorized; nil and nil issued and outstanding as of September 30, 2007 and December 31, 2006 respectively		-	-

Preferred Stock B US$0.001 par value; 5,000,000 authorized; 4,858,343 and 4,023,268 issued and outstanding as of September 30, 2007 and December 31, 2006 respectively	3	$4,858	$4,023

Common Stock US$0.001 par value; 250,000,000 authorized; 24,764,122 and 14,692,647 issued and outstanding as of September 30, 2007 and December 31, 2006 respectively	3	24,764	14,693

Additional paid-in-capital	3	29,212,878	12,069,176
Statutory reserves		2,002,684	2,025,022
Retained earnings		13,435,444	10,469,571
Accumulated other comprehensive income		1,808,988	824,296

		$46,489,616	$25,406,781

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$59,401,315	$33,882,796

See accompanying notes to financial statements and accountant’s report

SINO GAS INTERNATIONAL HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006
(Stated in US Dollars)

		Nine months ended September 30, (unaudited)		Three months ended September 30, (unaudited)
	Notes	2007	2006	2007	2006

Net revenues		$10,886,612	$4,971,156	$5,652,240	$3,471,616
Cost of revenues		(5,696,918)	(1,849,128)	(1,965,085)	(865,641)

Gross profit		5,189,694	3,122,028	3,687,155	2,605,975

Operating expenses
Selling and marketing expenses		(376,233)	(66,497)	(176,739)	(39,673)
General and administrative expenses		(1,310,811)	(693,973)	(621,952)	(440,154)

Income from continuing operations		$3,502,650	$2,361,558	$2,888,464	$2,126,148

Finance costs, net		11,527	(2,169)	(22,023)	973
Other income		9,046	13,205	(2,735)	-
Other expenses		(13,197)	(159)	(1,220)	(30,417)

Income before taxation		$3,510,026	$2,372,435	$2,862,486	$2,096,704
Income tax	9	(255,230)	(183,755)	(227,887)	(166,168)

Net income		$3,254,796	$2,188,680	$2,634,599	$1,930,536

Net income per share,
Basic	$0.21	$0.15	$0.15	$0.13
Diluted	$0.17	$0.15	$0.12	$0.13

Weighted average shares outstanding
of common stock,
Basic	15,779,750	14,361,646	17,889,867	14,361,646
Diluted	19,573,911	14,361,646	21,856,124	14,361,646

See accompanying notes to financial statements and accountant’s report

SINO GAS INTERNATIONAL HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE-MONTHS AND THREE-MONTHS ENDED SEPTEMBER 30, 2007 AND 2006
(Stated in US Dollars)

	Nine months ended September 30, (unaudited)		Three months ended September 30, (unaudited)
	2007	2006	2007	2006
Cash Flows from Operating Activities
Net income	$3,254,796	$2,188,680	$2,634,599	$1,930,538
Depreciation and Amortization	1,544,072	799,780	847,619	734,626
(Increase)/decrease in accounts and other receivables	(371,075)	(34,644)	259,352	(2,596,984)
(Increase) in inventories	(282,700)	-	(225,010)	12,899
Increase/(decrease) in accounts and other payables	4,140,130	526,407	1,186,313	1,435,096

Net cash provided by operating activities	$8,350,798	$3,480,223	$4,702,873	$1,516,175

Cash Flows from Investing Activities
Purchase of plant and equipment	$(10,938,911)	$(1,042,371)	$(6,205,268)	$1,075,041
Restricted Cash	2,951,555	-	(172,986)	-
Payment for the construction in progress	(4,331,340)	(2,727,284)	(1,514,904)	(2,727,284)
Payment of cost of intangible assets	(852,243)	(11,141)	(1,159,406)	(5,463)
Acquisition of subsidiaries	(192,293)	(254,474)	(19,126)	(226,620)
Increase in minority interest	-	-	-	-

Net Cash Used in Investing Activities	$(13,363,232)	$(4,035,270)	$(9,071,690)	$(1,884,326)

Cash Flows from Financing Activities
Repayment of Bank borrowings	229,979	-	37,404	-
Dividend Paid	(521,121)	-	(521,121)	-
Issue of share capital	17,154,609	5,246,891	14,566,850	5,246,891

Net Cash Provided by Financing Activities	$16,863,467	$5,246,891	$14,083,133	$5,246,891

Net in Cash & Cash Equivalents Sourced/(Used)	$11,851,033	$4,691,844	$9,714,316	$4,878,740

Effect of foreign currency translation on Cash & Cash equivalents	984,691	65,268	106,442	(244,085)

Cash & Cash Equivalents at Beginning of Period	3,638,673	571,194	6,653,639	693,651

Cash & Cash Equivalents at End of Period	$16,474,397	$5,328,306	16,474,397	$5,328,306

See accompanying notes to financial statements and accountant’s report

1.  ORGANIZATION AND PRINCIPAL ACTIVITIES

Sino Gas International Holdings, Inc. (“the Company”) was incorporated under the laws of the State of Utah on August 19, 1983 as Evica Resources, Inc. The Company changed its name to American Arms, Inc. on April 5, 1984, and then changed its name to Dolce Ventures, Inc. on May 21, 2002, and ultimate changed its name to Sino Gas International Holdings, Inc. on November 17, 2006.

On September 7, 2006, the Company underwent a reverse-merger with Gas Investment China Ltd. (“GIC”), an International Business Company incorporated in the British Virgin Islands, and its wholly-owned subsidiaries, involving an exchange of shares whereby the Company issued an aggregate of 14,599.942 shares to the shareholders of GIC in exchange for all of the issued and outstanding shares of GIC. For financial reporting purposes, this transaction is classified as a recapitalization of Sino Gas International Holdings, Inc. and the historical financial statements of Gas Investment China Co. Ltd.

The Company is a natural gas services operator, principally engaging in the investment, operation and management of city gas pipeline infrastructure, in the distribution of natural gas to residential and industrial users, in the construction and operation gas stations, and in the development and application of natural gas related technologies. The Company owns and operates 23 natural gas distribution systems serving approximately 63,000 residential and eight commercial and industrial customers. The Company’s facilities include approximately 700 kilometers of pipeline and delivery networks (including delivery trucks) with a designed daily capacity of approximately 70,000 cubic meters of natural gas.

The common stock of the Company is currently quoted on the National Association of Securities Dealers' Over-the-Counter Bulletin Board under the symbol “SGAS.”

Basis of Presentation and Organization

The Company’s consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

This basis of accounting differs in certain material respects from that used for the preparation of the books of account of the Company’s principal subsidiaries, which are prepared in accordance with the accounting principles and the relevant financial regulations applicable to enterprises with limited liabilities established in the PRC (“PRC GAAP”) or in the accounting standards used in the places of their domicile. The accompanying consolidated financial statements reflect necessary adjustments not recorded in the books of account of the Company’s subsidiaries to present them in conformity with US GAAP.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Method of Accounting

The Company maintains its general ledger and journals with the accrual method accounting for financial reporting purposes. The financial statements and notes are representations of management. Accounting policies adopted by the Company conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of financial statements, which are compiled on the accrual basis of accounting.

(b)	Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ materially from those estimates.

(c)	Economic and political risks

The Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

(d)	Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries (“the Group”). Significant inter-company transactions have been eliminated in consolidation. Investments in which the company has a 20 percent to 50 percent voting interest and where the company exercises significant influence over the investor are accounted for using the equity method.

The Company owned its subsidiaries soon after its inception and continued to acquire and own the equity interests throughout the reporting periods. The following table depicts the identities of the consolidating subsidiaries as of September 30, 2007 and 2006 (whichever applicable 2006).

Name of Company	Place of Incorporation	Date of Incorporation	Beneficiary interest %	Equity Interest %	Registered Capital
	The British
GAS Investment China Co., Ltd.	Virgin Islands	6/19/2003	100	100	USD 10,000,000

	The British
Sino Gas Construction Limited	Virgin Islands	1/9/2007	100	100	USD 50,000

Sino Gas Investment Development Limited	The British Virgin Islands	1/9/2007	100	100	USD 50,000

Beijing Zhong Ran Wei Ye Gas Co., Ltd	PRC	8/29/2001	100	100	RMB 112,000,000

Peixian Weiye Gas Co., Ltd	PRC	8/22/2005	100	90	RMB 5,000,000

Sihong Weiye Gas Co., Ltd	PRC	12/3/2004	100	95	RMB 10,000,000

Wuhe Weiye Gas Co., Ltd	PRC		100	100	RMB 3,000,000

Changli Weiye Gas Co., Ltd	PRC	12/8/2006	100	100	RMB 3,000,000

Yutian Zhongran Weiye Gas Co., Ltd	PRC	12/19/2003	100	90	RMB 3,000,000

Yuxian Jinli Gas Co., Ltd	PRC	11/8/2005	100	100	RMB 9,500,000

Zhangjiakou City Xiahuayuan Jinli Gas Co., Ltd.	PRC	9/30/2005	100	100	RMB 2,000,000

Wuqiao Gas Co., Ltd	PRC	6/30/2004	100	95	RMB 2,000,000

Jinzhou Weiye Gas Co., Ltd	PRC	7/19/2004	100	95	RMB 5,000,000

Shenzhou Weiye Gas Co., Ltd	PRC	12/23/2005	100	95	RMB 3,000,000

Ningjin Weiye Gas Co., Ltd	PRC	12/3/2003	100	95	RMB 3,000,000

Linzhang Weiye Gas Co., Ltd	PRC	7/6/2005	100	85	RMB 1,000,000

Hengshui Weiye Gas Co., Ltd	PRC	12/20/2005	100	100	RMB 3,000,000

Longyao Zhongran Weiye Gas Co., Ltd	PRC	10/13/2005	100	95	RMB 3,000,000

Xingtang Weiye Gas Co., Ltd	PRC	2/18/2004	100	95	RMB 3,000,000

Gucheng Weiye Gas Co., Ltd	PRC		100	100	RMB 3,000,000

Langfang Development Region Weiye
Dangerous Goods Transportation Co., Ltd	PRC	3/22/2005	100	95	RMB 1,000,000

Beijing Chenguang Gas Ltd.	PRC	10/30/2002	100	100	RMB 20,000,000

Xinji Zhongchen Gas Co., Ltd	PRC	2/7/2007	100	100	RMB 3,000,000

Shijiazhuang Chenguang Gas Co., Ltd	PRC		100	100	RMB 2,000,000

Luquan Chenguang Gas Co., Ltd	PRC		100	100	RMB 2,000,000

Chenan Chenguang Gas Co., Ltd	PRC	1/23/2007	100	100	RMB 1,500,000

Nangong Weiye Gas Co., Ltd	PRC	6/25/2007	100	100	RMB 3,000,000

Sishui Weiye Gas Co., Ltd	PRC	12/22/2004	100	95	RMB 3,000,000

Guannan Weiye Gas Co., Ltd	PRC	6/19/2003	100	100	RMB 9,510,000

Sixian Weiye Gas Co., Ltd	PRC	9/3/2007	100	100	RMB 3,000,000

Baishan Weiye Gas Co., Ltd	PRC	7/13/1007	100	100	RMB 15,000,000

(e)	Cash and Cash Equivalents

The Company considers all cash and other highly liquid investments with initial maturities of three months or less to be cash equivalents.

(f)	Accounts and Other Receivable

Accounts and other receivable are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts, as needed. The Company extends unsecured credit to customers in the normal course of business and does not accrue interest on trade accounts receivable.

(g)	Advances to Suppliers

Advances to suppliers represent the cash paid in advance for purchasing raw materials. The advances to suppliers are interest free and unsecured.

(h)	Investments in Equity Securities

The consolidated statement of income includes the Group's share of the post-acquisition results of its associate for the year. In the consolidated balance sheet, investments in equity securities are stated at the Group's share of the net assets of the associates plus the premium paid less any discount on acquisition in so far as it has not already been amortized to the statement of income, less any identified impairment loss.

Nominal
Name of	Place	Form of		Value of
Associate	of	Business	Registered	Registered	Principal
Company	Registration	Structure	Capital	Capital	Activities
Beijing Zhongran Xiangke Oil Gas Technology Co. Ltd	PRC	Sino-foreign equity joint venture	RMB 20,000,000	40	Trading of natural gas and gas pipeline construction

Beijing Zhongran Xiangke Oil Gas Technology Co. Ltd is the Group's 40% owned joint Venture company and is principally engaged in sale of compressed natural gas to domestic households and industrial around sub-urban areas of Beijing and part of sub-urban areas in Hebei Province and Tianjin.

(i)	Accounting for the Impairment of Long-Lived Assets

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

During the reporting periods, there was no impairment loss.

(j)	Plant and Equipment

Plant and equipment, other than construction in progress, are stated at cost less depreciation and amortization and accumulated impairment loss.

Plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows:

Gas Pipelines	25 years
Motor Vehicles	10 years
Machinery & Equipment	20 years
Buildings	25 years
Leasehold Improvements	25 years
Office Equipment	8 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

(k)	Intangible Assets

Intangible assets, are stated at cost less amortization and accumulated impairment loss. Amortization is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the intangibles are as follows:

Land use rights	40 - 50 years
Franchises	30 years
Other intangibles	3 years

(l)	Construction in progress

Construction in progress represents the cost of constructing pipelines and is stated at cost. Costs comprise direct and indirect incremental costs of acquisition or construction. Completed items are transferred from construction in progress to the gas pipelines of fixed assets when they are ready for their intended use. The major cost of construction relates to construction materials, direct labor wages and other overhead. Construction of pipeline, through which to distribute natural gas, is one of the Group’s principal businesses. The Group builds city main pipeline network and branch pipeline network to make gas connection to resident users, industrial, and commercial users, with the objective of generating revenue on gas connection and gas usage fees collected from these customers. As at September 30, 2007, the pipelines under construction include mainly the projects in several cities of Hebei and Jiangsu province, and in Beijing. These projects, once completed, will significantly increase the gas supply capacity.

(m)	Unearned Revenue

Unearned revenue represents prepayments by customers for gas purchases and advance payments on construction and installation of pipeline contracts. The Company records such prepayment as unearned revenue when the payments are received.

(n)	Financial Instruments

The carrying amounts of all financial instruments approximate fair value. The carrying amounts of cash, accounts receivable, accounts payable and accrued liabilities approximate fair value due to the short-term nature of these items. The carrying amounts of borrowings approximate the fair value based on the Company’s expected borrowing rate for debt with similar remaining maturities and comparable risk.

(o)	Foreign Currency Translation

The accompanying consolidated financial statements are presented in United States dollars. The functional currency of the Company is the Renminbi (RMB). The consolidated financial statements are translated into United States dollars from RMB at year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

	9/30/2007	12/312006	9/30/2006
Months end RMB : US$ exchange rate	7.5176	7.8175	7.91679
Average monthly RMB : US$ exchange rate	7.67578	7.9819	8.01830

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

(p)	Revenue Recognition

Revenue is recognized when services are rendered to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

Net sales consist of gas and connection fee revenue. Cost of sales includes gas and connection cost.

Gas connection revenue is recognized when the outcome of a contract can be estimated reliably and the stage of completion at the balance sheet date can be measured reliably.

Sales of natural gas are recognized when goods are delivered and title has passed.

(q)	Other Income

Other income represents the Group’s share of post- acquisition results of its investment in equity securities for the year.

(r)	Income Taxes

Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. As of September 30, 2007, there was no significant book to tax differences.

Pursuant to the tax laws of PRC, general enterprises are subject to income tax at an effective rate of 33%. Beijing Gas is in the natural gas industry whose development is encouraged by the government. According to the income tax regulation, any company engaged in the natural gas industry enjoys a favorable tax rate. Also, Beijing Gas is exempt from corporate income tax for its first two years and is then entitled to a 50% tax reduction for the succeeding three years. The Company’s first profitable tax year was 2003. Accordingly, the Company’s income is subject to a reduced tax rate of 7.5%. From 2008 onwards, the Company’s income is subject to a reduced tax rate of 9%. Subsidiaries of Beijing Gas are subject to the effective rate of 33%.

(s)	Advertising

The Group expensed all advertising costs as incurred

(t)	Concentration of Credit Risk

Concentration of credit risk is limited to accounts receivable and is subject to the financial conditions of major customers. The Company does not require collateral or other security to support accounts receivable. The Company conducts periodic reviews of its clients’ financial condition and customers’ payment practices to minimize collection risk on accounts receivable.

(u)	Retirement Benefits

Retirement benefits in the form of contributions under defined contribution retirement plans to the relevant authorities are charged to the statements of income as incurred.

(v)	Statutory Surplus Reserves

As stipulated by the Company Law of the People's Republic of China (PRC) as applicable to Chinese companies with foreign ownership, net income after taxation can only be distributed as dividends after appropriation has been made for the following:

i.	Making up cumulative prior years' losses, if any;

ii.
Allocations to the "Statutory surplus reserve" of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's registered capital;

iii.
Allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company's "Statutory common welfare fund", which is established for the purpose of providing employee facilities and other collective benefits to the Company's employees; and

iv.	Allocations to the discretionary surplus reserve, if approved in the shareholders' general meeting.

(w)	Statement of Cash Flows

In accordance with Statement of SFAS 95, “Statement of Cash Flows”, cash flows from the Company’s operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

(x)	Comprehensive Income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other consolidated financial statements. The Company’s current component of other comprehensive income is the foreign currency translation adjustment.

(y)	Recent Accounting Pronouncements

In July 2006, the FASB issued FIN 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109, which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that the Company recognizes in its consolidated financial statements the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for the Company on January 1, 2007, with the cumulative effect of the change in accounting principle, if any, recorded as an adjustment to opening retained earnings.

In September 2006, the FASB issued SFAS 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, where fair value is the relevant measurement attribute. The standard does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.

In September 2006, the SEC issued SAB No. 108, which provides guidance on the process of quantifying financial statement misstatements. In SAB No. 108, the SEC staff establishes an approach that requires quantification of financial statement errors, under both the iron-curtain and the roll-over methods, based on the effects of the error on each of the Company’s financial statements and the related financial statement disclosures. SAB No.108 is generally effective for annual financial statements in the first fiscal year ending after November 15, 2006. The transition provisions of SAB No. 108 permits existing public companies to record the cumulative effect in the first year ending after November 15, 2006 by recording correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings.

The management of the Company does not anticipate that the adoption of these three standards will have a material impact on these consolidated financial statements.

3.    CAPITALIZATION

On September 7, 2007, the Company entered into a Securities Purchase Agreement with a number of accredited investors providing for the sale to the investors of a total of 8,340,762 shares of the Company’s common stock at $2.25 per share for an aggregate purchase price of $18,766,721.05. The following table depicts consummation of the transaction on September 13, 2007 with respect to the gross and net proceeds of this share transaction:

Gross Proceeds: Sale of 8,340,762 common shares at $2.25 per share	$18,766,721.05

Less: Compensation paid to Vision for cancellation of E&J Warrants of 1,988,698 and 1,094,891 totaling 3,083,589 shares respectively	3,016,721.25
15,749,999.80

Less: Placement Agent Fees; Expenses of this issue	1,957,132.99
Net Proceeds	$13,792,866.81

As part of the financing, the Company has simplified its capital structure by canceling or repurchasing some its outstanding warrants from the holders. As consideration for the purchase of the Series A, B and D warrants and the cancellation of the Series E & J warrants, the Company will pay to the prior investors $3.5 million in cash, issue a warrant for the purchase of 271,074 common shares, and issue 770,897 shares of Series B preferred stock. In exchange of the prior investors waiving their right to receive shares of Series B preferred stock under anti-dilution provisions of the relevant stock purchase agreement, the Company agreed to issue to them 700,000 additional shares of Series B preferred stock.

The above-mentioned 770,897 and 700,000 shares of Series B preferred stock have in fact been issued to the related prior investors at $0.001 par value per share during September 2007.

As a result of the above recapitalization plan, the Company has cancelled most of its outstanding warrants and clarified its capital structure without dilution of its equity base.

4.  OTHER RECEIVABLES

Other receivables at September 30, 2007 consist of the following:

	9/30/2007	12/31/2006
Deposits and prepayments	$1,134,309	$543,013
Amounts due from employees	113,237	86,464
Sundry receivables	-	634,323
	$1,247,546	$1,263,800

Amounts due from employees are advances for business traveling and purchases of consumables. All the amounts due from employees/shareholders are unsecured, interest free, and have no fixed repayment terms.

5.   INVESTMENTS IN EQUITY SECURITIES

	9/30/2007	12/31/2006
As at January 1	$2,939,029	$2,443,378
Changes due to foreign currency translation	192,293	495,651

As of September 30 / December 31	$3,131,322	$2,939,029

6.  INTANGIBLE ASSETS

Intangible assets consist of the following as of September 30, 2007:

	9/30/2007	12/31/2006
At Cost
Land use rights	$121,445	$112,565
Franchises	355,256	336,318
Other intangibles	169,676	8,947

	646,377
Less: Accumulated amortization	(291,886)

	$354,491	$457,830

The Group operates as a local natural gas distributor in a city or county, known as an operation location, under an exclusive franchise agreement between the Group and the local government or entities in charge of gas utility. Franchises are the rights to develop sites in Anping and Jinzhou in China. They are stated at cost less accumulated depreciation.

7.  PLANT AND EQUIPMENT, NET

Plant and Equipment consist of the following as of September 30, 2007:

	9/30/2007	12/31/2006
At Cost
Gas Pipelines	$14,632,670	$8,255,231
Motor Vehicles	4,428,483	2,204,621
Machinery & Equipment	862,857	273,943
Buildings	1,363,667	89,799
Leasehold Improvements	384,358	47,543
Office Equipment	158,633	67,774

	$21,830,668	$10,938,911

Less: Accumulated depreciation	(1,624,439)	(10,938,911)

	$20,206,229	$10,608,530

8.  OTHER PAYABLES

Other payables at September 30, 2007 consist of the following:

	9/30/2007	12/31/2006
Employees’ welfare payables	$132,688	$56,584
Amount due to employees	-	11,360
Contract payable	4,743,936	-
Tax payable	-	1,089,804
Loan from an unrelated company - Beijing Qian Shi Li	246,350	-
Loan from an unrelated company - Qinghua Yangguang	13,302	-
Loan from an unrelated company - Chenguang Weizhong	399,064
Sundry payables	167,069	632,752

	$5,702,409	$1,790,500

All the amounts due to employees are unsecured, interest free, and have no fixed repayment terms. Loans from Beijing Qian Shi Li Technology Development Co., Ltd (Qian Shi Li) , Qinghua Yangguang and Chenguang Weizhong are unsecured, interest free, and have no fixed repayment terms.

9.  INCOME TAX

In accordance with the relevant tax laws and regulations of PRC, the corporation income tax rate is 33%. However, in accordance with the relevant taxation laws in the PRC, the Group is eligible for tax concessions and was exempted from part of the PRC income taxes for the year.

The following table accounts for the differences between the actual tax provision and the amounts obtained by applying the applicable PRC corporation income tax rate of 33% to income before taxes for the nine months ended September 30,

	9/30/2007	12/31/2006
Income before taxation	$3,510,026	$2,372,435

Provision for income taxes at PRC income tax rate	1,158,309	782,904
Effect of tax exemption granted to the Group	(903,079)	(599,149)

Income tax	$255,230	$183,755

10.  SEGMENT INFORMATION

The Company has contracted with customers usually in two revenue segments altogether, one is for the construction and installation of gas facilities and another one is the subsequent sales of gas to that customers through the gas facilities the Company constructs. However, the respective gas facilities contracts and gas supply contracts have separately provided for the basis of revenue recognition and distinctive from each other for the relevant cost-and-revenue to be incurred and hence separate calculation and subsequent payment of fees for respective business without any interdependence on each other in this respect.

For management purposes, the company is currently organized into two major operating divisions - gas pipeline construction (installation of gas facilities) and sales of piped gas. These principal operating activities are the basis on which the Company reports its primary segment information.

2007	Gas pipeline	Sales of
	construction	piped gas	Consolidated
Turnover	$5,997,716	4,888,896	10,886,612
Cost of sales	(1,348,258)	(4,348,660)	(5,696,918)

Segment result	$4,649,458	540,236	5,189,694

2006	Gas pipeline	Sales of
	construction	piped gas	Consolidated
Turnover	$3,104,605	1,866,551	4,971,156
Cost of sales	(469,824)	(1,379,304)	(1,849,128)

Segment result	$2,634,781	487,247	3,122,028

The Company's operations are located in the PRC. All revenue is from customers in the PRC. All of the Company’s assets are located in the PRC. Sales of piped gas and gas pipeline construction are carried out in the PRC. Accordingly, no analysis of the Company's sales and assets by geographical market is presented.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Articles of Incorporation. Our Articles of Incorporation provide that to the fullest extent permitted by the Utah Business Corporation Act as the same exists or may hereafter be amended, a director, officer of our corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer.

Utah Corporation Law
Section 16-10a-902. of the Utah Revised Business Corporation Act (“Act”) provides:

Authority to indemnify directors.

      (1) Except as provided in Subsection (4), a corporation may indemnify an individual made a party to a proceeding because he is or was a director, against liability incurred in the proceeding if:

      (a) his conduct was in good faith; and

      (b) he reasonably believed that his conduct was in, or not opposed to, the corporation's best interests; and

      (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

      (2) A director's conduct with respect to any employee benefit plan for a purpose he reasonably believed to be in or not opposed to the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of Subsection (1)(b).

      (3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

      (4) A corporation may not indemnify a director under this section:

      (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

      (b) in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in his official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit.

      (5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

Section 16-10a-903 of the Act provides:

Mandatory indemnification of directors.

      Unless limited by its articles of incorporation, a corporation shall indemnify a director who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue, or matter in the proceeding, to which he was a party because he is or was a director of the corporation, against reasonable expenses incurred by him in connection with the proceeding or claim with respect to which he has been successful.

Section 16-10a-905 of the Act provides:

Court-ordered indemnification of directors.

      Unless a corporation's articles of incorporation provide otherwise, a director of the corporation who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification in the following manner:

      (1) if the court determines that the director is entitled to mandatory indemnification under Section 16-10a-903, the court shall order indemnification, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification; and

      (2) if the court determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the applicable standard of conduct set forth in Section 16-10a-902 or was adjudged liable as described in Subsection 16-10a-902(4), the court may order indemnification as the court determines to be proper, except that the indemnification with respect to any proceeding in which liability has been adjudged in the circumstances described in Subsection 16-10a-902(4) is limited to reasonable expenses incurred.

Section 16-10a-907 of the Act provides:

Indemnification of officers, employees, fiduciaries, and agents.

      Unless a corporation's articles of incorporation provide otherwise:

      (1) an officer of the corporation is entitled to mandatory indemnification under Section 16-10a-903, and is entitled to apply for court-ordered indemnification under Section 16-10a-905, in each case to the same extent as a director;

      (2) the corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and

      (3) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth estimated expenses we expect to incur in connection with the resale of the shares being registered. All such expenses are estimated except for the SEC registration fee.

SEC registration fee	$1,000.00
Printing expenses	$1,500.00
Fees and expenses of counsel for the Company	$45,000.00
Fees and expenses of accountants for Company	$10,000.00
Miscellaneous	$2,000.00

Total	$59,000.00

Item 26. Recent Sales of Unregistered Securities.

Private Placement of Common Stock, Series B Stock and Warrants

On September 7, 2007, the Company entered into a securities purchase agreement with a number of Investors including Vision Opportunity Master Fund, Inc., providing for the sale to the Investors of a total of 8,340,762 shares of the Company’s Common Stock for an aggregate purchase price of $18,766,700 (or $2.25 per Share).

Simultaneously, the Company entered into a Warrant Purchase Agreement, Amendment and Waiver (“WPA”) with the holders of its outstanding Warrants and Series B Preferred Stock, who acquired those securities in transactions in the September and October private financings of 2006 (the “Prior Investors”). Under the WPA, The Company is to purchase all of its outstanding Class A and Class B Warrants from the Prior Investors for $3,500,000. Class C Warrants are to be amended as follows: The exercise price is to be changed to $3.375; the anti-dilution provision is deleted in its entirety and a call provision is to be added. The Company is to purchase the Class D Warrants from the Prior Investors for a purchase price of 770,897 shares of Series B Preferred Stock. All of the outstanding Class J Warrants (totaling 1,988,698 warrants) and all of the outstanding Class E Warrants (totaling 1,094,891 warrants) are to be exchanged for the right to purchase up to 3,083,589 Shares in the current financing and all the investors did exercise this right by purchasing all the shares granted. In addition, Kuhns Brothers, Inc. was granted a series G warrants to purchase 109,489 shares of Preferred B stock at a price of $3.84 per share. A series F warrants were granted to the investors to purchase 271,074 shares of common stock at $4.84 per share. A series R Placement Agent Warrants were granted to Roth Capital Partners, LLC to purchase 271,074 shares of common stock at $4.84 per share.

Private Placement of Series B Stock and Warrants

On September 7, 2006, we entered into and closed a stock purchase transaction with Vision Opportunity Master Fund, Ltd., SEI Private Trust Co. FAO - The JM Smucker Co. Master Fund, and Coronado Capital Partners LP, pursuant to which we issued, for an aggregate of $6,876,800 in gross cash proceeds, to the investors, an aggregate of 2,509,782 shares of our series B convertible preferred stock, and series A, B, J, C and D warrants to purchase shares of our common stock as described below, and to Kuhns Brothers, Inc., the financial advisor and placement agent, and its designees, an aggregate of 635,822 shares of our series B convertible preferred stock, and warrants to purchase shares of our common stock as described below.

On October 20, 2006, we entered into and closed a stock purchase transaction with Vision Opportunity Master Fund, Ltd., Nite Capital LP and Ijaz Malik, pursuant to which we issued to the investors, for an aggregate of $2,404,800 in gross cash proceeds, an aggregate of 877,664 shares of our series B convertible preferred stock, at $2.74 per share, and series A, B, J, C and D warrants as described below.

The series A warrants allow their holders to purchase an aggregate of 3,854,599 shares of our common stock at $3.84 per share. The series B warrants allow their holders to purchase an aggregate of 1,693,723 shares of our common stock at $5.48 per share. The series J warrants allow their holders to purchase an aggregate of 3,083,588 shares of our common stock at $3.01 per share. The series C warrants allow their holders to purchase an aggregate of 3,083,588 shares of our common stock at $4.22 per share. The series D warrants allow their holders to purchase an aggregate of 1,541,794 shares of our common stock at $6.03 per share.

The series A and B warrants are exercisable for a term of five years. Each series J warrant is exercisable for a period of twelve (12) months following its issuance. Each series C or D warrant is only exercisable once the holder has exercised his or its series J warrant, and for the same number of shares of common stock that the holder’s series J warrant was exercised for. The terms of the series C and D warrants are for five years following the date of issuance of such series C or D warrants, as applicable.

The total proceeds from the September and October financing were $9,281,600. The financing fees paid to placement agent were 635,822 shares of preferred B stock worth total of $1.7 million ($2.74/share) and a warrant to purchase an aggregate of 241,708 shares of our common stock at $3.84 per share.

Registration Rights Agreements

In connection with the Securities Purchase Agreement, the Company entered into a registration rights agreement with the Investors on September 7, 2007 (the “New Investors Registration Rights Agreement.” The New Investors Registration Rights Agreement requires the Company to file with the SEC a "resale" registration statement on Form SB-2, providing for the resale of all of the Shares for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with the September and October 2006 stock purchase agreements, we entered into registration rights agreements with the investors of the series B convertible preferred stock on September 7, 2006 and October 20, 2006 (as amended on Sept. 7, 2007), respectively. Pursuant to these registration rights agreements, we are required to file with the SEC a "resale" registration statement on Form SB-2, providing for the resale of all share of our common stock issuable upon conversion of the series B convertible preferred stock and shares of our common stock issuable upon exercise of our warrants, and 1,314,405 shares of common stock issued upon conversion of series A convertible preferred stock issued to certain shareholders of Gas (BVI) pursuant to the share exchange transaction.

Lock-Up Agreement

Simultaneously and in connection with our entry into the stock purchase agreement on September 7, 2006, we entered into a Lock-Up Agreement with the Gas (BVI) Shareholders, pursuant to which the Gas (BVI) Shareholders agreed to not transfer any of the shares of our common stock issuable upon conversion of the series A convertible preferred stock issued in the share exchange transaction described above during the period commencing on the closing date of the stock purchase agreement and expiring on the date that is the later of one year following the closing date of the stock purchase agreement or six months following the effective date of the registration statement filed by us with the SEC providing for the resale of the shares of common stock issuable upon conversion of the series A convertible preferred stock and exercise of any warrants; provided, however, that no Gas (BVI) Shareholder shall, during the twelve months following such period, sell more than one-twelfth of their total holdings of our common stock or series A convertible preferred stock during any one month. The foregoing description of the Lock-Up Agreement is qualified in its entirety by the text of the agreement.

Consulting Agreement

On August 8, 2006, we entered into a Consulting Agreement with Kuhns Brothers, Inc., whereby Kuhns bothers agreed to provide financial advisory and private placement services. With respect to the Series B Preferred Stock it received as compensation for its services, Kuhns Brothers designated the following persons to receive a portion of the series B convertible preferred shares:

Name	Shares
“James” Tie Li	27,373
Sam Shoen	25,875
Paul Kuhns	5,175
Kuhns Brothers, Inc.	113,847
John Kuhns	56,925
Mary Fellows	56,925
Vision Opportunity Master Fund, Ltd.	286,120
Belmont Partners, LLC	31,791
Guzov Ofsink, LLC	31,791

Share Exchange Agreement and the Issuance and Conversion of Series A Stock

On September 7, 2006, we entered into and consummated a share exchange agreement with the holders of all of the outstanding capital stock of Gas (BVI), which were: Eloten Group Ltd., Leading King Investment Limited, Zhimin Zhong, Shuwang Li , Si Chen, Shunying Xiang, Shun Ching, Xiaobing Liu, Qinghui Zhuo, Shukui Bian, Fang Chen, Jianzhong Shang and Weidong Wang, or, collectively, the Gas (BVI) shareholders.

Pursuant to the terms of the share exchange agreement, we issued an aggregate of 14,361,646 shares of our series A convertible preferred stock in exchange for the 9,950,000 shares of common stock of Gas (BVI) held by the Gas (BVI) shareholders, which constituted all of Gas (BVI)’s capital stock. Each share of series A convertible preferred stock was converted automatically into one share of our common stock, par value $0.001 per share, upon the completion of the 304.44-for-1 reverse stock-split of our common stock. Therefore, the shares of series A convertible preferred stock issued to the Gas (BVI) Shareholders were automatically converted into an aggregate of 14,361,646 shares of our common stock.

As a result of the consummation of the share exchange transaction, we ceased being a shell company as such term is defined in Rule 12b-2 under the Exchange Act. Gas (BVI) is now our wholly-owned subsidiary, and Beijing Gas is now our indirectly wholly-owned subsidiary in the PRC.

Item 27. Exhibits.

Exhibit Number
3.1	Articles of Incorporation, as amended on November 14, 2006 incorporated by reference from 10-Q filed on August 20, 2007.

3.2	Bylaws.

3.3	Certificate of Designations authorizing the Series A Convertible Preferred Stock.

3.4	Amended and Restated Certificate of Designations authorizing the Series B Convertible Preferred Stock.

4.1	Series B Stock Purchase Agreement, dated as of September 7, 2006, by and among, Dolce Ventures, Inc., Vision Opportunity Master Fund, Ltd. and each of the other investors party thereto.

4.2	Registration Rights Agreement, dated as of September 7, 2006, by and between, Dolce Ventures, Inc., Vision Opportunity Master Fund, Ltd.

4.3	Lock-Up Agreement, dated as of September 7, 2006, by and among, Dolce Ventures, Inc., Leading King Investment Limited, Eloten Group, Ltd., Cheng Fang and certain other parties named therein.

4.4	Form of Series A Warrant.

4.5	Form of Series B Warrant.

4.6	Form of Series C Warrant.

4.7	Form of Series D Warrant.

4.8	Form of Series J Warrant.

4.9	Share Exchange Agreement dated as of September 7, 2006, by and between, Dolce Ventures, Inc., Yu-chuan Liu, and each of the other parties named therein.

4.10	Stock Purchase Agreement dated as of August 24, 2006, by and between, Gas Investment China Co., Ltd. and each of the other parties named therein.

4.11	Consulting Agreement dated August 8, 2006, by and between Kuhns Brothers, Inc. and Dolce Ventures, Inc.

4.12	Engagement Letter dated Feb 15, 2006, by and between, Beijing Zhong Ran Wei Ye Gas Co., Ltd. and Kuhns Brothers, Inc.

4.13	Escrow Agreement dated September 7, 2006, by and between, Gas Investment China Co., Ltd., Vision Opportunity Master Fund, Ltd. and Kramer Levin Naftalis & Frankel LLP.

4.14	Securities Purchase Agreement dated as of September 7, 2007 by and among the Company and the investors named therein.

4.15	Registration Rights Agreement dated as of September 7, 2007 by and among the Company and the investors named therein.

4.16	Make Good Escrow Agreement dated as of September 7, 2007 by and between the Company, the investors and Manufacturers and Traders Trust Company, as escrow agent.

4.17	Series B Stock Purchase Agreement, dated as of October 20, 2006, by and among, Dolce Ventures, Inc., and each of the other investors named therein.

4.18	Registration Rights Agreement, dated as of October 20, 2006, by and between, Dolce Ventures, Inc., and each of the other investors named therein.

4.19	Form of Lock-Up Agreement, by and among, Docle Ventures, Inc., and certain other parties named therein.

5.1	Legal Opinion by Lewis, Hansen, Waldo & Pleshe, 8 East Broadway, Suite 410, Salt Lake City, Utah, 84111.

10.1	Urban Gas Development Agreement with Jinzhou Town

10.2	Municipal Public Utilities Franchise Agreement with Yutian County

10.3	Urban Gas Development Agreement with Yutian County

10.4	Urban Gas Development Agreement with Wuqiao County

10.5	The Agreement on Developing the Pipeline Gas Project with Xintang County

10.6	Urban Gas Development Agreement with Linzhang County

10.7	Urban Gas Development Agreement with Ningjin County

10.8	Urban Gas Development Agreement with Luquan County

10.9	Gas Supply Contract- Henan Zhongyuan Lvneng High-Tech Co., Ltd

10.10	Gas Supply Contract-PetroChina Huabei Oilfield Company

10.11	Gas Supply Contract-Tianjin Dagang Oilfield Transportation Co., Ltd

10.12	Gas Supply Contract-Hebei Natural Gas Co., Ltd

10.13	Gas Supply Contract-Xinjiang Guanghui LNG Development Co., Ltd

10.14	Pipe Gas Franchise Agreement for Baishan City

10.15	Pipe Gas Franchise Agreement for Si County

10.16	Pipe Gas Franchise Agreement for Xiahuayuan District

10.17	Pipe Gas Franchise Agreement for Yu County

10.18	Pipe Gas Franchise Agreement for Wuhe County

10.19	Pipe Gas Franchise Agreement for Zaoqiang County

10.20	The Cooperation Agreement on Gas Project in Xinji Town

10.21	The Cooperation Agreement with Chengan County

10.22	Urban Gas Development Agreement with Nangong Town

10.23	Pipe Gas Franchise Agreement for Pei County

10.24	Urban Gas Development Agreement with Gucheng County

10.25	Urban Pipe Natural Gas Project Development Agreement with Sihong County

10.26	Urban Gas Development Agreement with Changli County

10.27	Urban Gas Development Agreement with Shenzhou Town

10.28	Urban Gas Development Agreement with Longyao County

16.1	Letter dated September 7, 2006 from Dolce Ventures, Inc. to Robison, Hill & Co.

16.2	Letter dated September 12, 2006 from Robison, Hill & Co. to the SEC.

21.1*	List of Subsidiaries.

23.1	Consent of Lewis, Hansen, Waldo & Pleshe, as part of Exhibit 5.1.

23.2	Consent of Samuel H. Wong & Co. LLP.
 * Filed herewith

Item 28. Undertakings.

(a) The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that:

A. Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

B. Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

5. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i. If the registrant is relying on Rule 430B (230.430B of this chapter):

A. Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or made in any such document immediately prior to such effective date; or

ii. If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 1 to Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China on January 22, 2008.

Sino Gas International Holdings, Inc.

Date: January 22, 2008	By:	/s/ Yuchuan Liu
Yuchuan Liu, Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signatures	Title	Date

/s/ Yuchuan Liu	Chief Executive Officer and Director	January 22, 2008
Yuchuan Liu	(Principal Executive Officer)

/s/ Vincent Hu	Chief Financial Officer	January 22, 2008
Vincent Hu	(Principal Financial and Accounting Officer)

/s/ Guowei Chen	Director	January 22, 2008
Guowei Chen

/s/ Quandong Sun	Director	January 22, 2008
Quandong Sun

/s/ Fang Chen	Director	January 22, 2008
Fang Chen